Registration No. 333-
     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 29, 2004
================================================================================
                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           CHINDEX INTERNATIONAL, INC.
             (Exact Name of Registrant as Specified in its Charter)

         DELAWARE                      5047                   13-3097642
        (State of              (Primary S.I.C. Code          (IRS Employer
      Incorporation)                  Number)             Identification No.)

                             7201 WISCONSIN AVENUE,
                               BETHESDA, MD 20814
                                 (301) 215-7777
  (Address, including zip code and telephone number, of registrant's principal executive offices)
                                 ROBERTA LIPSON
                                    PRESIDENT
                           CHINDEX INTERNATIONAL, INC.
                             7201 WISCONSIN AVENUE,
                               BETHESDA, MD 20814
                                 (301) 215-7777
  (Name, address, including zip code and telephone number, including area code, of agent for service)
                                    COPY TO:
                                  GARY J. SIMON
                            HUGHES HUBBARD & REED LLP
                             ONE BATTERY PARK PLAZA
                               NEW YORK, NY 10004
                          TELEPHONE NO.: (212) 837-6000
                         TELECOPIER NO.: (212) 422-4726
   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this registration statement.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |_|
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|
                         CALCULATION OF REGISTRATION FEE
================================================================================
                                               PROPOSED   PROPOSED
                                                MAXIMUM   MAXIMUM
                                               OFFERING   AGGREGATE   AMOUNT OF
   TITLE OF EACH CLASS OF      AMOUNT TO BE    PRICE PER  OFFERING  REGISTRATION
SECURITIES TO BE REGISTERED     REGISTERED    SECURITY(1)  PRICE(1)      FEE
--------------------------------------------------------------------------------
Common stock, par value      1,890,000
$0.01 per share.............  shares(2)(3)      $12.50    $23,625,000 $2,993.29
--------------------------------------------------------------------------------
Warrants to purchase common  390,000
stock....................... warrants(4)          --          --          --
--------------------------------------------------------------------------------
  Total registration fee.............................................$2,993.29
================================================================================
(1) The price is estimated in accordance with Rule 457(c) solely for the purpose of calculating the registration fee and is the average of the high and low prices of common stock of Chindex International, Inc. reported by The Nasdaq SmallCap Market on April 26, 2004. Pursuant to Rule 457(g), no separate registration fee is required with respect to the warrants, as they are being registered in the same registration statement as the common stock offered pursuant thereto.
(2) Includes the registration for resale of (i) 600,000 outstanding shares and 900,000 shares to be issued, all of which shares were or will be, as the case may be, issued to investors pursuant to a Securities Purchase Agreement dated as of March 31, 2004 (the "Purchase Agreement"), (ii) 300,000 shares issuable upon exercise of outstanding warrants to purchase 120,000 shares and warrants to be issued to purchase 180,000 shares, all of which warrants were or will be, as the case may be, issued to investors pursuant to the Purchase Agreement, and (iii) 90,000 shares issuable upon exercise of outstanding warrants to purchase 36,000 shares and warrants to be issued to purchase 54,000 shares, all of which warrants were or will be, as the case may be, issued to the placement agent in connection with the Purchase Agreement.
(3) In the event of a stock split, stock dividend or similar transaction involving the common stock of the registrant, in order to prevent dilution, the number of shares of common stock registered hereby shall be automatically adjusted to cover the additional shares of common stock in accordance with Rule 416.
(4) Includes the registration for resale of the warrants to purchase 300,000 shares described in clause (ii) of footnote 2 above and the warrants to purchase 90,000 shares described in clause (iii) of footnote 2 above.

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

================================================================================
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.
================================================================================

                 SUBJECT TO COMPLETION, DATED APRIL 29, 2004

                           CHINDEX INTERNATIONAL, INC.

                        1,890,000 SHARES OF COMMON STOCK
              WARRANTS TO PURCHASE 390,000 SHARES OF COMMON STOCK

                                  -------------

      The selling security holders of Chindex International, Inc. listed beginning on page 47 of this prospectus, may offer for sale:

      o 1,500,000 shares of our common stock issued to them by us in a private placement, of which 600,000 shares are outstanding and 900,000 shares are issuable on or about May 4, 2004;

      o warrants to purchase 390,000 shares of our common stock issued or issuable to the selling security holders in the same private placement, of which warrants to purchase 156,000 shares are outstanding and warrants to purchase 234,000 are issuable on or about May 4, 2004; and

      o 390,000 shares of our common stock to be acquired by the selling security holders upon exercise of the warrants.

      This prospectus also covers our issuance to BONA FIDE transferees of the selling security holders (but not to the selling security holders themselves) of the 390,000 shares of our common stock issuable upon exercise of the warrants. The warrants may be exercised at any time before April 1, 2009 at an initial exercise price of $12.00 per share, subject to adjustments for antidilution purposes.

      The selling security holders may offer the securities that may be sold by them under this prospectus through public or private transactions, on or off the Nasdaq SmallCap Market, at prevailing market prices or at privately negotiated prices. See "Plan of Distribution."

      This prospectus may also be used by those to whom the selling security holders may pledge, donate or transfer their securities and by other non-sale transferees. The shares of our common stock held by or issuable to the selling security holders may also be sold under Rule 144 promulgated under the Securities Act of 1933 at such time as that rule becomes available with respect to the shares, subject to compliance with the terms and conditions of the rule. See "Plan of Distribution."

      A description of our common stock and the warrants appears under "Description of Securities."

      Our common stock is currently quoted on the Nasdaq SmallCap Market under the symbol "CHDX." On April 26, 2004, the last reported sale price of a share of our common stock on the Nasdaq SmallCap Market was $12.29.

                                 -------------

      AN INVESTMENT IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS.

      THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -------------

                                     , 2004

                                TABLE OF CONTENTS


                                  PAGE                                     PAGE

Prospectus Summary..................3    Management.........................40
Risk Factors........................7    Principal Stockholders.............45
Forward-Looking Statements.........17    Selling Security Holders...........47
Use of Proceeds....................18    Description of Capital Stock.......48
Market For Common Stock............18    Shares Eligible For Future
Dividend Policy....................18    Sale...............................52
Selected Consolidated                    Plan of Distribution...............53
Financial Data.....................19    Validity of the Common Stock.......55
Management's Discussion and              Experts............................55
Analysis of Financial                    Where You Can Find Additional
Condition and Results of                 Information........................55
Operations.........................21    Index To Consolidated
Business...........................34    Financial Statements..............F-1




      As used in this prospectus, references to "Chindex," "we," "us" and "our" refer to Chindex International, Inc. and subsidiaries, unless the context otherwise requires.

                               PROSPECTUS SUMMARY

      THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, INCLUDING "RISK FACTORS" AND THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. THE DISCUSSION IN THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISK AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HEREIN. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS" AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.

                                    OVERVIEW

      Chindex, founded in 1981, is a leading American company in the healthcare sectors of the Chinese marketplace, including Hong Kong. Revenues are generated from the sale of healthcare equipment and products and the provision of healthcare services. We operate in three segments:

      o MEDICAL CAPITAL EQUIPMENT DIVISION. This division markets, sells and facilitates the export of select capital healthcare equipment and instrumentation throughout China on the basis of both exclusive and non-exclusive agreements with the manufacturers of these products. Chindex believes that it is the largest independent U.S. distributor of healthcare equipment in China. For the nine months ended December 31, 2003, the Medical Capital Equipment Division accounted for 38.0% of our revenues.

      o HEALTHCARE PRODUCTS DISTRIBUTION DIVISION. This division, through a network of wholly owned foreign subsidiaries in China, imports and distributes off-the-shelf healthcare instrumentation and health-related consumable products developed by third parties. For the nine months ended December 31, 2003, the Healthcare Products Distribution Division accounted for 43.8% of our revenues.

      o HEALTHCARE SERVICES DIVISION. This division operates our private hospital and clinics. Beijing United Family Hospital and Clinics opened in 1998 and Shanghai United Family Hospital and Clinics is scheduled to open in mid-2004. In 2002, we opened our first satellite clinic associated with Beijing United in Shunyi County outside of Beijing. For the nine months ended December 31, 2003, the Healthcare Services Division accounted for 18.2% of our revenues.

      As of December 31, 2003, we had approximately 767 full-time employees worldwide, 752 of whom resided in China and Hong Kong. In China and Hong Kong, we operate two representative offices and four subsidiary companies. We also participate in four joint ventures. We also have three subsidiaries in the Republic of Mauritius and one in the British Virgin Islands, which were established in 2001 as part of a tax restructuring plan. In addition, in 2002, we established a subsidiary in Germany in order to facilitate our participation in German Government-funded loan programs for the sale in China of medical equipment.

                             ISSUANCE OF SECURITIES

      As of March 29, 2004, we entered into a securities purchase agreement with a limited number of accredited investors pursuant to which we agreed to issue and the investors agreed to purchase at a price of $9.00 per share 1,500,000 shares of our common stock, together with warrants to purchase an additional 300,000 shares of our common stock at an exercise price of $12.00 per share, for an aggregate purchase price of $13,500,000. We sometimes refer to this financing as the "financing." The net proceeds to us from the financing, after deducting expenses of the financing including placement agent fees, are expected to be approximately $12,300,000. In connection with the financings, we also agreed to issue the placement agent five-year warrants to purchase 90,000 shares of our common stock at an exercise price of $12.00 per share. On March 31 and April 1, 2004, the initial closings of the financing occurred at which a total of 600,000 shares of our common stock together with warrants to purchase 120,000 shares of our common stock were issued to the investors. In connection with the initial closings, the placement agent was issued warrants to purchase 36,000 shares of our common stock. The final closing of the financing is expected to take place on or about May 4, 2004 at which the remaining 900,000 shares of common stock together with the remaining warrants to purchase 180,000 shares of our common stock will be issued to the investors. Pursuant to the Securities Purchase Agreement executed in connection with the financing, each investor irrevocably subscribed for and agreed to purchase the initial securities and the remaining securities, subject only to, in addition to the delivery of customary closing documentation, the completion of stockholder consent to the financing in accordance with the rules of the Nasdaq SmallCap Market as described below. In connection with the final closing, the placement agent will be issued the remaining warrants to purchase 54,000 shares of our common stock.

      The Nasdaq SmallCap Market, where our common stock is traded, prohibits us from issuing shares of our common stock in an amount greater than 20% of our outstanding common stock, if the purchase price per share in such issuance is less than the greater of book or market value of our common stock, without obtaining stockholder approval. Since the issuance of the shares was at such a lesser price, we structured the financing so that a portion of the common stock and warrants (600,000 shares of common stock and warrants to purchase 120,000 shares of common stock for aggregate gross proceeds of $5,400,000) were issued to the investors at the initial closings on March 31 and April 1, 2004 and the remaining shares and warrants will be issued to the investors at a final closing, which is expected to occur on or about 21 days after we mailed an information statement to our stockholders, or May 4, 2004.

      The investors have deposited or will deposit $8,100,000, representing the consideration to be paid for the shares and warrants to be issued to them at the final closing in an escrow fund, which will be released to us at the final closing.


                                    * * * * *

      Our principal executive offices are located at 7201 Wisconsin Avenue, Bethesda, MD 20814, and our telephone number is (301) 215-7777. Our internet address is www.chindex.com. Information on our web site is not part of this prospectus.

                                  THE OFFERING

Securities offered by the selling security    1,500,000 shares of common
holders....................................   stock<F1>; and 390,000 shares of
                                              common stock issuable upon
                                              exercise of warrants<F2>.

                                              The 1,500,000 shares of common
                                              stock were sold in a private
                                              placement to the selling security
                                              holders, who may then resell them
                                              by delivering this prospectus. The
                                              warrants to purchase 390,000
                                              shares of common stock were also
                                              included in the same private
                                              placement. The holders of those
                                              warrants may also resell the
                                              shares of common stock issuable
                                              upon exercise of those warrants by
                                              delivering this prospectus.

                                              This prospectus and the
                                              registration statement of which
                                              this prospectus is a part also
                                              covers the resale of the warrants
                                              by the selling security holders
                                              and the issuance by us of 390,000
                                              shares of common stock issuable
                                              upon exercise of the warrants to
                                              BONA FIDE transferees of the
                                              selling security holders.

Common stock outstanding as of the date of
  this prospectus..........................   3,643,152 shares of common stock


Class B common stock outstanding as of the    775,000 shares of Class B common
  date of this prospectus..................   stock.

                                              Our common stock and our Class B
                                              common stock vote together on all
                                              matters brought to a vote of
                                              stockholders. Each share of our
                                              common stock is entitled to one
                                              vote per share and each share of
                                              our Class B common stock is
                                              entitled to six votes per share.

Common stock<F3> outstanding after the
  offering assuming:
  No warrants are exercised................   5,318,152 shares of common stock
  All warrants are fully exercised.........   5,708,152 shares of common stock

Nasdaq symbol..............................   "CHDX"



----------------
<F1>
Includes 600,000 shares that are outstanding and 900,000 shares that will be issued on or about May 4, 2004.

<F2>
Includes (i) warrants to purchase 156,000 shares are outstanding (comprised of warrants to investors to purchase 120,000 shares and warrants to the placement agent to purchase 36,000 shares) and (ii) warrants to purchase 234,000 shares will be issued on or about May 4, 2004 (comprised of warrants to investors to purchase 180,000 shares and warrants to the placement agent to purchase 54,000 shares).

<F3>
Includes 4,543,152 shares of common stock and 775,000 shares of class B common stock.

Use of proceeds............................   The selling security holders will
                                              receive all of the proceeds from
                                              the sale of the shares of our
                                              common stock and we will not
                                              receive any such proceeds. We
                                              received $5,400,000 from the
                                              initial closings and will receive
                                              $8,100,000 from the final closing
                                              in net proceeds from the issuance
                                              of the shares and warrants. The
                                              foregoing assumes no exercise of
                                              the warrants. The net proceeds
                                              from the private placement are
                                              being used for capital
                                              expenditures, repayment of
                                              approximately $3.6 million of
                                              outstanding debt and for working
                                              capital and general corporate
                                              purposes.

Risk factors...............................   The securities offered under this
                                              prospectus involve a high degree
                                              of risk. You should carefully
                                              consider the factors beginning on
                                              page 7.

                                  RISK FACTORS

      YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW, TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS, BEFORE DECIDING WHETHER TO INVEST IN OUR COMMON STOCK. THE FOLLOWING RISKS AND UNCERTAINTIES ARE NOT THE ONLY ONES WE FACE. HOWEVER, THESE ARE THE RISKS OUR MANAGEMENT BELIEVES ARE MATERIAL. IF ANY OF THE FOLLOWING RISKS ACTUALLY MATERIALIZE, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE HARMED. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR A PART OF YOUR INVESTMENT.

              RISKS RELATED TO OUR BUSINESS AND FINANCIAL CONDITION

IF WE FAIL TO MANAGE OUR GROWTH, OUR OPERATIONS AND FINANCIAL RESULTS COULD BE ADVERSELY AFFECTED.

      We have expanded our operations rapidly in recent years, and we continue to explore ways to extend our product and service offerings. Our growth has placed and may continue to place a strain on our management systems, information systems, resources and internal controls. Our ability to successfully distribute products and offer services requires adequate information systems and resources, and oversight from senior management. We will need to modify and improve our financial and managerial controls, reporting systems and procedures, and other internal control and compliance procedures as we continue to grow and expand our business. If we are unable to manage our growth and improve our controls, systems and procedures, our business, results of operations and financial condition could be adversely affected.

WE DEPEND ON THE SERVICES OF OUR KEY PERSONNEL.

      Our success to a large extent depends upon the continued services of certain executive officers, particularly Roberta Lipson, the chairperson of our board of directors, chief executive officer and president and Elyse Beth Silverberg, our executive vice president and secretary. We have entered into an employment agreement with Ms. Lipson that contains non-competition, non-solicitation and confidentiality provisions, and we maintain key-person life insurance coverage in the amount of $2,000,000 on the life of Ms. Lipson. Ms. Silverberg is subject to an employment agreement that contains non-competition, non-solicitation and provisions, but we do not maintain an insurance policy on her life. The loss of service of any of our key employees could materially harm our business.

OUR BUSINESS COULD BE ADVERSELY AFFECTED BY INFLATION OR FOREIGN CURRENCY FLUCTUATION.

      Since we receive more than 60% of our revenues in local Chinese currency, we have foreign currency risk. Changes in the valuation of the Chinese Renminbi or Hong Kong dollar may have an impact on our results of operations in the future. Our subsidiaries, Chindex Tianjin, Chindex Shanghai and Beijing United, sell products and services in Renminbi. We have also purchased and will continue to purchase some products in Western currencies other than U.S. dollars and have sold and will continue to sell such products in China for U.S. dollars. To the extent that the value of the U.S. dollar declines against such Western currencies, we could experience a negative impact on profitability. We anticipate hedging transactions wherever possible to minimize the impact from exposure to foreign currency exchange fluctuations. We have limited hedging experience and there can be no assurance that such strategies will be successful in eliminating or reducing our risk. Currently there are no such hedges.

OUR PAST PERFORMANCE MAY NOT BE INDICATIVE OF OUR FUTURE RESULTS.

      Although we have experienced revenue growth in prior periods, such growth is not necessarily indicative of future operating results. We cannot ensure that we will be able to sustain revenue growth or be profitable in the future, and our results of operations may fluctuate due to a number of factors, many of which are beyond our control. Therefore, prospective investors should not rely on results of operations in any past annual or quarterly period to indicate what our results may be for any future period.

WE MUST MAINTAIN ADEQUATE INTERNAL ACCOUNTING, DISCLOSURE AND OTHER CONTROLS, PARTICULARLY AS WE GROW.

      Effective March 2, 2004, we amended our Annual Report on Form 10-K for the year ended December 31, 2002 and subsequent Forms 10-Q to correct certain mathematical errors, principally relating to an inadvertent failure to adjust the numbers of weighted average shares outstanding and corresponding amounts. Future errors could have an adverse effect on our financial reporting, affect the market for our common stock and/or lead to potential liability on our part. We must maintain adequate internal accounting, disclosure and other controls, the need for which will grow as we grow and the absence of which would have the foregoing and other adverse effects on us.

     RISKS RELATING TO OUR MEDICAL CAPITAL EQUIPMENT AND HEALTHCARE PRODUCTS
                             DISTRIBUTION DIVISIONS

WE DEPEND ON OUR RELATIONS WITH SUPPLIERS AND WOULD BE ADVERSELY AFFECTED BY THE TERMINATION OF ARRANGEMENTS WITH THEM.

      We rely on a limited number of suppliers that account for a significant portion of our revenues. During the nine months ended December 31, 2003, our largest supplier, Siemens, provided capital equipment that accounted for approximately 26% of our revenues. Siemens and three other suppliers were the only suppliers that represented at least 10% of total cost of goods sold during each of the twelve months ended March 31, 2003 and the nine months ended December 31, 2003. Although a substantial number of our relationships with our capital equipment suppliers are pursuant to exclusive contracts, the relationships are based substantially on mutual satisfaction in addition to the terms of the contractual arrangements. There can be no assurance that our suppliers will not elect to change their method of distribution into the Chinese marketplace to a form that does not use our services. Certain of our contracts with our suppliers contain short-term cancellation provisions permitting the contracts to be terminated on short notice (from 30 days to six months), minimum sales quantity requirements or targets and provisions triggering termination upon the occurrence of certain events. From time to time, we and/or our suppliers terminate or revise their respective distribution arrangements. We are currently in negotiations with one of our large suppliers. There can be no assurance that cancellations of or other material adverse effects on our contracts will not occur.

THE LOSS OF ANY SIGNIFICANT SUPPLIER OR THE SHORTAGE OR LOSS OF ANY SIGNIFICANT PRODUCT LINE COULD ADVERSELY AFFECT OUR ABILITY TO SERVICE CUSTOMERS.

      Since most of our arrangements with our suppliers involve our agreement not to sell directly competitive products of other suppliers, we do not necessarily consider our alternatives to existing suppliers. There can be no assurance that we would be able to replace the loss of any significant supplier in a timely enough fashion to mitigate any negative effect on financial performance.

TIMING OF REVENUES AND FLUCTUATIONS IN FINANCIAL PERFORMANCE VARY SIGNIFICANTLY FROM QUARTER TO QUARTER AND ARE NOT NECESSARILY INDICATIVE OF OUR PERFORMANCE OVER LONGER PERIODS.

      The timing of our revenues is affected by several significant factors. Many end-users of the capital equipment that we sell depend to a certain extent upon the availability of funds in the budgeting processes of the Chinese government and the availability of credit from the Chinese banking system and otherwise. These processes and the availability of credit fluctuate in amounts and timing because they are based on policy determinations by the Chinese government and the discretion of financial institutions. Further, in light of the dependence by purchasers on the availability of credit, the timing of sales may depend upon the timing of our or our purchasers' abilities to arrange for credit sources. A relatively limited number of orders and shipments of capital equipment may constitute a meaningful percentage of our revenues in any one period. Correspondingly, a relatively small reduction in the number of orders can have a material impact on our revenues in any one quarter or year. In addition, because we recognize revenues and expenses relating to certain contracts as products are shipped, the timing of shipments affects our operating results for a particular period. As a result, our operating results have varied and are expected to continue to vary significantly from quarter to quarter and our results of operations for any particular quarter are not necessarily indicative of results that may be expected for any subsequent quarter or related fiscal year.

FUTURE PERIODIC FINANCINGS OBTAINED FOR OUR CUSTOMERS CANNOT BE ASSURED AND THEIR IMPACT ON A FISCAL PERIOD MAY BE MORE CONCENTRATED THAN THE RELATED PROCUREMENT PERIOD.

      Periodic financings obtained for customers have had a positive impact on our results of operations during the periods in which they are consummated, and may not be indicative of future results. For example, pursuant to three separate Export-Import Bank financing arrangements, we recognized approximately $8.4 million, $14.0 million and $11.6 million, respectively, in sales as a result of the shipments of capital equipment sold to end-users from 1995 to 2000. These sales and financings had been arranged over a long period of time, prior to our recognition of the revenue for them. As a result of the financings, we recognized relatively substantial sales during relatively short periods. Accordingly, our results of operations for the respective fiscal quarters during which the sales were reflected were significantly and positively impacted by the timing of the payments from the financing and were not necessarily indicative of our results of operations for any other quarter or fiscal year.

      We have not facilitated any further Export-Import Bank financing commitments, and there can be no assurance that any such commitments will be obtained by us for our customers in the future. In addition, the relevant agencies of the Chinese government have delayed negotiations with the Export-Import Bank on a new framework for government-supported loan programs, effectively postponing any such loan programs until what we believe will be late this calendar year. There can be no assurance that a new framework for government-supported loan programs will be established by the end of this calendar year, if at all.

WE MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS AND PRODUCT RECALLS, AND IN THE FUTURE WE MAY NOT BE ABLE TO OBTAIN INSURANCE AGAINST THESE CLAIMS AT A REASONABLE COST OR AT ALL.

      The nature of our business exposes us to potential product liability risks, which are inherent in the distribution of medical equipment and healthcare products. We may not be able to avoid product liability exposure, since third parties develop and manufacture our equipment and products. If a product liability claim is successfully brought against us or any of these third party manufacturers, or if a significant product recall occurs, our financial position and results of operations may be adversely affected.

      We do not maintain product liability insurance, but we do request that we be named as an "additional insured" on policies held by our manufacturers. There can be no assurance that one or more liability claims will not exceed the coverage limits of any of such policies.

      If we or our manufacturers fail to comply with regulatory laws and regulations, we or such manufacturers may be subject to enforcement actions, which could affect their ability to develop, market and sell products successfully. This could harm our reputation and lead to less acceptance of such products by the market. These enforcement actions may include:

      o     product seizures;

      o     voluntary or mandatory recalls;

      o     voluntary or mandatory patient or physician notification; and

      o     restrictions on or prohibitions against marketing the products.

      WE FACE COMPETITION THAT MAY ADVERSELY IMPACT US, WHICH IMPACT MAY BE INCREASED AS A RESULT OF CHINA'S INCLUSION IN THE WORLD TRADE ORGANIZATION.

      We compete with other independent distributors of capital equipment in China. Given the rapid pace of technological advancement, particularly in the medical products field, other independent distributors may introduce products into our markets that compete directly with our sales. In addition to other independent distributors, we face significant competition from direct distributors of established manufacturers. In the medical products field, for example, we compete with certain major manufacturers that maintain their own direct sales forces in China. In addition, to the extent that certain manufacturers market under one brand name a wide variety of products in China to different market sectors (including non-medical), those manufacturers may be better able than we are to establish brand name recognition across industry lines.

      As a result of China becoming a member of the World Trade Organization, or WTO, import restrictions on medical equipment are expected to be gradually reduced. The WTO also requires China to lower its import tariffs as a condition for membership. Reduced import restrictions and/or lower tariffs may lead to increased imports of foreign medical equipment and therefore lead to increased competition in the domestic medical equipment markets. Similarly, reduced import restrictions and/or lower tariffs on medical equipment may affect the competition in the end-use markets of our customers and indirectly affect our sales to such customers. There can be no assurance that we will be able to compete effectively with such manufacturers and distributors.

CERTAIN OF OUR EXPECTED SALES WERE DELAYED BY THE SEVERE ACUTE RESPIRATORY SYNDROME, OR SARS, OUTBREAK AND NOW MAY NEVER OCCUR.

      During the recent SARS outbreak, hospitals and clinics in China postponed purchases of medical equipment as they dedicated all available resources to the outbreak. We believe that most sales of equipment that were delayed because of SARS will close in the future. However, there is a risk that some expected sales may not take place once the initial cause for delay has passed. Reasons for this could include, among others, intervention of competitors during the delay period and a changing of priorities on the part of the customer.

OUR SUCCESS DEPENDS, IN PART, ON OUR ABILITY TO HIRE AND RETAIN QUALIFIED SALES REPRESENTATIVES AND SERVICE SPECIALISTS.

      We believe that to be successful we must continue to hire, train and retain highly qualified sales representatives and service specialists. Our sales growth has depended on hiring and developing new sales representatives. Due to the relationships developed between our sales representatives and our customers, upon the departure of a sales representative we face the risk of losing the representative's customers, especially if the representative were to act as a representative of our competitors. In addition, the imaging equipment market and other high-technology medical equipment markets rely on the hiring and retention of skilled service specialists to maintain such equipment. There may be a shortage of these skilled specialists, which may result in intense competition and increasing salaries. Any inability on our part to hire or retain such skilled specialists could limit our ability to expand into those markets and adversely affect our business, financial condition and results of operations.

WE MUST MAINTAIN A SIGNIFICANT INVESTMENT IN INVENTORY, WHICH IS COSTLY AND, IF NOT PROPERLY MANAGED, WILL ADVERSELY AFFECT OPERATIONS.

      In order to provide prompt and complete service to our customers, we maintain a significant investment in healthcare product inventory. Although we closely monitor our inventory exposure through a variety of inventory control procedures and policies, there can be no assurance that such procedures and policies will continue to be effective or that unforeseen product development or price changes will not adversely affect our business or results of operations.

OUR BUSINESS REQUIRES SOPHISTICATED DATA PROCESSING SYSTEMS, WHICH ARE COSTLY AND, IF NOT PROPERLY IMPLEMENTED OR MANAGED, WILL ADVERSELY AFFECT OPERATIONS.

      Our business is dependent upon our ongoing ability to obtain, process, analyze and manage data, and to maintain and upgrade our data processing capabilities. Interruption or failure of data processing capabilities for any extended length of time, the failure to upgrade data services, the inability of our data processing system to support the expanded scope of our businesses or to adequately track our rebates, loss of stored data, programming errors or other computer problems could adversely affect our ability to receive and process customer orders and ship products on a timely basis and otherwise have a material adverse effect on our business, financial condition and results of operations.

IF WE DO NOT MAINTAIN GOOD RELATIONS WITH FOREIGN TRADE CORPORATIONS, OUR ABILITY TO IMPORT PRODUCTS MAY BE ADVERSELY AFFECTED.

      In the sale of our medical capital equipment into China, we must make most of our sales through foreign trade corporations, or FTCs. Although purchasing decisions are made by the end-users, which may be individuals or groups having the required approvals from their administrative organizations and which are obligated to pay the applicable purchase prices, we enter into a formal purchase contract with only the FTCs. The FTCs make purchases on behalf of the end-users and are legally authorized by the Chinese government to conduct import business. These organizations are chartered and regulated by the government and are formed to facilitate foreign trade. We market our products directly to end-users, but in consummating sales we also must interact with the particular FTCs representing the end-users. By virtue of our direct contractual relationship with the FTC, rather than the end-user, we are to some extent dependent upon the continuing existence of and contractual compliance by the FTCs until the particular transaction has been completed.

OUR DEPENDENCE ON SUB-DISTRIBUTORS AND DEALERS COULD BE DETRIMENTAL TO OUR FINANCIAL CONDITION IF THOSE SUB-DISTRIBUTORS OR DEALERS DO NOT SELL OUR PRODUCTS.

      In the sale of our medical capital equipment, medical consumables and low-priced instrumentation, we plan to increase sales to independent sub-distributors and dealers, who in turn sell to end users. If the efforts of such sub-distributors and dealers prove unsuccessful, if such sub-distributors and dealers abandon or limit their sales of our products, or if such sub-distributors and dealers encounter serious financial difficulties, our results of operations and financial condition could be adversely affected. Sub-distributors and dealers generally purchase from us to fill specific orders from their customers. As a result, there can be no assurance that sub-distributors and dealers will continue to purchase our products. Further, such sub-distributors and dealers generally are not exclusive to us and are free to sell, and do sell, competing products.

               RISKS RELATING TO THE HEALTHCARE SERVICES DIVISION

THE COMPLETION AND OPENING OF SHANGHAI UNITED FAMILY HOSPITAL MAY BE DELAYED.

      Our ability to complete construction of our Shanghai United Family Hospital has already been delayed, principally due to the SARS epidemic, and additional delays are possible. For example, additional delays could be caused by design, engineering or construction problems, or by regulatory actions of the Chinese government. Delays could also be caused by a lack of availability of financing. Such delays would cause us to incur additional expenses for the project and would delay the receipt of revenue from the hospital.

IF WE DO NOT ATTRACT AND RETAIN QUALIFIED PHYSICIANS OR OTHER HOSPITAL PERSONNEL, OUR OPERATIONS COULD BE ADVERSELY AFFECTED.

      Our success in operating our hospitals and clinics will be, in part, dependent upon the number and quality of physicians on the medical staffs of these hospitals and our ability to maintain good relations with our physicians. As we offer International-standard medicine at our hospitals and clinics, we are further dependent on attracting a limited number of qualified Western medical professionals, not all of whom have long term relationships with China. Physicians may terminate their affiliation with our hospitals at any time. If we are unable to successfully maintain good relationships with physicians, our results of operations may be adversely affected. In addition, the failure to recruit and retain qualified management, nurses and other medical support personnel, or to control labor costs, could have an adverse effect on our business and results of operations.

OUR BUSINESS IS HEAVILY REGULATED AND FAILURE TO COMPLY WITH THOSE REGULATIONS COULD ADVERSELY AFFECT THOSE OPERATIONS.

      Healthcare providers in China, as in most other populous countries, are required to comply with many laws and regulations at the national and local government levels. These laws and regulations relate to: licensing; the conduct of operations; the relationships among hospitals and their affiliated providers; the ownership of facilities; the addition of facilities and services; confidentiality, maintenance and security issues associated with medical records; billing for services; and prices for services. If we fail to comply with applicable laws and regulations, we could suffer penalties, including the loss of our licenses to operate. In addition, further healthcare legislative reform is likely, and could materially adversely affect our business and results of operations in the event we do not comply or if the cost of compliance is expensive.

OUR OPERATIONS COULD BE ADVERSELY AFFECTED BY THE HIGH COST OF MALPRACTICE INSURANCE OF PHYSICIANS WHO PRACTICE.

      In recent years, physicians, hospitals and other healthcare providers have become subject to an increasing number of legal actions alleging malpractice or related legal theories. Many of these actions involve large claims and significant defense costs. To protect us from the cost of these claims, we generally maintain professional malpractice liability insurance and general liability insurance coverage in amounts and with deductibles that we believe to be appropriate for our operations. However, our insurance coverage may not cover all claims against us or continue to be available at a reasonable cost for us to maintain adequate levels of insurance.

WE DEPEND ON INFORMATION SYSTEMS, WHICH IF NOT IMPLEMENTED AND MAINTAINED COULD ADVERSELY AFFECT OUR OPERATIONS.

      Our healthcare services business is dependent on effective information systems that assist it in, among other things, monitoring utilization and other cost factors, supporting our healthcare management techniques, processing billing and providing data to regulators. If we experience a reduction in the performance, reliability or availability of our information systems, our operations and ability to produce timely and accurate reports could be adversely impacted.

      Our information systems and applications require continual maintenance, upgrading and enhancement to meet operational needs. Moreover, the proposed expansion of facilities and similar activities require transitions to or from, and the integration of, various information systems. We regularly upgrade and expand our information systems capabilities and currently are in the process of rolling out new clinical and financial reporting systems throughout our healthcare services operations, which roll-out and other proposed system-wide improvements in information systems are expected to require significant capital expenditures. If we experience difficulties with the transition to or from information systems or are unable to properly implement, finance, maintain or expand our systems, we could suffer, among other things, from operational disruptions, which could adversely affect our prospects or results of operations.

OUR OPERATIONS FACE COMPETITION THAT COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

      Beijing United competes with a large number and variety of health care facilities in Beijing. There are numerous Chinese hospitals available to the general populace in Beijing, as well as international clinics serving the expatriate business and diplomatic community. Although we believe that existing international clinics do not currently provide competitive, specialized International-standard services, there can be no assurance that these or other clinics, hospitals or other facilities will not commence or expand such operations, which would increase their competitive edge. Further, there can be no assurance that a qualified Western or other health care organization, with greater resources than we have in the provision or management of health care services, will not decide to engage in operations similar to those to be conducted by Beijing United. The same risks will apply to Shanghai United and any other of our facilities upon the commencement of operations in Shanghai or other respective locations.

              RISKS RELATING TO DOING BUSINESS IN MAINLAND CHINA

      Substantially all of our assets are located in mainland China, and substantially all of our revenue is derived from our operations in mainland China. Accordingly, our business, financial condition and results of operations are subject, to a significant degree, to economic, political and legal developments in mainland China. The economic system of mainland China differs from the economics of most developed countries in many respects, including government investment, the level of development, control of capital investment, control of foreign exchange and allocation of resources.

THE ECONOMIC POLICIES OF THE CHINESE GOVERNMENT AND ECONOMIC GROWTH OF MAINLAND CHINA COULD ADVERSELY AFFECT US.

      Since the late 1970s, the Chinese government has been reforming the Chinese economic system from a planned economy to a market-oriented economy. In recent years, the Chinese government has implemented economic reform measures emphasizing decentralization, utilization of market forces in the development of the Chinese economy and a higher level of management autonomy. These reforms have resulted in significant economic growth and social progress, but the growth has been uneven both geographically and among various sectors of the economy. Economic growth has also been accompanied by periods of high inflation. The Chinese government has implemented various policies from time to time to restrain the rate of such economic growth, control inflation and otherwise regulate economic expansion. In addition, the Chinese government has attempted to control inflation by controlling the prices of basic commodities. Although we believe that the economic reforms and macroeconomic policies and measures adopted by the Chinese government will continue to have a positive effect on economic development in mainland China, these policies and measures may, from time to time, be modified or reversed. Adverse changes in economic and social conditions in mainland China, in the policies of the Chinese government or in the laws and regulations in mainland China, could have a material adverse effect on the overall economic growth of mainland China and on infrastructure investment in mainland China. These developments could adversely affect our financial condition, results of operations and business, by, for example, reducing the demand for our products and/or services.

THE CHINESE LEGAL SYSTEM IS RELATIVELY NEW AND MAY NOT PROVIDE PROTECTIONS TO US OR OUR INVESTORS.

      The Chinese legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which decided legal cases have little precedential value. In 1979, the Chinese government began to promulgate a comprehensive system of laws and regulations governing economic matters in general, including corporate organization and governance, foreign investments, commerce, taxation and trade. Legislation over the past 20 years has significantly enhanced the protections afforded to various forms of foreign investment in mainland China. However, these laws, regulations and legal requirements are relatively recent, and their interpretation and enforcement involve uncertainties, which may limit the legal protections available to foreign investors.

      The Chinese government recently underwent substantial reforms after the meeting of the National People's Congress in March 2003. The Chinese government has reiterated its policy of furthering reforms in the socialist market economy. No assurance can be given that these changes will not have an adverse effect on business conditions in China generally or on our business in particular.

THE CONVERSION OF RENMINBI INTO FOREIGN CURRENCY IS REGULATED, WHICH REGULATIONS COULD ADVERSELY AFFECT US.

      A significant portion of our revenues and operating expenses are denominated in Renminbi. Our revenues in Renminbi typically are converted into U.S. dollars and transferred to the United States for payment of invoices and as subsidiary dividends. The transmission of foreign currency out of China is subject to regulation by China's State Administration for Foreign Exchange, or SAFE. It is possible that SAFE could impose new or increase existing restrictions on such currency uses or otherwise impose exchange controls that adversely affect our practices. Adverse actions by SAFE also could affect our ability to obtain foreign currency through debt or equity financing, including by means of loans or capital contributions.

THE SARS OUTBREAK COULD FURTHER ADVERSELY AFFECT OUR OPERATIONS.

      In March 2003, several countries, including China, experienced an outbreak of a new and highly contagious form of atypical pneumonia now commonly known as severe acute respiratory syndrome, or SARS. The severity of the outbreak in certain municipalities, such as Beijing, and provinces, such as Guangdong Province, materially affected general commercial activity. According to the World Health Organization, over 8,460 cases of SARS and more than 790 deaths had been reported in over 30 countries as of June 2003. Since the SARS epidemic in China has had conflicting impacts on our healthcare businesses, the extent of the adverse impact that any future SARS outbreak could have on the Chinese economy and on us cannot be predicted at this time. Any further SARS outbreak could significantly disrupt our ability to adequately staff our facilities and may generally disrupt operations. In particular, a large percentage of the expatriate community that uses our healthcare services left China during the height of the SARS epidemic and could be expected to do so again under similar circumstances. Any further outbreak could severely restrict the level of economic activity in affected areas, which could have a material adverse effect on our financial condition, results of operations or business or prospects.

THE CHINESE GOVERNMENT COULD CHANGE ITS POLICIES TOWARD, OR EVEN NATIONALIZE, PRIVATE ENTERPRISE, WHICH COULD HARM OUR OPERATIONS.

      Over the past several years, the Chinese government has pursued economic reform policies, including the encouragement of private economic activities and decentralization of economic regulation. The Chinese government may not continue to pursue these policies or may significantly alter them to our detriment from time to time without notice. Changes in policies by the Chinese government resulting in changes in laws, regulations, their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion or imports and sources of supply could materially and adversely affect our business and operating results. The nationalization or other expropriation of private enterprises by the Chinese government could result in the total loss of our investment in China.

      Although several tax reforms that may be favorable to us have materialized in 2004, the Chinese tax system is subject to substantial uncertainties in both interpretation and enforcement of the laws. In the past, following the Chinese government's program of privatizing many state owned enterprises, the Chinese government attempted to augment its revenues through heightened tax collection efforts. Continued efforts by the Chinese government to increase tax revenues could result in other decisions or interpretations of the tax laws by the taxing authorities that increase our future tax liabilities or deny us expected refunds.

                    RISKS RELATED TO OUR CORPORATE STRUCTURE

CONTROL BY INSIDERS AND THEIR OWNERSHIP OF SHARES HAVING DISPROPORTIONATE VOTING RIGHTS COULD HAVE A DEPRESSIVE EFFECT ON THE PRICE OF COMMON STOCK AND IMPEDE A CHANGE IN CONTROL.

      Certain of our present management stockholders own 775,000 shares of our Class B common stock, which vote as a single class with the common stock on all matters except as otherwise required by law. After giving effect to the closing in full of the financing, the outstanding Class B common stock represents approximately 14.6% of our outstanding capital stock and approximately 50.6% of total voting power and may be able to elect all of our directors and otherwise control our operations. In addition, the disproportionate vote afforded the Class B common stock could serve to impede or prevent a change of control. As a result, potential acquirers will be discouraged from seeking to acquire control through the purchase of common tock, which could have a depressive effect on the price of our securities.

OUR UNISSUED PREFERRED STOCK COULD BE ISSUED TO IMPEDE A CHANGE IN CONTROL.

      Our certificate of incorporation authorizes the issuance of 500,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, the board of directors is empowered, without stockholder approval (but subject to applicable government regulatory restrictions), to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control. Although we have no present intention to issue any shares of our preferred stock, there can be no assurance that we will not do so in the future.

                        RISKS RELATED TO OUR COMMON STOCK

OUR STOCK IS VOLATILE, AND INVESTORS IN THIS OFFERING COULD INCUR SUBSTANTIAL LOSSES.

      The market prices for our securities and for securities of emerging growth companies have historically been highly volatile. During the last two years, the closing price of our common stock has ranged from a high of $22.99 to a low of $1.61, after giving effect to all prior stock splits. Future announcements concerning our competitors may have a significant impact on the market price of our common stock.

      Further, the stock market has experienced significant price and volume fluctuation unrelated to the operating performance of particular companies. These market fluctuations may also adversely affect the market price of our common stock. Therefore, investors may not be able to sell their shares of common stock at or above the purchase price. The market price for our common stock may be influenced by many factors, including:

      o     regulatory, political, economic or legal developments in China;

      o     litigation;

      o     the departure of key personnel;

      o     future sales of our common stock;

      o     changes in the structure of healthcare payment systems;

      o     the public's perception of us; and

      o     general economic, industry and market conditions.

WE HAVE NOT PAID AND DO NOT ANTICIPATE PAYING DIVIDENDS TO OUR STOCKHOLDERS.

      We have not paid any cash dividends since our inception and do not anticipate paying cash dividends in the foreseeable future.

THERE ARE MANY SHARES OF COMMON STOCK ELIGIBLE FOR FUTURE SALE, WHICH MAY ADVERSELY AFFECT OUR STOCK PRICE.

      Sales of a substantial number of shares of common stock in the public market could depress the market price of our common stock, including sales of shares of common stock offered by this prospectus and by certain of our directors and executive officers after a waiting period pursuant to the "lock-up agreements" more fully described below under "Plan of Distribution." Further, such sales may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we would deem appropriate. As of March 31, 2004, there were outstanding options to purchase 948,700 shares of common stock under our 1994 Stock Option Plan. No further options may be granted under the plan, which terminated effective April 27, 2004. We intend to submit a successor stock option plan of similar size for approval at our next annual meeting of stockholders.

                           FORWARD-LOOKING STATEMENTS

      You should not rely on forward-looking statements in this prospectus. This prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that relate to future events or our future financial performance. In many cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "intend," "potential" or "continue" or the negative of these terms or other comparable terminology.

      Factors that may cause actual results to differ materially from the results expressed or implied by these forward-looking statements are set forth under "Risk Factors."

      Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We do not intend to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results.

                                 USE OF PROCEEDS

      The selling security holders will receive all of the proceeds from the sale of the shares of our common stock, and we will not receive any such proceeds. We received approximately $5,400,000 from the initial closings and will receive $8,100,000 from the final closing in net proceeds from the issuance of the shares and warrants. The proceeds from the private placement are being used for capital expenditures, repayment of approximately $3.6 million of outstanding debt and for working capital and general corporate purposes.

                             MARKET FOR COMMON STOCK

      Our common stock is listed on the Nasdaq SmallCap Market under the symbol "CHDX." The following table shows the high and low common stock closing bid prices as quoted on the Nasdaq SmallCap Market. Such quotations reflect interdealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. The closing bid prices below have been adjusted to give effect to two two-for-one stock splits in the form of 100% stock dividends, the first of which was in September 2003 and the second of which was in January 2004, as well as an eleven-for-ten stock split in the form of a 10% stock dividend in July 2002.

                                                         HIGH            LOW
                                                         ----            ---
YEAR ENDED MARCH 31, 2003:
   First Quarter................................       $  2.95        $  2.61
   Second Quarter...............................          2.75           1.70
   Third Quarter................................          2.24           1.61
   Fourth Quarter...............................          2.01           1.81
YEAR ENDED MARCH 31, 2004:
   First Quarter................................          5.10           2.12
   Second Quarter...............................         11.10           5.05
   Third Quarter................................         17.92           8.23
   Fourth Quarter ..............................         24.00           9.15
YEAR ENDING MARCH 31, 2005:
   First Quarter (through April 26, 2004).......         14.50          10.01

      As of April 26, 2004, there were 22 record holders of our common stock and six record owners of our Class B common stock.

                                 DIVIDEND POLICY

      We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying dividends in the foreseeable future.

                      SELECTED CONSOLIDATED FINANCIAL DATA

      The following selected consolidated financial data and other financial data as of and for the dates and periods indicated have been derived from our consolidated financial statements. The selected consolidated statement of operations data for the years ended December 31, 1999 and 1998 and the selected consolidated balance sheet data as of December 31, 2000, 1999 and 1998 were derived from our audited consolidated financial statements that are not included in this prospectus. The selected consolidated statement of operations data for our years ended December 31, 2002, 2001 and 2000 and the selected consolidated balance sheet data as of December 31, 2002 and 2001 were derived from our audited consolidated financial statements that appear elsewhere in this prospectus. The selected consolidated statement of operations data for the nine months ended December 31, 2003 and 2002 and the selected consolidated balance sheet data as of December 31, 2003 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus, which, in the opinion of management, reflect all adjustments (consisting of normal recurring adjustments) necessary for the fair presentation of the financial condition and results of operations for those periods.

      You should read the selected consolidated financial data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

                                                                                             THREE
                                                                                             MONTHS     NINE MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,                     ENDED         DECEMBER 31,
                                --------------------------------------------------------    MARCH 31,  --------------------
                                  2002        2001        2000        1999        1998        2003       2003        2002
                                --------    --------    --------    --------    --------    --------   --------    --------
                                                                                           (UNAUDITED)     (UNAUDITED)
                                                   (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA
Net sales...................    $70,617     $56,118     $45,064     $37,128     $21,610     $21,849     $63,159    $55,039
Percent increase over prior
  year......................        26%         25%         21%         72%       (10%)          na          na         na
Income (loss) from operations        95       (401)         152       (221)     (3,613)         222      (1,795)       388
Other (expenses) income.....      (126)         726         664         896       1,661         (66)        (57)       (64)
Net income (loss) before
  income taxes..............         19         307         780         657     (1,964)         156      (1,852)       324
Benefit from (provision for)
  income taxes..............        240          77       (139)       (265)        (75)         (80)        349        127
Net income (loss)...........        259         384         641         392     (2,039)          76      (1,053)       451

Net income (loss) per
  share-basic...............        .07         .10         .17         .11       (.56)         .02        (.40)       .12
Net income (loss) per
  share-diluted.............        .07         .10         .17         .11       (.56)         .02        (.40)       .12
Market closing price per
  share - end of year.......       1.86        3.18        1.53        3.77         .57        2.00       16.27       1.86
Book value per share at end
  of year...................      15.07       14.85       15.55       14.87       14.41        3.79        3.35      15.07
Cash dividends declared.....        .00         .00         .00         .00         .00         .00         .00        .00

BALANCE SHEET DATA
(AT END OF PERIOD):
Total assets................    $43,126     $33,369     $36,498     $24,384     $28,553     $42,340     $42,123    $43,126
Short term debt.............      1,946         200           0           0           0         696       6,499      1,946
Long term debt and accounts
  payable...................      3,609           0           0          91         272       3,734         154      3,609
Total stockholders' equity..     13,968      13,611      13,235      12,587      12,196      14,044      12,788     13,968


                                                                                             THREE
                                                                                             MONTHS     NINE MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,                     ENDED         DECEMBER 31,
                                --------------------------------------------------------    MARCH 31,  --------------------
                                  2002        2001        2000        1999        1998        2003       2003        2002
                                --------    --------    --------    --------    --------    --------   --------    --------
                                                                                           (UNAUDITED)     (UNAUDITED)
                                                   (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
SEGMENT INFORMATION:
Medical Capital
  Equipment-sales...........    $28,708     $25,819                                          $7,716     $23,991    $22,055
Medical Capital Equipment
  -gross margin percent.....        27%         29%                                              32%         29%        29%
Medical Capital Equipment
  -operating income (loss)..        198         439                                             521        (690)       372
Healthcare Products
  Distribution-sales........     28,946      21,520                                          10,663      27,690     22,820
Healthcare Products
  Distribution-gross margin
  percent...................        13%         13%                                              10%         13%        14%
Healthcare Products
  Distribution-operating loss     (639)     (1,316)                                            (121)       (456)      (478)
Healthcare Products-sales...          *           *     $39,049     $33,182     $19,750           *           *          *
Healthcare Products-gross
  margin percent............          *           *         24%         25%         29%           *           *          *
Healthcare Products-operating
  (loss) income ............          *           *        (66)         243     (2,527)           *           *          *
Healthcare Services-sales...     12,963       8,779       6,015       3,946       1,860       3,470      11,478     10,164
Healthcare Services-operating
  income (loss).............        536         476         218       (464)     (1,086)        (178)       (649)       494

-----------------
* We expanded to three segments in 2002 and restated 2001.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

      We, Chindex International, Inc., are a Delaware corporation with headquarters located in the Washington, D.C. metropolitan area. We were founded in 1981 and currently are a leading American provider of healthcare products and services to China, including Hong Kong. We operate in three business segments:

      o MEDICAL CAPITAL EQUIPMENT DIVISION markets, sells and facilitates the export of select capital healthcare equipment and instrumentation throughout China on the basis of both exclusive and non-exclusive agreements with the manufacturers of these products. We believe that we are the largest independent U.S. distributor of healthcare equipment in China. For the nine months ended
           December 31, 2003, the Medical Capital Equipment Division accounted for 38.0% of our revenues.

      o HEALTHCARE PRODUCTS DISTRIBUTION DIVISION, through a network of wholly-owned subsidiaries in China, imports and distributes off-the-shelf healthcare instrumentation and health-related consumable products developed by third parties. For the nine months ended December 31, 2003, the Healthcare Products Distribution Division accounted for 43.8% of our revenues.

      o HEALTHCARE SERVICES DIVISION operates our private hospital and clinics. Beijing United Family Hospital and Clinics opened in 1998 and Shanghai United Family Hospital and Clinics is scheduled to open in mid-2004. In 2002, we opened our first satellite clinic associated with Beijing United in Shunyi County outside of Beijing. For the nine months ended December 31, 2003, the Healthcare Services Division accounted for 18.2% of our revenues.

      Substantially all of our assets are located in China and substantially all our revenues are derived from our operations in China. Accordingly, our business, financial condition and results of operations are subject, to a significant degree, to economic, political and legal developments in China. The economic system in China differs from the economics of most developed countries in many respects, including government investment, level of development, control of capital investment, control of foreign exchange and allocation of resources.

      Our Medical Capital Equipment Division and Healthcare Products Distribution Divisions are subject to challenges and risks as a result of our dependence on our relations with suppliers of equipment and products. In addition, the timing of our revenues from the sale of medical capital equipment is affected by the availability of funds to customers in the budgeting processes of the Chinese government, the availability of credit from the Chinese banking system and otherwise. The timing of sales of such equipment may depend on the timing of our customers' ability to arrange for credit sources. Further, because we recognize revenues and expenses relating to certain contracts as such products are shipped, the timing of shipments, among other things, affects our operating results for a particular period. Consequently, our operating results have varied and are expected to continue to vary from period to period. See "Risk Factors."

CRITICAL ACCOUNTING POLICIES

      The preparation of our financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Our estimates, judgments and assumptions are continually evaluated based on available information and experience. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates.

      Some of our accounting policies require higher degrees of judgment than others in their application. These include revenue recognition on long-term service contracts, impairments and estimation of useful lives of long-term assets, income tax recognition of deferred tax items, and accruals for contingencies. Our policy and related procedures for revenue recognition on long-term service contracts are summarized below. In addition, Note 1 to the Consolidated Financial Statements includes further discussion of our significant accounting policies.

      REVENUE RECOGNITION - Sales and most commissions are recognized upon product shipment. Costs associated with shipping, handling, installation, after-sale servicing and warranty are not significant and are recognized in Cost of Sales as they are incurred. Revenues related to services provided by Beijing United are recognized in the period services are provided. Costs associated with such services are recognized in the period incurred.

      STOCK-BASED COMPENSATION - We account for stock-based compensation to employees under Accounting Principles Board No. 25 - "Accounting for Stock Issued to Employees", and comply with the disclosure requirements for SFAS No. 123 - "Accounting for Stock-Based Compensation" and SFAS No. 148 - "Accounting for Stock-Based Compensation - Transition and Disclosure."

NINE MONTHS ENDED DECEMBER 31, 2003 COMPARED TO NINE MONTHS ENDED
DECEMBER 31, 2002

      Our revenue for the nine months ended December 31, 2003 was $63,159,000, up 15% from the nine months ended December 31, 2002 revenue (which included $3,500,000 of loan sales) of $55,039,000. We experienced continued growth in each of the three segments of the business, with revenue growth of 9% in the medical capital equipment segment, 21% in the healthcare products distribution segment, and 13% in the healthcare services segment, compared to the same period last year. Costs and expenses were $64,954,000 for the period as compared with costs and expenses of $54,651,000 for the nine months ended December 31, 2002. The nature of the increased costs in particular segments is discussed below. In addition, there were a number of increased costs for the corporation as a whole. These include salary and professional fees related to the upgrade of our data systems in China, increased accounting and legal fees, and increased rent and associated costs related to our new offices in Beijing. We recorded a net loss of $1,503,000 for the nine months ended December 31, 2003, as compared to net income of $451,000 for the nine months ended December 31, 2002.

      The current period was marked by the extraordinary experience of dealing with Severe Acute Respiratory Syndrome, or SARS, which had a significant impact on our results for the period. As previously announced, a number of contracts for the sale of medical capital equipment were delayed and hospital visits were far below normal as foreign residents in Beijing left the capital. While revenues were up substantially in two out of three of our segments, we had budgeted for even larger revenue increases and incurred expenses in line with our internal growth projections.

      MEDICAL CAPITAL EQUIPMENT SEGMENT

      The medical capital equipment segment exports high quality Western medical capital equipment to the China market. In the nine months ended December 31, 2003 this segment had revenue of $23,991,000, a 9% increase over revenue of $22,055,000 in the nine months ended December 31, 2002. Loss from operations was $690,000 in the recent period compared with income from operations of $372,000 in the prior period.

      Gross profit in the nine months ended December 31, 2003 decreased to $6,374,000 from $6,383,000 in the nine months ended December 31, 2002. As a percentage of revenue, gross profit from the medical capital equipment segment for the recent period was 27% as compared to 29% in the prior period. The decrease in gross profit percentage is attributable to the impact of SARS slowing sales into the marketplace for the period as well as the lack of a government supported loan program.

      Expenses for the medical capital equipment segment in the nine months ended December 31, 2003 increased to $7,064,000 from $6,014,000 in the nine months ended December 31, 2002, but as a percentage of revenues over the period increased to 29% from 27%. Salaries for the segment in the nine months ended December 31, 2003 increased by $279,000 from the nine months ended December 31, 2002, and as a percentage of revenues remained the same over the prior period at 10%. The salary increase was primarily due to increased sales personnel and higher payroll benefits. In addition, travel and entertainment expenses for the segment increased $70,000. Other costs increased $773,000 over the nine months, primarily due to additional administrative allocation and higher costs for promotion, meeting expenses, and telephones.

      HEALTHCARE PRODUCTS DISTRIBUTION SEGMENT

      The healthcare products distribution segment, consisting of medical consumables and personal healthcare products, had revenue growth of 21% to $27,690,000 in the nine months ended December 31, 2003, as compared to revenue of $22,820,000 in the nine months ended December 31, 2002. The segment had a loss from operations of $456,000 in the recent period, compared with a loss from operations of $478,000 in the prior period. We anticipate that revenue growth in this segment will be slower as several customers pull back business and new products are delayed in the Chinese regulatory cycle. These local currency sales of medical consumables and personal healthcare products are made from inventories maintained locally in China (see "-- Foreign Currency Exchange") to a network of sub-dealers and pharmacies.

      Gross profit in the nine months ended December 31, 2003 rose to $3,614,000 from $3,089,000 in the nine months ended December 31, 2002. As a percentage of revenue, however, gross profit from the healthcare products distribution segment for the recent period was 13% as compared to 14% in the prior period. The decrease in gross profit percentage is attributable in part to the re-negotiation of service terms with one of our suppliers. Gross profit percentages vary depending on the arrangements negotiated with those suppliers, the number of products carried, the volume for each product line and market conditions for each product.

      Expenses for the healthcare products distribution segment in the nine months ended December 31, 2003 increased to $4,070,000 from $3,568,000 in the nine months ended December 31, 2002, but decreased as a percentage of revenues over the period to 15% from 16%. Salaries for the segment increased $180,000 primarily due to increased staffing and increased payroll benefits mandated by the Chinese government. In addition, travel and entertainment expense for the segment decreased $51,000 (but was flat at 1% of revenue for both periods) and other costs increased $371,000 due primarily to additional administrative allocation and increased other professional fees.

      HEALTHCARE SERVICES SEGMENT

      The healthcare services segment consists of two Western style primary care hospitals, Beijing United Family Hospital and Clinics, or BJU, and Shanghai United Family Hospital and Clinics, or SHU (under construction), as well as an affiliated satellite clinic in Beijing. For the nine months ended December 31, 2003, the revenues from this segment were $11,478,000, an increase of 13% over the nine months ended December 31, 2002 revenues of $10,164,000. The segment had a loss from operations of $649,000 in the recent period, compared with income from operations of $494,000 in the prior period. During the recent period the healthcare services segment was significantly impacted by the SARS crisis in Beijing. Many of our core expatriate patients left the country and many others deferred visits during the April to August period. Healthcare services costs increased for the nine months ended December 31, 2003 to $12,127,000, a 25% increase over the nine months ended December 31, 2002 costs of $9,670,000. This increase was due primarily to the costs associated with increased services offered plus the increasing operating expenses of the not yet open Shanghai United facility. Salaries increased by $1,269,000 (salaries were 55% of revenue for the nine months ended December 31, 2003 and 49% for the nine months ended December 31, 2002), with all other costs increasing $1,188,000, including increases of $359,000 in doubtful accounts reserve, $467,000 in other professional fees and $158,000 in depreciation. Included in these increased salaries and other costs was a $746,000 increase in developmental expenses related to SHU.

      The opening of SHU, originally scheduled for the fall of 2003, has been delayed until the middle of 2004. The delay in opening the new hospital is due to a number of factors. During the SARS epidemic, travel between Beijing and Shanghai was very difficult and proved a major disruption in the schedule. After the SARS experience had ended, we decided to reevaluate the SHU design in light of lessons learned during the epidemic. As a result of this process, a number of specific design changes were made, such as adding a fever clinic, changing the air conditioning system, increasing the number of rooms where negative pressure could be utilized, and a number of other changes. Interior construction on SHU has begun.

      OTHER INCOME AND EXPENSES

      Interest expense on short-term debt of $6,499,000 and long term debt of $154,000 amounted to $186,000 whereas we had $50,000 the prior period. Over $3,500,000 of debt is for the development of SHU that is currently under construction (See Liquidity and Capital Resources).

      TAXES

      We recorded a $349,000 benefit from taxes for the nine months ended December 31, 2003 as compared to a benefit from taxes of $127,000 for the nine months ended December 31, 2002.

THREE MONTHS ENDED MARCH 31, 2003 COMPARED TO THREE MONTHS ENDED MARCH 31, 2002 (TRANSITION)

      Our revenue for the three months ended March 31, 2003 was $21,849,000, up 40% from the three months ended March 31, 2002 revenue of $15,578,000. We experienced continued growth in each of the three segments of the business, with revenue growth of 16% in the medical capital equipment segment, 74% in the healthcare products distribution segment, and 24% in the healthcare service segment, compared to the same period last year. We recorded net income of $76,000 for the three months ended March 31, 2003, as compared to a net loss of $192,000 for the three months ended March 31, 2002.

      MEDICAL CAPITAL EQUIPMENT SEGMENT

      Our medical capital equipment segment exports high quality Western medical capital equipment to the China market. In the three months ended March 31, 2003 this segment had revenue of $7,716,000, a 16% increase over revenue of $6,653,000 in the three months ended March 31, 2002. Income from operations was $521,000 in the recent period compared with a loss from operations of $174,000 in the prior period.

      Gross profit in the three months ended March 31, 2003 increased to $2,474,000 from $1,439,000 in the three months ended March 31, 2002. As a percentage of revenue, gross profit from the medical capital equipment segment for the recent period was 32% as compared to 22% in the prior period. The increase in gross profit percentage is primarily attributable to two factors. First, we had made this a priority issue for our sales staff and had instituted additional reporting and review of margin issues on a contract by contract basis. Second, there were no loan program sales in the recent period and these sales typically are at a lower gross margin because we are not required to provide warranty service.

      Expenses for the medical capital equipment segment in the three months ended March 31, 2003 increased to $1,937,000 from $1,609,000 in the three months ended March 31, 2002, and as a percentage of revenues over the period increased to 25% from 24%. Salaries for the segment in the three months ended March 31, 2003 increased by $238,000 from the three months ended March 31, 2002, and as a percentage of revenues over the period increased to 11% from 9%. The salary increase was primarily due to increased payroll benefits mandated by the Chinese government and increased commissions. In addition, travel and entertainment expenses for the segment decreased $11,000. Other costs increased $101,000 over the three months, primarily due to additional administrative expenses offset by lower costs for exhibitions.

      HEALTHCARE PRODUCTS DISTRIBUTION SEGMENT

      The healthcare products distribution segment, or HPD, consisting of medical consumables and personal healthcare products, had revenue growth of 74% to $10,663,000 in the three months ended March 31, 2003, as compared to revenue of $6,126,000 in the three months ended March 31, 2002. The segment had a loss from operations of $121,000 in the recent period, compared with a loss from operations of $161,000 in the prior period. The large revenue growth in the period is attributed partially to a temporary arrangement with an existing client to handle part of their product line that we had not previously handled and that we will not handle in the future. Absent this product line revenue growth would have been about 48%. We anticipate that revenue growth in this segment will continue in the future, but at historical levels. These local currency sales of medical consumables and personal healthcare products are made from inventories maintained locally in China (see "-- Foreign Currency Exchange and Impact of Inflation") to a network of sub-dealers and pharmacies.

      Gross profit in the three months ended March 31, 2003 rose to $1,097,000 from $767,000 in the three months ended March 31, 2002. As a percentage of revenue, gross profit from the healthcare products segment for the recent period was 10% as compared to 12% in the prior period. The decrease in gross profit is primarily attributable to the low margin non-recurring sale mentioned above.

      Expenses for the healthcare products distribution segment in the three months ended March 31, 2003 increased to $1,218,000 from $928,000 in the three months ended March 31, 2002, but decreased as a percentage of revenues over the periods to 11% from 15%. Salaries for the segment increased $151,000 primarily due to increased staffing and increased payroll benefits mandated by the Chinese government. In addition, travel and entertainment expense for the segment increased $6,000 (but was flat at 1% of revenue for both periods) and other costs increased $134,000 due primarily to increased promotion and facilities.

      HEALTHCARE SERVICES SEGMENT

      The healthcare services segment consists of two Western style primary care hospitals, Beijing United Family Hospital and Clinics and Shanghai United Family Hospital and Clinics (under construction), as well as an affiliated satellite clinic in Beijing. For the three months ended March 31, 2003, the revenues from this segment were $3,470,000, an increase of 24% over the three months ended March 31, 2002 revenues of $2,799,000. The segment had a loss from operations of $178,000 in the recent period, compared with income from operations of $42,000 in the prior period. During the recent period the hospital completed the $2.6 million expansion of its Beijing facility, which contributed to increased patient visits as well as increased inpatient stays over the three months. Healthcare services costs increased for the three months ended March 31, 2003 to $3,648,000, a 32% increase over the three months ended March 31, 2002 costs of $2,757,000. This increase was due primarily to the costs associated with increased services offered. Salaries increased by $452,000 (salaries were 56% and 54% of revenue for the three months ended March 31, 2003 and 2002, respectively), with all other costs increasing $445,000, including increases of $90,000 in doubtful accounts reserve, $134,000 professional fees and $90,000 in rent expense. Included in these increased costs was $186,000 increase in developmental expenses related to SHU.

      OTHER INCOME AND EXPENSES

      Interest expense on short-term debt of $696,000 and long term debt of $3,734,000 amounted to $51,000 whereas the company had little expense in the prior period. The long-term debt is for the development of SHU that is currently under construction (see "-- Liquidity and Capital Resources").

      TAXES

      We recorded a $80,000 provision for taxes for the three months ended March 31, 2003 as compared to a benefit from taxes of $113,000 for the three months ended March 31, 2002.

FISCAL YEAR ENDED DECEMBER 31, 2002 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 2001

      Our revenues for 2002 were $70,617,000, up 26% from 2001 revenues of $56,118,000. Of these amounts, $8,821,000 in 2002 and $4,175,000 in 2001 were attributable to loan project sales by us for our customers. We believe that this type of financing is important to our customers and will continue to try to offer such financings in the future. These financings can be very complex and their timing and impact on our results are difficult to predict (see "Timing of Revenues").

      MEDICAL CAPITAL EQUIPMENT SEGMENT

      In 2002 this segment had revenues of $28,708,000, an 11% increase over the revenues of $25,819,000 in 2001. Income from operations for the segment was $198,000 in 2002 compared to income from operations of $439,000 in 2001. The decrease was primarily attributable to a decrease in the gross profit percentage. The period-to-period revenues of this segment fluctuate due to financing programs facilitated by us from time to time and due to fluctuating hospital purchasing cycles in China. The increase for 2002 was primarily attributable to loan project sales by us to our customers, which were $8,821,000 in the recent year as compared to $4,175,000 in the prior year. The U.S. dollar-based sales of medical capital equipment are often contingent on financing (see "Timing of Revenues").

      Gross profit in 2002 increased to $7,822,000 from $7,451,000 in 2001. As a percentage of revenues, gross profit from the medical capital equipment segment for the recent period was 27% as compared to 29% in the prior period. The gross profit in 2001 reflected a different mix of revenue sources having different profit margins. In particular, in the recent year, we had less service contract revenues, which carry higher margins, than in the prior year. Service contract revenues in Hong Kong were down significantly because of the downturn in the economy there. We anticipate that service contract revenues will not return to previous levels. In addition, competitive factors such as the timing and composition of major tenders, as well as the ongoing competitive pricing pressures due to Chinese government tendering regulations in the sale of medical capital equipment in the year yielded lower margins on such sales. Finally, gross margins on loan project sales are generally lower than on our other sales because we are not required to provide warranty service on many of the products sold through the loan programs. Loan program shipments in 2002 were more than twice as large as in 2001.

      Expenses for the medical capital equipment segment in 2002 increased to $7,624,000 from $7,012,000 in 2001, and as a percentage of revenues over the period were the same at 27%. Salaries for the segment in 2002 increased by $561,000 from 2001and as a percentage of revenues over the period increased to 10% from 9%. The salary increase was primarily due to increased payroll benefits mandated by the Chinese government.

      In addition, travel and entertainment expenses for the segment increased $197,000 but were flat at 5% of revenues in both years. Other costs decreased $123,000 as compared to the prior year, primarily due to lower administration allocations and lower promotion costs offset by increased exhibition fees and bad debt reserve.

      HEALTHCARE PRODUCTS DISTRIBUTION SEGMENT

      The Health Care Products Distribution, or HPD, segment, consisting of medical consumables and personal healthcare products, had revenue growth of 35% to $28,946,000 in 2002 from 2001 revenues of $21,520,000. This increase was attributable to an increase in sales in the hospital and retail pharmacy markets. The segment had a loss from operations of $639,000 in 2002 compared to a loss from operations of $1,316,000 in 2001. The sales of medical consumables and personal healthcare products are local currency-based sales made from inventories maintained locally in China (see "-- Foreign Currency Exchange and Impact of Inflation") to a network of sub-dealers and pharmacies.

      Gross profit in 2002 rose to $3,856,000 from $2,842,000 in 2001. As a percentage of revenues, gross profit from the HPD segment remained consistent at 13% in 2002 and 2001.

      Expenses for the healthcare products distribution segment in 2002 increased to $4,457,000 from $4,158,000 in 2001, but decreased as a percentage of revenues over the twelve month period to 15% from 19%. Salaries for the segment increased $354,000, but remained flat as a percentage of revenues over the years at 5%. The increase is primarily due to increased payroll benefits mandated by the Chinese government. In addition, travel and entertainment expense for the segment increased $76,000 but was flat at 1% of revenues for both years and other costs decreased $131,000 primarily from decreased promotion.

      FORMER HEALTHCARE PRODUCTS SEGMENT

      In order to provide a complete segment comparison the following is a comparison of the 2002 and 2001 results for the products now contained in two segments, the Medical Capital Equipment segment and the Healthcare Products Distribution segment. In 2000, we treated these two as one segment and thus, comparable information is not available and it would be impracticable to compare the two years on the basis of the segmentation in effect in 2002.

      If we had not separated the two segments, the prior Healthcare Products segment, which was a combination of the Medical Capital Equipment segment and the Healthcare Products Distribution Segment, would have reported revenue of $57,654,000 in 2002 as compared to $47,339,000 in 2001. Gross profit would have been $11,678,000 in 2002 as compared to $10,293,000 in 2001. As a percentage of revenues the old segment would have reported 20% in 2002 as compared to 22% in 2001. Expenses would have increased to $12,081,000 in 2002 as compared to $11,170,000 in 2001.

      HEALTHCARE SERVICES SEGMENT

      For 2002, the revenues from this segment were $12,963,000, an increase of 48% over 2001 revenues of $8,779,000. Income from operations in 2002 was $536,000 as compared to $476,000 in 2001. During the recent period, Beijing United continued to expand the services offered, which contributed to increased patient visits as well as increased inpatient stays over the prior year. Healthcare services costs during 2002 were $12,427,000, an increase of 50% over 2001 costs of $8,303,000. This increase was due primarily to the costs associated with increased services offered. The hospital has recently finished expanding our present facility to include space formerly occupied by a sublease tenant (see "-- Liquidity and Capital Resources"). The hospital also has continued our efforts to explore the establishment of additional affiliated satellite clinics to serve as referral sites to our hospital. In this regard, Beijing United is affiliated with a satellite clinic that opened in November of 2002. This clinic, in Shunyi County outside of Beijing, is funded by a Chindex subsidiary and is staffed by doctors and other health professionals from the Beijing United. Salaries increased by $2,450,000 (salaries were 50% and 46% of revenue for 2002 and 2001, respectively), with all other costs increasing $1,674,000, including $193,000 in supplies, $457,000 in rent, $129,000 to establish a bad debt reserve and $104,000 in administrative allocation. The salary increases resulted from increased staffing for the emergency room and for other expanded facilities as well as additional payroll benefits.

      MINORITY INTEREST

      Our agreement with our joint venture partner for Beijing United calls for the partner to receive 10% of the profits of the hospital. In 2002, this minority interest in the net local income of Beijing United amounted to $71,000 as compared to $18,000 for 2001. This income is directly related to the local entity profitability of the hospital. We also recorded a $38,000 start-up loss on our investment in a joint venture in Hong Kong. This was offset by our minority partner share loss of $121,000 in our new start-up hospital venture in Shanghai.

      OTHER INCOME AND EXPENSES

      Other expenses (other than interest) in 2002 were $131,000, compared to other income (other than interest) of $578,000 for 2001. The prior period other income was derived substantially from the sublease of space in the facility housing Beijing United that ended on December 31, 2001. The part of the building that was subleased has now been renovated as part of the hospital expansion. Although we did not anticipate any sublease revenues in 2002, it does anticipate that now that the space is renovated and in service for Beijing United, we will recognize additional revenues through the expanded operations of Beijing United, which may offset part or all of the loss of income from the sublease.

      TAXES

      We recorded a $240,000 benefit from taxes in 2002 as compared to a benefit for taxes of $77,000 in 2001. This tax computation is in accordance with current accounting standards but assumes a certain level of future profitability. We believe this properly recognizes the benefits we have achieved as a result of our tax restructuring and short-term anticipation of future income tax loss carryforward utilization.

      As a result of this restructuring we expect to make use of a portion of our U.S. federal net operating losses and accordingly, recorded a $660,000 deferred tax valuation adjustment in addition to last years $232,000 recorded on previously fully reserved tax losses. We expect the tax benefits from these net operating losses to be realized in 2004.

FISCAL YEAR ENDED DECEMBER 31, 2001 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 2000

      FORMER HEALTHCARE PRODUCTS SEGMENT

      The following comparison on Healthcare Products includes the products now contained in two segments, the Medical Capital Equipment segment and the Healthcare Products Distribution segment. In 2000, we treated these two as one segment and thus, comparable information is not available and it would be impracticable to compare the two years on the basis of the segmentation in effect in 2002.

      The healthcare products segment, consisting of medical equipment, medical consumables and personal healthcare products, had revenue growth of 21% to $47,339,000 in 2001 from 2000 revenues of $39,049,000. The 2001 revenues included $25,819,000 in sales of medical equipment (55%) and $21,520,000 in sales of medical consumables and personal healthcare products (45%). In 2000, the sales of medical equipment constituted 68% of the total for healthcare product sales, while the sales of medical consumables and personal healthcare products constituted 32% of the total. The segment had a loss from operations of $877,000 in 2001 compared with a loss from operations of $66,000 in 2000. The sales of medical equipment are U.S. Dollar-based export sales often contingent on financing (see "-- Timing of Revenues"). The sales of medical consumables and personal healthcare products are local currency-based sales made from inventories maintained locally in China (see "-- Foreign Currency Exchange and Impact of Inflation") to a network of sub-dealers and pharmacies.

      Gross profit in 2001 rose to $10,293,000 from $9,529,000 in 2000. As a percentage of revenue, gross profit from the healthcare products segment declined in 2001 to 22% from 24% in 2000. This decrease in gross profit is related to the increase in local currency sales of medical consumables and personal healthcare products since these sales are made at a lower average gross profit than U.S. dollar capital equipment sales.

      Expenses for the healthcare products segment in 2001 increased to $11,170,000 (24% of revenue) from $9,595,000 in 2000 (25% of revenue). Salaries increased $587,000 (salaries were 13% of revenue in 2001 and 14% in 2000), primarily due to increased hires. In addition, travel and entertainment expense increased $174,000 (travel and entertainment was 4% of revenue in 2001 and 5% in 2000) as a result of increased marketing efforts and other costs increased $597,000.

      HEALTHCARE SERVICES SEGMENT

      The healthcare services segment consists of a Western style primary care hospital and outpatient facility. In 2001, the revenues from this segment increased to $8,779,000 or 46% over 2000 revenues of $6,015,000. Income from operations was $476,000 in 2001 compared to $218,000 in 2000. During 2001, the hospital continued the expansion of our service offerings and the revenue increases for the year reflect increased patient visits taking advantage of these services. Healthcare services costs increased in 2001 to $8,303,000 or 43% over 2000 costs of $5,797,000. This increase was due to the costs associated with increases in services. Also, in September 2001 we completed first floor renovations and added a full time emergency room. The hospital is currently expanding our present facility and continues to explore the possibility of additional satellite clinics to serve as referral sites to our hospital. Salaries increased by $1,727,000 (salaries were 46% of revenue in 2001 versus 39% in 2000), with all other costs increasing $779,000.

      OTHER INCOME AND EXPENSES

      Interest income in 2001 declined to $161,000 from $200,000 in 2000. In addition, we incurred $13,000 in interest expense in 2001 and had $94,000 in interest expense in 2000 (see "-- Liquidity and Capital Resources").

      Other income (other than interest) increased slightly in 2001 to $578,000 from $558,000 in 2000. This other income is primarily from the net sublease income. This sublease ended December 31, 2001 and this part of the building is now being renovated as part of the hospital expansion. We do not anticipate any significant revenue in this category in 2002.

      TAXES

      We have undertaken a global restructuring in which we have reorganized our structure and are modifying inter-company relationships to better accommodate our predominantly Chinese operations. This restructuring was motivated, in part, by our desire to "incorporate" various functions previously operated as a division or branch of the U.S. parent and, in part, due to our intent to expand our presence in the direct health care market by opening an additional hospital.

      This restructuring provides the flexibility to structure operations in the People's Republic of China to comply with the various legal and regulatory restrictions and encourages cash flow among the foreign subsidiaries to new investments without triggering U.S. federal income tax. This flexibility further permits us to aggressively pursue Chinese and other tax incentives, rebates, and holidays without triggering U.S. federal income tax. In addition, the new legal structure creates a desirable environment should we wish to attract third party investment in a new Chinese hospital or the Chinese hospitals as a whole. As such, this reorganization aligns the U.S. tax result with our overall business plan and facilitates the free flow of cash among our foreign subsidiaries.

      As a result of this restructuring we expect to make use of a portion of our U.S. federal net operating losses and accordingly, recorded a $232,000 deferred tax valuation adjustment on previously fully reserved tax losses. We expect the tax benefits from these net operating losses to be realized in 2004.

LIQUIDITY AND CAPITAL RESOURCES

      NINE MONTHS ENDED DECEMBER 31, 2003

      Cash used in operations for the nine months ended December 31, 2003 amounted to $(868,000). Offsetting the impact of our net loss during the period of $(1,503,000), significant contributions to cash generated in operations were increases of $364,000 in accounts receivable and $1,220,000 in inventories, offset by a decrease in accounts payable and other liabilities of $(1,235,000).

      As of December 31, 2003, total accounts receivable decreased by $825,000 as compared to March 31, 2003. This was primarily due to the collection of receivables from significant sales in the three months ended March 31, 2003.

      As of December 31, 2003, net inventories were $9,567,000, decreasing $1,319,000 from the March 31, 2003 balance of $10,886,000. This decrease was primarily due to shipment of medical capital equipment that was waiting for final shipping instructions.

      THREE MONTHS ENDED MARCH 31, 2003

      Cash provided by operations for the three months ended March 31, 2003 amounted to $1,543,000. Contributing to cash provided by operations during the period were increases of $1,047,000 in accounts receivable and $388,000 in accounts payable and other liabilities, offset by a decrease in inventories of $(571,000).

      As of March 31, 2003, total accounts receivable decreased by $1,047,000 as compared to December 31, 2002. This was primarily due to the large loan project transaction shipped at the end of 2002 while no loan transactions shipped during the three months ended March 31, 2003.

      As of March 31, 2003, net inventories were $10,886,000, increasing $540,000 from the December 31, 2002 balance of $10,346,000. This increase was primarily due to pending medical capital equipment shipments awaiting final shipping instructions.

      FISCAL YEAR ENDED DECEMBER 31, 2002

      Cash used in operations for the year ended December 31, 2002 amounted to $(1,510,000). Offsetting our net income of $259,000 and cash generated by accounts receivable and accrued expenses of $3,992,000 during the year, significant uses of cash during the year were accounts receivable and inventories.

      As of December 31, 2002, total accounts receivable increased by $3,542,000 as compared to December 31, 2001. This was primarily due to the large loan project transaction shipping at the end of 2002 while no large loan transaction shipped during the last half of the year ended December 31, 2001.

      Substantially all of the $3,987,000 increase as of December 31, 2002 in accounts payable and accrued expenses was related to vendor payments for the loan project shipped at the end 2002.

      As of December 31, 2002, inventories were $10,346,000, increasing $2,981,000 from the December 31, 2001 balance of $7,365,000. This increase was due to expansion of the Healthcare Products Distribution network and pending medical capital equipment loan shipments.

      CAPITAL EXPENDITURES AND FINANCING

      Short-term loan payables were made up of bank loans of $2,873,000 and extended payment accounts payable by one vendor of $3,626,000. The vendor accounts payable relates to the provision of financing for SHU (discussed below). Under this program, the vendor agreed to provide continuing credit facilities for purchases for a 7 year period, each grant of credit expiring at the end of 18 months and replaced by subsequent purchases and payables. The classification from long-term to short-term is a result of this timing of the first group of payables under this program being less than 12 months. As described below, the Company has paid the vendor those invoices that have come due out of the initial proceeds of the financing.

      We are currently renovating and outfitting our hospital facility in Shanghai, which has been primarily financed through vendor financing and local bank borrowings, as supplemented by the proceeds of the financing. We signed an agreement with a major supplier whereby the supplier agreed to provide long term (one and one-half years on transactions to date) payment terms on our purchases of medical equipment from the supplier. The arrangement continues for seven years and carries an interest component of five percent. Due to this vendor financing we recorded a short-term accounts payable of $3,780,000 as of December 31, 2003. The funds from selling the related equipment will be available to cover design and construction costs. The design work for SHU has been completed as has the interior demolition work and construction of the interior is well under way. The construction principally has been and will be interior construction since the building itself already exists. The estimate for design and construction costs (including demolition) is approximately $4.2 million. We have commenced negotiations with the Hong Kong and Shanghai Banking Corporation, or HSBC, with which we have an existing loan relationship relating to the Beijing United Hospital. While the Shanghai Municipality has adopted new lending policies that require all registered capital to have been contributed prior to allowing SHU to borrow locally, we believe, but cannot be assured, that this requirement will not be applied to us. If it is applied to us, then the final payment of $900,000 of registered capital which is scheduled for June of 2004 will be accelerated in order to complete negotiations for the local loan and keep the project on schedule. We anticipate that SHU will obtain from HSBC a credit facility of up to $4.0 million, which facility would be guaranteed by us.

      As of December 31, 2003, letters of credit issued by M&T Bank (our principal bank) in the amounts of approximately $226,000 were outstanding under the line of credit facility. Borrowings under the credit facility were $1,291,000, which bear interest at 1% over the three-month London Interbank Offered Rate, or LIBOR. Beijing United has a short term financing arrangement in China with Hongkong Shanghai Banking Corp., or HSBC, for $600,000 in revolving loans. Terms of the agreement include interest at 1.75% over the three-month Singapore Interbank Money Market Offer Rate, or SIBOR. Beijing United has agreed to use HSBC for a certain portion of its credit card settlement business. Also, a new line of credit for up to $1,200,000 carries an interest rate of 2.25% over SIBOR and has a term of up to three years. As of December 31, 2003, both lines of credit were fully utilized. We have issued a guarantee of repayment covering the full $1.8 million credit on behalf of Beijing United.

      On March 29, 2004, we entered into definitive agreements with institutional accredited investors with respect to the sale of 1.5 million shares of our common stock, together with warrants to purchase an additional 300,000 shares of our common stock, for an aggregate purchase price of $13.5 million. The warrants have an exercise price of $12.00 per share and a five-year term from the date of issuance. The financing initially closed on March 31 and April 1, 2004 with respect to a total of $5.4 million of such purchase price and the final closing is anticipated to occur on or about May 4, 2004 with respect to the remaining $8.1 million of such purchase price. The proceeds received from the initial closings were used in part to repay our largest supplier, which provided long-term payment terms on our purchase of medical equipment, which payment arrangement allowed us fund in part the design and construction costs for SHU. We intend to use additional proceeds of the recent financing to pay the balance of design and construction costs through completion of SHU and its opening in 2004 and to further our ongoing growth plans in all of our operating divisions. These plans include the building of our third United Family hospital venture, introduction of new Chindex-owned, branded personal care products to the resale pharmacy channels and continued expansion of medical device distribution to mid-level market segments of the Chinese hospital industry. We believe that as a result of the financing, we now have sufficient liquidity and capital resources for our anticipated operations for at least the next twelve months.

CONTRACTUAL OBLIGATIONS

      The following table sets forth our contractual cash obligations as of December 31, 2003:

                            TOTAL         2004       2005        2006        2007         2008     THEREAFTER
                         -----------   ----------  ----------  ----------  ----------  ----------  ----------

Vendor financing......   $ 3,609,000   $3,609,000  $        0  $        0  $        0  $        0  $        0
Operating leases......    12,037,000    1,584,000   1,382,000   1,224,000   1,220,000   1,200,000   5,406,000
  Total contractual      -----------   ----------  ----------  ----------  ----------  ----------  ----------
  cash obligations....   $15,646,000   $5,193,000  $1,382,000  $1,224,000  $1,220,000  $1,220,000  $5,406,000
                         ===========   ==========  ==========  ==========  ==========  ==========  ==========

      For information about these contractual cash obligations, see Notes 7 and 8 to the consolidated financial statements appearing elsewhere in this prospectus.

TIMING OF REVENUES

      The timing of our revenues is affected by several significant factors. Many end-users of the capital equipment products sold by us depend to a certain extent upon the allocation of funds in the budgeting processes of the Chinese government and the availability of credit from the Chinese banking system. These processes and the availability of credit are based on policy determinations by the Chinese government and are not necessarily subject to fixed time schedules.

      In addition, the sales of certain products often require protracted sales efforts, long lead times and other time-consuming steps. Further, in light of the dependence by purchasers of capital equipment on the availability of credit, the timing of sales may depend upon the timing of our or our purchasers' abilities to arrange for credit sources, including Ex-Im Bank or other loan financing. As a result, our operating results have varied and are expected to continue to vary from period to period and year to year. In addition, a relatively limited number of orders and shipments may constitute a meaningful percentage of our revenue in any one period. As a result, a relatively small reduction in the number of orders can have a material impact on our revenues in any year. Further, because we recognize revenues and expenses as products are shipped, the timing of shipments could affect our operating results for a particular period. At the same time, a growing percentage of our revenues are attributable to hospital services and local currency sales through the HPD, both of which have more even revenue streams.

FOREIGN CURRENCY EXCHANGE AND IMPACT OF INFLATION

      The results our operations for the periods discussed have not been significantly affected by inflation or foreign currency fluctuation. Since we receive over 60% of our revenues in local Chinese currency, we have some foreign currency risk. Changes in the valuation of the Chinese RENMINBI or Hong Kong dollar may have an impact on our results of operations in the future. Our subsidiaries, Chindex Tianjin, Chindex Shanghai and Beijing United, sell products and services in RENMINBI.

      We have also purchased and will continue to purchase some products in Western currencies other than U.S. dollars and have sold and will continue to sell such products in China for U.S. dollars. To the extent that the value of the U.S. dollar declines against such a currency, we could experience a negative impact on profitability. We anticipate hedging transactions wherever possible to minimize such negative impacts. Currently there are no such hedges.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

      We are exposed to market risks in a variety of ways. The principal market risk is related to the nature of the Chinese economy and political system. Since we generate all of our revenues from China, any risk having to do with the environment in China for a foreign business operating there can have a significant impact on us.

      Our growth plan includes continuing expansion of the Medical Capital Equipment business, rapid expansion of the HPD product portfolio, with an emphasis on increasing the number and variety of products that are sold directly to retail pharmacies, and the development of a network of private family hospitals, based on the Beijing United model, to serve China's growing middle class. Management continues to develop this growth plan, the implementation of which will be contingent on a number of factors, including requisite financing.

      Although we remain optimistic about the marketplace, there are continuing uncertainties as to the direction of China's on-going political and economic reforms, the possibility for future devaluation of the Chinese or Hong Kong currencies, and China's relationship with the United States. These uncertainties may influence the budgeting and purchasing process in China. Any of the foregoing circumstances may impede trade with China, thus impairing the ability of our customers to purchase our products. In our view, China's entry into the World Trade Organization in 2001 has made the dangers from these uncertainties less significant. Other possibly adverse circumstances include a decrease in the funds available for Chinese end-users as a result of a general economic slowdown, and increased competition from other American and European companies.

                                    BUSINESS

GENERAL

      Chindex, founded in 1981, is a leading American company in the healthcare sectors of the Chinese marketplace, including Hong Kong. Revenues are generated from the sale of healthcare equipment and products and the provision of healthcare services. We operate in three segments:

      o MEDICAL CAPITAL EQUIPMENT DIVISION. This division markets, sells and facilitates the export of select capital healthcare equipment and instrumentation throughout China on the basis of both exclusive and non-exclusive agreements with the manufacturers of these products. Chindex believes that it is the largest independent U.S. distributor of healthcare equipment in China. For the nine months ended December 31, 2003, the Medical Capital Equipment Division accounted for 38.0% of our revenues.

      o HEALTHCARE PRODUCTS DISTRIBUTION DIVISION. This division, through a network of wholly owned foreign subsidiaries in China, imports and distributes off-the-shelf healthcare instrumentation and health-related consumable products developed by third parties. For the nine months ended December 31, 2003, the Healthcare Products Distribution Division accounted for 43.8% of our revenues.

      o HEALTHCARE SERVICES DIVISION. This division operates our private hospital and clinics. Beijing United Family Hospital and Clinics opened in 1998 and Shanghai United Family Hospital and Clinics is scheduled to open in mid-2004. In 2002, we opened our first satellite clinic associated with Beijing United in Shunyi County outside of Beijing. For the nine months ended December 31, 2003, the Healthcare Services Division accounted for 18.2% of our revenues.

      As of March 3, 2004, we had approximately 767 full-time employees worldwide, 752 of whom resided in China and Hong Kong. In China and Hong Kong, we operate three representative offices and four subsidiary companies. We also participate in four joint ventures, the most recent of which is Natural Formula Asia Ltd., a joint venture established in Hong Kong between our Hong Kong subsidiary (40% ownership) and two Israeli companies. We also have three subsidiaries in the Republic of Mauritius and one in the British Virgin Islands, which were established in 2001 as part of a tax restructuring plan. In addition, in 2002, we established a subsidiary in Germany in order to facilitate our participation in German Government-funded loan programs for the sale in China of medical equipment.

MEDICAL CAPITAL EQUIPMENT

      On the basis of exclusive and non-exclusive distribution agreements, we offer manufacturers of quality medical capital equipment access to the greater Chinese marketplace through a wide range of marketing, sales, and technical services for their products. Through a matrix of dedicated marketing and technical service departments, local area product and technical specialists, and local area territory representatives and clinical application specialists, we provide comprehensive marketing coverage on behalf of our clients and suppliers on a nationwide basis. Marketing efforts are based on annual marketing plans developed by each marketing department within Chindex for each product, and normally include attendance at a variety of trade shows throughout China, advertisement in leading Chinese industrial, trade, and clinical journals, production of Chinese language product literature for dissemination to the potential customer base, direct mail and telemarketing campaigns, and other product promotions.

      The medical capital operations in China are managed by our medical department, which focuses on exporting quality Western medical capital equipment to the China market. These export sales are denominated in U.S. dollars and are made to China's larger hospitals. The medical department is organized both by clinical or therapeutic product specialty and by region.

      The medical department markets our products directly to hospitals, through hospital administrators and the doctors who are the ultimate users of the products. There is virtually no private practice of medicine in China and all physicians are affiliated with hospitals or similar institutions. Our marketing is addressed to all relevant participants in the purchasing decision, including the doctors and hospital administrators. Chindex has sold products to more than 2,000 hospitals in China, many of which have been repeat customers.

      Most purchases of the medical capital equipment sold by us in China, regardless of the nature of the end-user, are made through foreign trade corporations, or FTCs. Although the purchasing decision is made by the end-user, which may be an individual or a group having the required approvals from their administrative organizations, we enter into formal purchase contracts with FTCs. The FTCs make purchases on behalf of the end-users and are legally authorized by the Chinese government to conduct import business. These organizations are chartered and regulated by the government and are formed to facilitate foreign trade. We market our products directly to end-users, but in consummating a sale we also must interact with the particular FTC representing the end-user. For this reason, we seek to maintain ongoing relationships with the FTCs in our industries.

      We maintain a separate technical service unit, which is closely tied to the medical department. We are responsible for the technical support of virtually all the medical equipment that we sell. To support our capital healthcare equipment business, we own and operate a full-service technical service center. This service center supports spare parts inventories and factory-trained service engineers on a nationwide basis. It also makes use of a joint venture organization, the Chindex Meheco technical service center, which provides access to bonded warehousing facilities.

      Since 1995, we have from time to time used loans and loan guarantees from Ex-Im Bank to help hospitals in China finance their purchases of medical equipment from us. We have also arranged commercial financing that is guaranteed by the Chinese government but without Ex-Im Bank participation. While these transactions are primarily used to promote purchases of the products that we exclusively distribute in China, equipment manufactured by non-client suppliers has also been incorporated.

      Among other clients, our medical department represents Siemens AG, a world leader in the manufacture of medical equipment. In 2001, Chindex and Siemens entered into a five year agreement calling for us to be the exclusive distributor in China for the Siemens line of diagnostic color ultrasound imaging devices manufactured by Acuson Corporation (acquired by Siemens in 2000) and by Siemens. Siemens has appointed us as the sole distributor in Hong Kong as well. We have been the exclusive Acuson distributor in China since Acuson entered the China market in 1987, and in Hong Kong since 1996. In 2002, the sale of Siemens and Acuson products accounted for approximately 16% of our revenues.

HEALTHCARE PRODUCTS DISTRIBUTION

      Through our Healthcare Products Distribution, or HPD, division, we have been a significant player in this area since 1995, offering foreign manufacturers a unique nationwide distribution system for low price medical devices and consumables sold in hospitals, home healthcare, and other products sold to consumers in retail pharmacies. With an established distribution network, our HPD division is poised to take advantage of new opportunities created by China's WTO-based liberalization, as well as Chinese government-mandated consolidation in the distribution industry, and to continue to leverage our experience and increasing scale of operations.

      Through a network of wholly foreign-owned enterprise, or WFOE, companies, chartered in China's free trade zones, the HPD division imports healthcare and other products into China, carries them in inventory, sells them downstream for local currency, and pays the suppliers in foreign exchange obtained legally under Chinese regulations. Our HPD division is comprised of three primary business units:

      o     Logistics Services;

      o     Retail Pharmacy Sales; and

      o     Hospital Dealer Sales.

      LOGISTICS SERVICES

      Chindex logistics is the core of the HPD division, as it is through this business unit that we operate the import and distribution channels for bringing products to buyers nationwide. This business unit provides customized logistics services to other Chindex departments and business units, as well as to outside clients on a third party logistics basis. Chindex logistics services allow clients to avoid having to immerse themselves in the minutiae of China's opaque and heavily-regulated distribution sector so that they can focus on providing solutions to their end-user customers in China. The logistics services cover all aspects of importing products and delivering them to the local customers' sites as well as value-added administrative and financial services. In addition to providing logistics support to internal clients, Chindex logistics provides third party logistics services to providers of products related to our core healthcare and health-related markets.

      RETAIL PHARMACY SALES

      Our HPD retail products business unit is focused on distribution, including sales and marketing, of branded healthcare and health-related consumer products through China's burgeoning retail pharmacy sector. Sales began in mid-1998 in Shanghai and plans call for coverage of all of the major pharmacies in the top 30 urban markets (accounting for about 80% of demand and purchasing power for mass-premium imported consumer goods). We currently distribute to 36 cities and nearly 350 stores, doing business with eight of the top ten retail pharmacy chains in China.

      Our personalized, high service approach calls for coverage of all partner outlets by a field force of customer service representatives. Several new product areas are under development in parallel with growing distribution capabilities. All of these branded healthcare and health-related consumer products are subject to a strict regulatory regime in China and the process of registration of the products often presents substantial difficulties.

      We are entering retail pharmacy distribution through a partnership with L'Oreal, the world's largest producer of cosmetic products. In 1998, under the partnership agreement, Chindex became the exclusive distributor of a prominent brand of L'Oreal's health-oriented cosmetics and skin care products. Chindex's ability to control both the inventory and the distribution channels in China has proven successful in both the test market and expansion phases of distribution for this product line.

      HOSPITAL DEALER SALES

      Through our Hospital Dealer Sales division, Chindex HPD taps the market for quality imported medical consumables and low-priced instrumentation via a network of sub-distributors located throughout China. The network includes over two hundred active accounts which cover all of China's 350 hospitals with more than 500 beds. These hospitals account for approximately 80% of the demand for imports in China.

HEALTHCARE SERVICES

      In 1994, using our expertise in healthcare as a foundation, we began a long-term program to establish a private hospital network in China. In 1997, we opened Beijing United Family Hospital and Clinics (Beijing United), marking the successful completion of the first phase of our program. Beijing United is the first officially approved private, international-standard hospital in China. Future phases of Chindex's private hospital network program are planned to expand delivery of international-standard healthcare services to China's growing middle class throughout the country.

      BEIJING UNITED FAMILY HOSPITAL AND CLINICS

      Beijing United is a unique, state-of-the-art, fee-for-service, 50-bed specialty hospital providing primary family care for expatriates and Chinese citizens in Beijing. The hospital is housed in a modern facility in the eastern section of Beijing, and features seven 5-star birthing suites, three operating theatres, a medical - surgical inpatient ward, a pediatric ward, two executive VIP suites, a neonatal intensive care unit, an adult intensive care unit, nursery, a clinical laboratory, extensive digital diagnostic imaging facilities, a pharmacy, 24 hours emergency department and six outpatient clinics.

      Beijing United completed a significant expansion development program in 2002 resulting in a doubling of the hospital's capacity. In 2002, Beijing United also began to fulfill our strategy of expansion through well-placed satellite clinics, with the opening of the Beijing United Family Clinic - Shunyi, or the Shunyi Clinic. The Shunyi Clinic is the first satellite clinic associated with Beijing United and is the only outpatient clinic located in the densely expatriate-populated suburb of Shunyi County. It is also located near the International School of Beijing. This clinic has further broadened the patient base of Beijing United and subsequently the referral base for Beijing United's inpatient services. Plans are also underway to open additional affiliated satellite clinics throughout Beijing, expanding upon this initial program to provide outpatient services

      Emphasizing the need for well-care and patient-centered care, Beijing United offers a full range of top-quality family healthcare services, including mental health services, for men, women and children. The hospital is staffed by a mix of Western and Chinese physicians and operates in accordance with international hospital standards. Beijing United is also committed to community outreach programs and offers healthcare education classes, including CPR, Lamaze, and Stress Management.

      Beijing United was the first officially approved healthcare joint venture to provide international-standard healthcare services in China. It was formed as a 90/10 contractual joint venture between Chindex and the Chinese Academy of Medical Sciences and received our initial national level approvals from the Chinese Ministry of Health, or MOH, and Ministry of Foreign Trade and Economic Cooperation, or MOFTEC, in 1995.

      SHANGHAI UNITED FAMILY HOSPITAL AND CLINICS

      In late 2001, we received approval from the MOH and in early 2002 received approval from MOFTEC to open a second hospital venture. The new hospital will be located in Shanghai and is designed to ultimately be a 50-bed facility, offering a full range of inpatient and outpatient services to both Shanghai's expatriate and Chinese communities. This hospital is also a joint venture undertaking, with Chindex holding a 70% equity interest. Construction on the hospital has commenced and Shanghai United is scheduled to open in 2004. Prior to the recent financing, funding for the development of this hospital had been obtained through an agreement with a major supplier for deferred payment on equipment purchases by us from the supplier.

      CHINDEX HEALTHCARE NETWORK EXPANSION

      Our strategy is to continue to provide care to the expatriate community and increasingly to provide quality specialty healthcare to affluent Chinese society. An increasing portion of our healthcare network's market will be the growing urban middle class population. Our strategic business plan calls for the establishment of additional hospitals, each with affiliated satellite clinics, in selected urban cities throughout eastern China. These hospitals would be networked with each other and with Beijing United through a central administrative arm. In addition to the top-quality primary family healthcare services that would be available at each hospital in the network, we also plan to integrate visits by rotating specialists to each hospital, expanding the range of services offered.

COMPETITION

      In the sale of products, we compete with other independent distributors in China that market similar products. In addition to other independent distributors, we face more significant competition from direct distribution by established manufacturers. In the medical products field we compete with General Electric Corporation, or GE, which maintains its own direct sales force in China as well as selling through distributors. In addition, since certain manufacturers, such as GE, market a wide variety of products under one brand name in China to different market sectors, those manufacturers may be better able than we are to establish name recognition across industry lines. For example, GE manufactures and markets other electrical products in China as well as other medical instruments not sold by us. We believe that GE, Philips and Toshiba are the largest such direct competitors in the medical products field.

      In the sales and distribution of off-the-shelf medical products and consumables, our sales, marketing and logistical distribution networks also compete with similar distribution operations of other independent distributors, both foreign and Chinese, joint ventures and foreign manufacturers. In addition, the products themselves supplied by us to the China market compete with similar products of foreign, joint venture and domestic manufacturers. Our competitive position for product sales depends in part upon our ability to attract and retain qualified personnel in sales, technical and administrative capacities. In addition, many of our various competitors have greater resources, financial or otherwise, than we do.

      Two of our subsidiaries, Chindex Holdings International Trade (Tianjin) Ltd., and Chindex Shanghai International Trading Co., Ltd., sell goods and receive payment in local Chinese currency and use the currency to pay for local expenses. Payments are often required to be made in advance for consumable products. We recognize that any devaluation in the local currency may have a negative impact on the results of operations.

      At the present time, there are no Western-owned hospitals in Beijing which compete with Beijing United Family Hospital in catering to the expatriate diplomatic and affluent local Chinese markets. There are several
Western-operated clinics and a variety of foreign-invested joint ventures which provide outpatient services.

EMPLOYEES

      At December 31, 2003, we had 732 full-time salaried employees, and 24 part-time employees. Of the full time employees, 719 are in China and Hong Kong. Of the full-time personnel in China and Hong Kong, 65 are expatriates and 654 are Chinese or third country nationals. Of our non-U.S. based full-time employees, 352 are employed at Beijing United.

PROPERTIES

      Our representative headquarters in China are located at a newly renovated facility in Beijing. Our prior facility was designated for redevelopment in 2002 and accordingly, we moved into new space in mid-2002. We have a ten year lease for this new space. We also lease regional offices in the Chinese cities of

Shanghai, Guangzhou and Tianjin. Our executive and administrative offices are located in Bethesda, Maryland, which provides access to nearby Washington, D.C.

      We also lease a four story building of approximately 52,000 square feet in Beijing for Beijing United. This lease expires in 2010. In 1998, the Hospital entered into a five-year lease for the building housing the dental clinic. This lease provides for a ten-year extension. We initially renovated the first two floors of the main building for Beijing United Family Hospital. We had subleased the remaining two floors until the end of 2001, when the tenant moved out of the space, allowing the hospital to renovate the space for hospital use. This renovation was completed in 2002. We believe that our facilities will be sufficient to satisfy our current requirements for at least the next twelve months.

      On March 1, 2002, we entered into an 18-year lease for our new hospital facility in Shanghai. The lease is for a four-story stand alone building on the grounds of the Shanghai Changning District Central Hospital. The building has 55,339 square feet.

LEGAL PROCEEDINGS

      There are no pending material legal proceedings to which we or any of our properties is subject.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth our directors and executive officers and their ages as of April 26, 2004:

NAME                            AGE  POSITION
----                            ---  --------
Roberta Lipson................  48   Chairperson of the board, chief executive
                                     officer and president
Elyse Beth Silverberg.........  46   Executive vice president, secretary and
                                     director
Lawrence Pemble...............  47   Executive vice president finance and
                                     business development and director
Robert C. Goodwin, Jr.........  63   Executive vice president operations,
                                     treasurer, assistant secretary, general
                                     counsel and director
A. Kenneth Nilsson(a)(b)......  71   Director
Julius Y. Oestreicher(a)(b)...  74   Director
Carol R. Kaufman(b)...........  54   Director
----------
(a)   Member of the Compensation Committee.
(b)   Member of the Audit Committee.

      ROBERTA LIPSON co-founded Chindex in 1981. Ms. Lipson has served as the chairperson of the board of directors, chief executive officer and president since that time. From 1979 until founding Chindex in 1981, Ms. Lipson was employed in China by Sobin Chemical, Inc., a worldwide trading company, as Marketing Manager, coordinating marketing and sales of various equipment in China. Ms. Lipson was employed by Schering-Plough Corp. in the area of product marketing until 1979. Ms. Lipson received a B.A. degree in East Asian Studies from Brandeis University and an MBA degree from Columbia University Graduate School of Business.

      ELYSE BETH SILVERBERG co-founded Chindex in 1981. Ms. Silverberg has served as our executive vice president and secretary and as a director since that time. Prior to founding us, from 1980 to 1981, Ms. Silverberg worked with Ms. Lipson at Sobin Chemical, Inc. and was an intern in China with the National Council for U.S.-China Trade from 1979 to 1980. Ms. Silverberg received a B.A. degree in Chinese Studies and History from the State University of New York at Albany.

      LAWRENCE PEMBLE joined us in 1984 and has served as executive vice president--finance and business development since January 1996. From 1986 until 1996, Mr. Pemble served as vice president of marketing. From 1986 through April 1992 and September 1993 to the present, Mr. Pemble has also served as a director of Chindex. Prior to joining us, Mr. Pemble was employed by China Books and Periodicals, Inc. as Manager, East Coast Center. Mr. Pemble received a B.A. degree in Chinese Studies and Linguistics from the State University of New York at Albany.

      ROBERT C. GOODWIN, JR. has served as executive vice president operations since January 1996, as assistant secretary since June 1995 and as general counsel, treasurer and a director of Chindex since October 1992. In addition to his other duties, from October 1992 until January 1996, Mr. Goodwin served as vice president of operations for us. Prior to joining us, Mr. Goodwin was engaged in the private practice of law from 1979 to 1992, with a specialty in international law, in Washington, D.C. and had served as our outside counsel since 1984. Prior to such employment, Mr. Goodwin served for two years as the assistant general counsel for International Trade and Emergency Preparedness for the United States Department of Energy and for three years as the deputy assistant general counsel for the Federal Energy Administration. From 1969 until 1974, Mr. Goodwin served as an attorney-advisor for the U.S. Department of

Commerce. Mr. Goodwin received a B.A. degree from Fordham University and a J.D. degree from Georgetown University Law Center.

      A. KENNETH NILSSON has served as a director since January 1996. Since 1989, Mr. Nilsson has served as chairman of Eureka Group, Inc., a consulting firm he founded in 1972. Prior to 1989, Mr. Nilsson served as vice chairman of Cooper Companies, Inc., and as president of Cooper Laboratories, Inc., and president of Cooper Lasersonics, Inc. He previously served as an executive of Max Factor & Co., Ltd. and of Pfizer International, Inc. Mr. Nilsson received a B.A. degree in Telecommunications from the University of Southern California and an M.A. degree in Political Science from the University of California.

      JULIUS Y. OESTREICHER has served as a director for us since January 1996. Mr. Oestreicher has been a partner with the law firm of Oestreicher & Ennis, LLP and its predecessor firms for thirty years, engaged primarily in estate, tax and business law. Mr. Oestreicher received a B.S. degree in Business Administration from City College of New York and a J.D. degree from Fordham University School of Law.

      CAROL R. KAUFMAN was appointed a director of Chindex in November 2000. Ms. Kaufman has been vice president and chief administrative officer of The Cooper Companies, a medical device company, since October 1995 and was elected vice president of legal affairs in March 1996. From January 1989 through September 1995, she served as vice president, secretary and chief administrative officer of Cooper Development Company, a healthcare and consumer products company that was a former affiliate of The Cooper Companies. Ms. Kaufman received her undergraduate degree from Boston University.

COMMITTEES OF THE BOARD OF DIRECTORS

      We have no executive or nominating committee of the board of directors, but have a compensation committee and an audit committee.

      The compensation committee consists of Mr. Oestreicher and Mr. Nilsson. The function of the compensation committee is to make relevant compensation decisions for us and to attend to such other matters relating to compensation as may be prescribed by the board of directors.

      The audit committee consists of Ms. Kaufman and Messrs. Nilsson and Oestreicher, each of whom meets the independence requirements for audit committee members under the listing standards of the Nasdaq Stock Market, on which the common stock is quoted. The function of the audit committee is to make recommendations concerning the selection each year of our independent auditors, to review the effectiveness of our internal accounting methods and procedures and to determine through discussions with the independent auditors whether any instructions or limitations have been placed upon them in connection with the scope of their audit or our implementation. The audit committee reviews and reassesses our charter annually and recommends any changes to the board of directors for approval.

DIRECTOR COMPENSATION

      Each director who is not one of our employees is paid for serving on the board of directors a retainer at the rate of $3,000 per annum and an additional $1,000 for each meeting of our stockholders attended, $500 for each meeting of the board of directors attended and $300 for each meeting of a committee of the board of directors attended. We also reimburse each director for reasonable expenses in attending meetings of the board of directors. Directors also receive stock options as determined by the board of directors. Directors who are also our employees are not separately compensated for their services as directors. Since January 1, 2002, each of the outside directors has been granted options for the purchase of 6,000 shares of our common stock.

EXECUTIVE COMPENSATION

      The following table sets forth information concerning the annual and long term compensation during our last three fiscal years and the three month fiscal period ended March 31, 2003 of our chief executive officer and other most highly compensated executive officers whose salary and bonus for fiscal 2004 exceeded $100,000 for services rendered in all capacities to us and our subsidiaries:

                               ANNUAL COMPENSATION

                                                                    OTHER ANNUAL
NAME AND PRINCIPAL POSITION         YEAR*     SALARY      BONUS     COMPENSATION
---------------------------         -----     ------      -----     ------------

Roberta Lipson............          2004     $184,437    $25,000    $139,562(a)
  chairperson of the board,         2003     $ 46,109       --      $ 38,444(a)
  chief executive officer and       2002     $184,437    $25,000    $137,765(a)
  president                         2001     $184,437    $25,000    $156,460(a)

Elyse Beth Silverberg.....          2004     $177,606    $25,000    $ 99,062(b)
  executive vice president and      2003     $ 44,402       --      $ 24,750(b)
  secretary                         2002     $177,606    $25,000    $ 98,750(b)
                                    2001     $177,606    $25,000    $ 98,100(b)

Lawrence Pemble...........          2004     $176,839    $25,000        --
  executive vice president          2003     $ 42,694       --          --
  finance and business              2002     $170,775    $25,000        --
  development                       2001     $170,775    $25,000        --

Robert C. Goodwin, Jr.....          2004     $172,497    $25,000        --
 executive vice president --        2003     $ 41,811       --          --
 operations, treasurer,             2002     $167,244    $25,000        --
 assistant secretary and            2001     $167,244    $25,000        --
 general counsel

-----------------
* Information is presented for our fiscal year ended March 31, 2004, the three months ended March 31, 2003, and our fiscal years ended December 31, 2002 and 2001. Effective April 1, 2003, we changed our fiscal year end from December 31 to March 31.
(a) Includes tuition expenses for Ms. Lipson's sons in China in the amounts of $36,600 in the year ended March 31, 2004, $13,694 in the three months ended March 31, 2003, $36,475 in 2002 and $54,900 in 2001. Also
      includes rental expenses of $96,000 in each of the years presented and $24,000 in the three months ended March 31, 2003, for Ms. Lipson's housing in China. Also includes $3,062 in the year ended March 31, 2004, $750 in the three months ended March 31, 2003, $2,750 in 2002 and $2,100 in 2001 representing our matching contributions as deferred compensation under our 401(k) plan.
(b) Includes rental expense in the amount of $96,000 in each of the years presented and $24,000 in the three months ended March 31, 2003, for Ms. Silverberg's housing in China. Also includes $3,062 in the year ended March 31, 2004, $750 in the three months ended March 31, 2003, $2,750 in 2002 and $2,100 in 2001, representing our matching contribution as deferred compensation under our 401(k) plan.

EQUITY COMPENSATION PLAN INFORMATION

      The following table contains a summary of the number of shares of our common stock to be issued upon the exercise of options, warrants and rights outstanding at March 31, 2004, the weighted-average exercise price of those outstanding options, warrants and rights, and the number of additional shares of our common stock remaining available for future issuance under our equity compensation plans as of March 31, 2004.

 ------------------------------------------------------------------------------
|                   |        (a)       |      (b)        |          (c)        |
|                   |                  |                 |                     |
|                   |                  |                 | Number of securities|
|                   | Number of        |                 | remaining available |
|                   | securities to be | Weighted-average| for the future      |
|                   | issued upon      | exercise price  | issuance under      |
|                   | exercise of      | of outstanding  | equity compensation |
|                   | outstanding      | options,        | plans (excluding    |
|                   | options, warrants| warrants and    | securities reflected|
|Plan Category      | and rights       | rights          | in column (a))      |
|-------------------|------------------|-----------------|---------------------|
|Equity compensation|                  |                 |                     |
|plans approved by  |                  |                 |                     |
|security holders   |                  |                 |                     |
|                   |     948,700      |      $2.52      |     1,010,000       |
|-------------------|------------------|-----------------|---------------------|
|Equity compensation|                  |                 |                     |
|plans not approved |                  |                 |                     |
|by security holders|       N/A        |       N/A       |        N/A          |
 ------------------------------------------------------------------------------


OPTION GRANTS IN LAST FISCAL YEAR

      We did not grant any options to our named executive officers during fiscal 2004.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

      The following table provides summary information concerning stock options held as of March 31, 2004 by our chief executive officer and by the other executive officers named in the summary compensation table above.

                                                  NUMBER OF         VALUE OF
                                                 SECURITIES        UNEXERCISED
                                                 UNDERLYING       IN-THE-MONEY
                                                 UNEXERCISED         OPTIONS
                        SHARES                OPTIONS AT FISCAL     AT FISCAL
                      ACQUIRED ON   VALUE         YEAR END          YEAR END
                       EXERCISE    REALIZED     EXERCISABLE/      EXERCISABLE/
NAME                    (#)(a)     ($)(a)      UNEXERCISABLE    UNEXERCISABLE(b)
----                  ----------- ----------- ----------------- ----------------
Roberta Lipson             --         --           96,800/0          96,800/0
Elyse Silverberg           --         --           96,800/0          96,800/0
Lawrence Pemble         416,800    $192,860        80,000/0          80,000/0
Robert C. Goodwin, Jr.   10,000    $122,948       161,820/0         161,820/0
-----------------
(a) Based on the closing prices per share on the respective dates of exercise without giving effect to any subsequent stock split.
(b) Based on the closing price per share of $10.09 on March 31, 2004, the last trading day of fiscal 2004.


EMPLOYMENT AGREEMENTS

      In 2001, we entered into five-year employment agreements with each of Mmes. Lipson and Silverberg and Messrs. Pemble and Goodwin, providing for base salaries to be subject to annual review and adjustment as determined by us, and which currently are $184,437, $177,606, $170,775 and $167,244, respectively.
Each such executive officer also receives additional benefits, including those generally provided to our other executive officers. In addition, each of Mmes. Lipson and Silverberg also receives reimbursement of expenses relating to residing in China. Each employment agreement also provides certain additional compensation in the case of a departure related to a change of control of Chindex, including the payment of three times the annual salary. Each agreement also contains non-competition provisions that preclude each executive from competing with we for a period of two years from the date of termination of employment.

      We have obtained individual term life insurance policies covering Ms. Lipson in the amount of $2,000,000. We are the sole beneficiary under this policy.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

      Our certificate of incorporation limits the liability of our stockholders, directors and officers to the maximum extent permitted by Delaware law. Delaware law provides that a director of a corporation will not be personally liable for monetary damages for breach of fiduciary duty as a director, except for liability:

      o for any breach of the director's duty of loyalty to us or our stockholders;

      o for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

      o under Delaware law regarding unlawful dividends and stock purchases; or

      o for any transaction from which the director derived an improper personal benefit.

      As permitted by Delaware law, our bylaws provide that we must indemnify our stockholders, directors, officers, employees and agents in each situation where Delaware law permits us to indemnify them. We have obtained directors' and officers' insurance to cover our directors, officers and some of our employees for certain liabilities. We believe that these indemnification provisions and agreements and this insurance are necessary to attract and retain qualified directors and officers. The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

                             PRINCIPAL STOCKHOLDERS

      The following table sets forth certain information regarding the beneficial ownership of our common stock and Class B common stock as of April 26, 2004 by:

      o each person who we know owns (of record or beneficially) more than 5% of our outstanding common stock or Class B common stock;

      o each of our directors and our CEO and certain other executive officers whose annual cash compensation for fiscal 2003 exceeded $100,000; and

      o     all of our directors and executive officers as a group.

      We have determined beneficial ownership in accordance with the rules of the SEC and, as a result, include voting and investment power with respect to shares. To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares shown as beneficially owned. Except Federated Kaufmann Fund, none of the persons listed below is selling any shares under this prospectus.

                              AMOUNT AND NATURE
                                OF BENEFICIAL
                               OWNERSHIP(b)(c)             PERCENT OF(d)
                           -----------------------  ----------------------------
                                        CLASS B              CLASS B
NAME AND ADDRESS OF         COMMON      COMMON      COMMON   COMMON
BENEFICIAL STOCKHOLDER(a)   STOCK       STOCK(e)    STOCK    STOCK   COMBINED(f)
--------------              -----       --------    -----    -----   -----------
Roberta Lipson...........  118,012(g)   440,000(h)    2.5%     56.8%    29.6%
Elyse Beth Silverberg....  137,972(i)   260,500       3.0      33.6     18.3
Lawrence Pemble..........  101,148(j)    74,500       2.1       9.6      5.9
Robert C. Goodwin, Jr....  188,328(k)        --       3.9        --      2.0
Julius Y. Oestreicher....  129,532(l)        --       2.7        --      1.4
A. Kenneth Nilsson.......  129,532(m)        --       2.7        --      1.4
Carol R. Kaufman.........   69,360(n)        --       1.5        --      *
Steven T. Newby..........  314,600(o)        --       6.9        --      3.4
  55 Quince Orchard Rd.
  Suite 606
  Gaithersburg, MD 20878
Federated Kaufmann Fund..  666,000(p)        --      11.9      --        7.2
  140 East 45th Street,
  43rd Floor
  New York, NY 10017
All executive officers
  and directors as a
  group (7 persons)....    873,884(q)   775,000      16.2     100.0     54.9
-----------------
*     Less than 1%.
(a) Unless otherwise indicated, the business address of each person named in the table is c/o Chindex International, Inc., 7201 Wisconsin Avenue, Bethesda, Maryland 20814.
(b) Except as otherwise indicated, each of the parties listed has sole voting and investment power with respect to all shares indicated below.
(c) Beneficial ownership is calculated in accordance with Regulation S-K as promulgated by the SEC.
(d) Gives effect to all of the 1,500,000 shares sold in the financing, of which shares 600,000 are outstanding and 900,000 are issuable on or about May 4, 2004.
(e) Our common stock is entitled to one vote per share and our Class B common stock is entitled to six votes per share.

(f) Indicates percentage voting power represented by beneficial ownership when the Class B common stock and common stock vote together, based on total outstanding as of April 26, 2004 of 775,000 shares of Class B common stock and 4,543,152 shares of common stock, giving effect to all of the 1,500,000 shares sold in the financing.
(g) Includes 116,800 shares underlying options that are currently exercisable with respect to all of the underlying shares.
(h) Includes 20,000 shares held by each of the Ariel Benjamin Lee Trust, Daniel Lipson Plafker Trust and Jonathan Lipson Plafker Trust, all of which Ms. Lipson is a trustee.
(i) Includes 116,800 shares underlying options that are currently exercisable with respect to all of the underlying shares.
(j) Includes 60,000 shares underlying options that are currently exercisable with respect to all of the underlying shares.
(k) Includes 181,820 shares underlying options that are currently exercisable with respect to all of the underlying shares.
(l) Represents shares underlying options that are currently exercisable with respect to all of the underlying shares.
(m) Includes 123,480 shares underlying options that are currently exercisable with respect to all of the underlying shares.
(n) Represents shares underlying options that are currently exercisable with respect to all of the underlying shares.
(o) The amount and nature of beneficial ownership of these shares by Steven T. Newby is based solely on a Schedule 13G/A filed by Mr. Newby with the SEC. We have no independent knowledge of the accuracy or completeness of the information set forth in such Schedule 13G/A, but have no reason to believe that such information is not complete or accurate.
(p) The amount and nature of beneficial ownership of these shares by Federated Kaufmann Fund is based solely on its purchase in the financing of 555,000 shares and immediately-exercisable warrants to purchase 111,000 shares. We have no independent knowledge of the accuracy or completeness of the information, but have no reason to believe that such information is not complete or accurate.
(q) Includes 737,792 underlying options that are currently exercisable with respect to all of the underlying shares.

                            SELLING SECURITY HOLDERS

      The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 26, 2004 by each of the selling security holders. Following their sale of the shares offered pursuant to this prospectus, none of the selling security holders will own more than 1% of our common stock or warrants. The table reflects all shares and warrants issued or to be issued in the financing, including those to be issued at the final closing, which is expected to take place on or about May 4, 2004.

      We have determined beneficial ownership in accordance with the rules of the SEC and, as a result, include voting and investment power with respect to shares. To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares shown as beneficially owned.

                             AMOUNT AND NATURE OF   SECURITIES TO BE
                             BENEFICIAL OWNERSHIP        SOLD:
                             --------------------   ----------------
                                        COMMON              COMMON
                                        STOCK               STOCK
                                       ISSUABLE            ISSUABLE    COMMON
                                         UPON                UPON     STOCK TO
                                       EXERCISE            EXERCISE   BE OWNED
NAME AND ADDRESS OF           COMMON      OF       COMMON     OF       AFTER
BENEFICIAL STOCKHOLDER        STOCK    WARRANTS    STOCK   WARRANTS  OFFERING(a)
----------------------        -----    --------    -----   --------  -----------
Argonaut Asian Equities
  Partnership, LP.........     3,150       630      3,150       630      --
Argonaut Global Equities
  Partnership, LP.........     1,900       380      1,900       380      --
Argonaut Investment Fund,
  LP......................    13,650     2,730     13,650     2,730      --
Argonaut Partnership LP...    16,300     3,260     16,300     3,260      --
UBS Securities LLC FBO
  Martin Currie China
  Hedge Fund L.P..........   165,000    33,000    165,000    33,000      --
Castle Creek Healthcare
  Partners LLC............    60,000    12,000     60,000    12,000      --
Crestview Capital Master,
  L.L.C...................   125,000    25,000    125,000    25,000      --
Federated Kaufmann Fund...   555,000   111,000    555,000   111,000      --
Hare & Co. (for A/C 536231)
  FBO Martin Currie G.F.
  Greater China Fund......   138,000    27,600    138,000    27,600      --
Iroquois Capital, LP......    25,000     5,000     25,000     5,000      --
Kingsbridge Capital.......    50,000    10,000     50,000    10,000      --
Martin Currie Business
  Trust Greater China Fund    27,000     5,400     27,000     5,400      --
Omicron Master Trust......    75,000    15,000     75,000    15,000      --
Pequot Navigator Onshore
  Fund, LP................    33,000     6,600     33,000     6,600      --
Pequot Scout Fund, LP.....    67,000    13,400     67,000    13,400      --
Silver Oak Investments....    50,000    10,000     50,000    10,000      --
Smithfield Fiduciary LLC      45,000     9,000     45,000     9,000      --
Vertical Ventures, LLC....    50,000    10,000     50,000    10,000      --
Oppenheimer & Co. Inc.....        --    90,000         --    90,000      --
                           ---------   -------  ---------   -------   --------
      Total............... 1,500,000   390,000  1,500,000   390,000      --
-----------------

(a) Assumes all securities that may be sold under this prospectus are sold. No selling security holder will own any warrants after this offering assuming the sale of all shares of common stock issuable upon exercise of the warrants are sold under this prospectus.

  NONE OF THE SELLING SECURITY HOLDERS HAS BEEN AFFILIATED WITH US NOR HAS HAD
         ANY MATERIAL RELATIONSHIP WITH US DURING THE PAST THREE YEARS.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL

      As of April 26, 2004, our authorized capital stock consisted of:

      o 6,000,000 shares of common stock, par value $0.01 per share, of which 3,643,152 were issued and outstanding, exclusive of the remaining 900,000 shares to be issued on or about May 4, 2004 in connection with the financing;

      o 800,000 shares of Class B common stock, par value $0.01 per share, of which 775,000 were issued and outstanding; and

      o 500,000 shares of preferred stock, par value $0.01 per share, none of which were outstanding.

      COMMON STOCK

      Holders of common stock are entitled to one vote per share on all matters to be voted upon by the our stockholders. Subject to the preferences that may be applicable to any shares of preferred stock issued in the future, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior liquidation rights of any shares of preferred stock outstanding at such time. The holders of common stock have no preemptive, redemption, conversion, sinking fund or other subscription rights. The outstanding shares of common stock are, and the common stock offered by us in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock, which we may designate and issue in the future.

      CLASS B COMMON STOCK

      The Class B common stock and the common stock are identical on a share-for-share basis, except that the holders of our Class B common stock have six votes per share on each matter considered by our stockholders. The difference in voting rights increases the voting power of the holders of Class B common stock and accordingly has an anti-takeover effect. The existence of our Class B common stock may make us a less attractive target for a hostile takeover bid or render more difficult or discourage a merger proposal, an unfriendly tender offer, a proxy contest, or the removal of incumbent management, even if such transactions were favored by our stockholders other than the holders of Class B common stock. Thus, our stockholders may be deprived of an opportunity to sell their shares at a premium over prevailing market prices in the event of a hostile takeover bid. Those seeking to acquire us through a business combination will be compelled to consult first with the holders of Class B common stock in order to negotiate the terms of such business combination. Any such proposed business combination will have to be approved by the board of directors, may be under the control of the holders of Class B common stock, and if stockholder approval were required, the approval of the holders of Class B common stock will be necessary before any such business combination can be consummated.

      Each share of Class B common stock is automatically converted into one share of common stock upon:

      o the death of the original holder thereof, or, if such shares are subject to a stockholders agreement or voting trust granting the power to vote such shares to another original holder of Class B common stock, then upon the death of such other original holders;

      o the sale or transfer to any person other than the following transferees:

            -     the spouse of a holder of Class B common stock;

            - any lineal descendants of a holder of Class B common stock, including adopted children (these descendants, together with the holder of Class B common stock and his or her spouse are referred to below as "family members");

            - a trust for the sole benefit of a Class B common stockholder's family members;

            - a partnership made up exclusively of Class B common stockholders and their family members, or a corporation wholly owned by a holder of Class B common stock and their family members;

            -     any other holder of Class B common stock.

      Mmes. Lipson and Silverberg, Mr. Pemble and certain trusts for the benefit of members of the families of Mmes. Lipson and Silverberg hold all of the outstanding shares of Class B common stock. There are no options and warrants to purchase Class B common stock currently outstanding.

      PREFERRED STOCK

      Our board of directors has the authority, without further action by the stockholders, to issue up to 500,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms in redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in our control. We have no present plans to issue any shares of preferred stock.

OPTIONS

      As of March 31, 2004, there were outstanding options to purchase 948,700 shares of our common stock at a weighted average exercise price of $2.52.

WARRANTS

      The following is a brief summary of certain provisions of the warrants sold to the investors in our private placement:

      o EXERCISE PRICE AND TERMS - Each warrant entitles the registered holder thereof to purchase one share of common stock, at any time during the five-year period commencing on the original issue date, at $12.00 per share, subject to adjustment in accordance with the provisions referred to below. The holder of any warrant may exercise such warrant by surrendering the certificate representing the warrant to us, with the subscription form attached to it properly completed and executed, together with payment of the exercise price. The warrants may be exercised at any time in whole or in part at the applicable exercise price until the expiration of the warrants. No fractional shares will be issued upon the exercise of the warrants.

      o ADJUSTMENTS - The exercise price and the number of shares of common stock purchasable upon the exercise of the warrants are subject to adjustment, upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassifications of the common stock, or the issuance or deemed issuance of shares of common stock for consideration per share less than the exercise price of the warrants immediately prior to such issuance. Additionally, an adjustment will be made in the case of a reclassification or exchange of common stock, consolidation or merger of Chindex with or into another corporation, sale of all or substantially all of our assets or our dissolution, in order to enable warrantholders to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares of common stock that might have been purchased upon the exercise of the warrant.

      o REDEMPTION PROVISIONS - Commencing one year after the original issue date, the warrants are subject to redemption at $0.10 per warrant on 30 days' prior written notice provided that the average closing bid price of the common stock equals or exceeds 150% of the initial warrant exercise price per share, subject to certain adjustments, for 20 consecutive trading days and the average trading volume for the trading period is greater than 100,000 shares per day.

      o TRANSFER, EXCHANGE AND EXERCISE - Subject to applicable securities law, the warrants may be presented to us for transfer, exchange or exercise at any time on or prior to their expiration date, at which time the warrants become wholly void and of no value.

      o WARRANTHOLDERS NOT STOCKHOLDERS - The warrants do not confer upon holders any voting, dividend or other rights as stockholders.

REGISTRATION RIGHTS

      The purchasers of the securities sold in our private placement are entitled to certain rights with respect to the registration of the shares and the shares of common stock issuable upon exercise of their warrants. We are obligated to use our best efforts to cause the SEC to declare such registration statement effective within 120 days of initial closing. In the event such registration is not filed within 30 days of the initial closing date, or is not declared effective within 120 days of the initial closing date, we must pay investors a cash penalty of 1.5% of the purchase price for the first month and 1.0% on a PRO-RATA monthly basis thereafter.

DELAWARE ANTI-TAKEOVER LAW AND CHARTER PROVISIONS

      Provisions in our certificate of incorporation and bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. Such provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions allow us to issue preferred stock without any vote or further action by the stockholders, require advance notification of stockholder proposals and nominations of candidates for election as directors, and eliminate cumulative voting in the election of directors. These provisions may make it more difficult for stockholders to take corporate actions and could have the effect of delaying or preventing a change in control.

      In addition, we are subject to Section 203 of the Delaware General Corporation Law. This law prohibits a Delaware corporation from engaging in any business combination with any interested stockholder, unless any of the following conditions are met. First, this law does not apply if prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder. Second, the law does not apply if upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and those shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer. Third, the law does not apply if, at or after the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

TRANSFER AGENT AND REGISTRAR

      The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

                         SHARES ELIGIBLE FOR FUTURE SALE

      Future sales of substantial amounts of common stock in the pubic market could adversely affect the market price of our common stock.

      As of April 26, 2004, giving effect to the sale of the 1,500,000 shares of common stock sold in the financing, we have outstanding an aggregate of 4,543,152 shares of common stock and 775,000 shares of Class B common stock, assuming no exercise of any of the warrants issued in the financing nor any options. All of these shares of common stock other than the Class B common stock and the additional 390,000 shares issuable upon exercise of the warrants issued or issuable in the financing, will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. Shares purchased by affiliates may generally only be sold pursuant to an effective registration statement under the Securities Act or in compliance with limitations of Rule 144 as described below.

      The 775,000 shares of Class B common stock held by existing stockholders were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. These shares and approximately 873,000 shares of common stock (including approximately 738,000 shares issuable pursuant to currently-exercisable stock options) are subject to "lock-up" agreements providing that the stockholders will not offer, sell or otherwise dispose of any of the shares of common stock owned by them until the later of 90 days after the date of this prospectus. All of our remaining shares of common stock may be sold immediately.

      We have filed a registration statement on Form S-8 under the Securities Act to register all of the shares of common stock issued or reserved for future issuance under our 1994 Stock Option Plan. Based upon the number of shares subject to outstanding options as of April 26, 2004, that registration statement covers up to 2,000,000 shares. Other than with respect to the approximately 738,000 shares issuable upon exercise of options that are subject to the lock-up agreements described above, all of the shares registered under that registration statement are available for sale in the open market immediately.

      In general, under Rule 144 as currently in effect, beginning 180 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell in "broker's transactions" or to market makers, within any three-month period, a number of shares that does not exceed the greater of:

      o     1% of the number of shares of common stock then outstanding; or

      o the average weekly trading volume in the common stock on the Nasdaq SmallCap Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

      Sales under Rule 144 are generally subject to the availability of current public information about Chindex.

                              PLAN OF DISTRIBUTION

      The Selling Stockholders and any of their pledges, assignees, donees selling shares received from such Selling Stockholders as a gift, and successors-in-interest may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

      o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resale by the broker-dealers for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o     privately negotiated transactions;

      o broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

      o     a combination of any such methods of sale; and

      o     any other method permitted pursuant to applicable law.

      The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

      Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

      The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers of agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

      To the extent required, we will amend or supplement this prospectus to disclose material arrangements regarding the plan of distribution.

      To comply with the securities laws of certain jurisdictions, registered or licensed brokers or dealers may need to offer or sell the shares offered by this prospectus. The applicable rules and regulations under the Securities Exchange Act of 1934, as amended, may limit any person engaged in a distribution of the shares of common stock covered by this prospectus in its ability to engage in market activities with respect to such shares. A selling stockholder, for example, will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, which provisions may limit the timing or purchases and sales of any shares of common stock by that selling stockholder.

      As of the date of this filing, we are not aware of any agreement, arrangement or understanding between any broker or dealer and any of the selling security holders with respect to the offer or sale of the securities under this filing.

      We have advised the selling security holders that during the time each is engaged in distributing securities covered by this prospectus, each must comply with the requirements of the Securities Act of 1933 and Rule 10b-5 and Regulation M under the Securities Exchange Act of 1934. Under those rules and regulations, they:

      o may not engage in any stabilization activity in connection with our securities;

      o must furnish each broker that offers securities covered by this prospectus with the number of copies of this prospectus that are required by each broker; and

      o may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1934.

      In the purchase agreement that we entered into with the investors, we agreed to indemnify and hold harmless each selling security holder against liabilities, including liabilities under the Securities Act of 1933, which may be based upon, among other things, any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact, unless made or omitted in reliance upon written information provided to us by that investor expressly for use in the registration statement of which this prospectus is a part. We have agreed to bear the expenses incurred by us in connection with the preparation of the registration statement and up to $15,000 of fees of one counsel for all holders of the securities registered. Among other things, the selling security holders will bear all selling discounts and commissions.

                          VALIDITY OF THE COMMON STOCK

      The validity of the common stock offered by this filing will be passed upon for us by Hughes Hubbard & Reed LLP, New York, New York.

                                     EXPERTS

      Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule at December 31, 2001 and 2002, as set forth in their report. We have included our consolidated financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

      We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and our common stock, reference is made to the registration statement and the exhibits and schedule filed as a part thereof. You should read the documents filed with the SEC as exhibits to the registration statement for a more complete description of the matter involved.

      We file quarterly and annual reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the public reference facilities of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

                           CHINDEX INTERNATIONAL, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Report of Independent Auditors.............................................F-2

Consolidated Balance Sheets as of December 31, 2001 and 2002...............F-3

Consolidated Statements of Operations for the Years Ended December 31,
   2000, 2001 and 2002.....................................................F-4

Consolidated Statements of Cash Flows for the Years Ended December 31,
   2000, 2001 and 2002.....................................................F-5

Consolidated Statements of Stockholders' Equity for the Years Ended
   December 31, 2000, 2001 and 2002........................................F-6

Notes to Consolidated Financial Statements for the Years Ended
   December 31, 2000, 2001 and 2002........................................F-7

Consolidated Condensed Balance Sheets as of December 31, 2003
   and March 31, 2003.....................................................F-18

Consolidated Condensed Statements of Operations for the Nine Months Ended
   December 31, 2002 and 2003 and the Three Months Ended March 31,
   2003 and 2002..........................................................F-19

Consolidated Condensed Statements of Cash Flows for the Nine Months Ended
   December 31, 2002 and 2003 and the Three Months Ended March 31,
   2003 and 2002..........................................................F-20

Consolidated Condensed Statement of Stockholders' Equity for the Period
   Ended December 31, 2003................................................F-21

Notes to Consolidated Condensed Financial Statements for the Period
   Ended December 31, 2003................................................F-22

              Report of Ernst & Young LLP, Independent Auditors

The Board of Directors and Stockholders
Chindex International, Inc.

      We have audited the accompanying consolidated balance sheets of Chindex International, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2002. Our audits also included the financial statement schedule listed in the Index at Item 16(b). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Chindex International, Inc. at December 31, 2002 and 2001, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                    /s/ Ernst & Young, LLP


McLean, Virginia
March 14, 2003, except for Note 6, as to which the date is April 28, 2004

                           CHINDEX INTERNATIONAL, INC.
                           CONSOLIDATED BALANCE SHEETS

                                                             December 31,
                                                      -------------------------
                                                          2002          2001
                                                      -----------   -----------
                       ASSETS
Current Assets:
   Cash and cash equivalents                           $6,100,000    $5,459,000
   Trade receivables less allowance for doubtful
   accounts of $883,000 in 2002 and $604,000 in 2001   16,195,000    12,932,000
   Inventories                                         10,346,000     7,365,000
   Income taxes receivable                                 11,000       165,000
   Deferred income taxes                                  892,000       232,000
   Other current assets                                 1,793,000     1,668,000
                                                      -----------   -----------
      Total current assets                             35,337,000    27,821,000
Property & equipment, net                               7,128,000     4,751,000
Other assets                                              661,000       797,000
                                                      -----------   -----------
      Total assets                                    $43,126,000   $33,369,000
                                                      ===========   ===========

        LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
   Accounts payable and accrued expenses              $22,612,000   $18,625,000
   Accrued contract training                              920,000       915,000
   Short term loan payable                              1,946,000       200,000
                                                      -----------   -----------
      Total current liabilities                        25,478,000    19,740,000
Long-term loan payable                                  3,609,000             0
                                                      -----------   -----------
      Total liabilities                                29,087,000    19,740,000
Minority interest                                          71,000        18,000
Stockholders' Equity:
   Preferred stock, $.01 par value, 500,000 shares
   authorized, none issued                                      0             0
   Common stock, $.01 par value, 6,800,000 shares
   authorized, including 800,000 designated Class B:
      Common stock - 2,933,232 and 2,895,932 shares
      issued and outstanding in 2002 and 2001,
      respectively                                         29,000        29,000
      Class B stock - 775,000 shares issued and
      outstanding in 2002 and 2001                          8,000         8,000
   Additional capital                                  17,356,000    17,275,000
   Accumulated other comprehensive income (loss)            9,000        (8,000)
   Accumulated deficit                                 (3,434,000)   (3,693,000)
                                                      -----------   -----------
      Total stockholders' equity                       13,968,000    13,611,000
                                                      -----------   -----------
      Total liabilities and stockholders' equity      $43,126,000   $33,369,000
                                                      ===========   ===========

See accompanying notes

                           CHINDEX INTERNATIONAL, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                              For the year ended December 31,
                                          -------------------------------------
                                              2002        2001         2000
                                          -----------  -----------  -----------
Total sales and service revenue           $70,617,000  $56,118,000  $45,064,000

Cost and expenses
   Cost of goods and services sold         47,549,000   38,426,000   30,529,000
   Salaries and payroll taxes              13,463,000   10,091,000    7,777,000
   Travel and entertainment                 2,601,000    2,139,000    1,897,000
   Other                                    6,909,000    5,863,000    4,709,000
                                          -----------  -----------  -----------

Income (loss) from operations                  95,000     (401,000)     152,000

Minority interest                              50,000      (18,000)     (36,000)

Other income and (expenses)
   Interest expense                           (54,000)     (13,000)     (94,000)
   Interest income                             59,000      161,000      200,000
   Miscellaneous (expense) income, net       (131,000)     578,000      558,000
                                          -----------  -----------  -----------
      Total other (expense) income           (126,000)     726,000      664,000

Income before income taxes                     19,000      307,000      780,000
(Benefit from) provision for income taxes    (240,000)     (77,000)     139,000
                                          -----------  -----------  -----------
Net income                                   $259,000     $384,000     $641,000
                                          ===========  ===========  ===========
Income per share data (restated, see note 6):
Net income per common share - basic            $  .07       $  .10       $  .17
Weighted average shares outstanding -
  basic                                     3,699,052    3,667,204    3,665,132
Net income per common share - diluted          $  .07       $  .10       $  .17
Weighted average shares outstanding -
  diluted                                   3,796,340    3,950,636    3,785,108

See accompanying notes

                           CHINDEX INTERNATIONAL, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                               For the year ended December 31,
                                            -----------------------------------
                                               2002         2001        2000
                                            ----------   ----------  ----------
OPERATING ACTIVITIES
Net income                                    $259,000     $384,000    $641,000

Adjustments to reconcile net income to net
 cash (used in) provided by operating
  activities:
   Depreciation                              1,016,000      773,000     750,000
   Inventory write-down                        158,000      147,000     154,000
   Provision for doubtful accounts             279,000            0           0
   Minority interest                           (53,000)           0           0
   Deferred taxes                             (660,000)    (232,000)          0
Changes in operating assets and liabilities:
   Trade receivables                        (3,542,000)   4,264,000  (9,229,000)
   Inventories                              (3,124,000)   1,608,000  (3,393,000)
   Income taxes receivable                     154,000      112,000    (161,000)
   Other current assets                       (125,000)    (353,000)   (418,000)
   Other assets                                136,000      282,000    (260,000)
   Accounts payable and accrued expenses     3,992,000   (3,615,000)  11,481,000
   Income taxes payable                              0      (90,000)    (15,000)
                                            ----------   ----------  ----------
Net cash (used in) provided by operating
activities                                  (1,510,000)   3,280,000    (450,000)
INVESTING ACTIVITIES
   Investment in equity joint venture          (40,000)           0           0
   Purchases of property and equipment      (3,382,000)  (1,798,000)   (720,000)
                                            ----------   ----------  ----------
Net cash used in investing activities       (3,422,000)  (1,798,000)   (720,000)
FINANCING ACTIVITIES
   Proceeds from short term loan payable     1,746,000      200,000           0
   Cash from joint venture partner
     investment                                120,000            0           0
   Long term loan payable                    3,609,000            0           0
   Exercise of stock options                    81,000            0       9,000
                                            ----------   ----------  ----------
Net cash provided by financing activities    5,556,000      200,000       9,000
Effect of foreign exchange rate changes on
  cash and cash equivalents                     17,000       (8,000)     (2,000)
                                            ----------   ----------  ----------
Net increase (decrease) in cash and cash
  equivalents                                  641,000    1,674,000  (1,163,000)
Cash and cash equivalents at beginning of
  year                                       5,459,000    3,785,000   4,948,000
                                            ----------   ----------  ----------
Cash and cash equivalents at end of year    $6,100,000   $5,459,000  $3,785,000

Cash paid for interest                         $45,000      $13,000     $10,000
Cash paid for income taxes                    $336,000     $518,000    $368,000


See accompanying notes

                           CHINDEX INTERNATIONAL, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                                                                                            Accumulated
                        Common Stock      Common Stock-Class B                                 Other
                     -------------------  --------------------  Additional   Accumulated   Comprehensive
                      Shares      Amount  Shares     Amount      Capital       Deficit     Income (Loss)   Total
                     ---------   -------  -------   ---------  -----------   ------------  ------------- ------------
Balance at
  December 31, 1999  2,625,276   $26,000  775,000   $8,000      $17,269,000   ($4,718,000)     $2,000     $12,587,000
---------------------------------------------------------------------------------------------------------------------
Net income 2000                                                                   641,000                     641,000
Foreign currency
  translation
adjustment                                                                                     (2,000)         (2,000)
Comprehensive income
Option exercised          4,000        0                              9,000                                     9,000
Balance at            -----------------------------------------------------------------------------------------------
  December 31, 2000   2,895,932   29,000  775,000    8,000       17,275,000    (4,077,000)          0      13,235,000
---------------------------------------------------------------------------------------------------------------------
Net income 2001                                                                   384,000                     384,000
Foreign currency
  translation
adjustment                                                                                     (8,000)         (8,000)
Comprehensive income
Balance at
  December 31, 2001  2,895,932   29,000  775,000     8,000       17,275,000    (3,693,000)     (8,000)     13,611,000
---------------------------------------------------------------------------------------------------------------------
Net income 2002                                                                   259,000                     259,000
Foreign currency
  translation
adjustment                                                                                     17,000          17,000
Comprehensive income
Options exercised       37,300        0                              81,000                                    81,000
Balance at           ------------------------------------------------------------------------------------------------
  December 31, 2002  2,933,232  $29,000  775,000    $8,000      $17,356,000   ($3,434,000)     $9,000     $13,968,000
---------------------------------------------------------------------------------------------------------------------


See accompanying notes

                           CHINDEX INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2002


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND DESCRIPTION OF BUSINESS

      Chindex International, Inc. (the "Company" or "Chindex") is a leading American company in the healthcare sectors of the Chinese marketplace, including Hong Kong. The Company conducts business in three segments. The Medical Capital Equipment segment markets and sells high-technology medical equipment and instrumentation acquired from several major U.S., European, and other manufacturers. The Company markets and sells these products in China, including Hong Kong, and provides marketing, sales and technical services for the products. Substantially all direct sales, commissions and purchases of these products are denominated in U.S. dollars.

      The Healthcare Products Distribution segment operates a logistics platform through which it provides logistics services to internal clients as well as to other companies doing business in the Chinese market. Sales of consumables and low value healthcare and health-related consumer products are undertaken through Chindex Holdings International Trade (Tianjin) Ltd., and Chindex Shanghai International Trading Co., Ltd., subsidiaries that sell goods and receive payments in local Chinese currency and use the currency to pay for local expenses and U.S.-dollar imported goods. Payments are generally required to be made in advance for consumable products.

      Finally, in its Healthcare Services segment (HCS), the Company operates a hospital and clinic in Beijing and will be opening a second hospital in Shanghai in mid-2004. In 1996 the Company established Beijing United Family Hospital and Clinics ("Beijing United"), a contractual joint venture between the Company and a company controlled by the Chinese Academy of Medical Sciences. Beijing United provides complete international standard primary care health services including family practice, pediatrics, dental care, physical therapy, obstetrics, gynecology, neonatology, men's health care, 24 hour emergency room, general surgery, psychiatrics, ICU diagnostic imaging, and pharmacy. Operations commenced in late 1997. Full-time operation began in March 1998. While Beijing United generally transacts its business in local Chinese currency it can receive payments in U.S. dollars.

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONSOLIDATION

      The consolidated financial statements include accounts of the Company and its subsidiaries or controlled enterprises. Minority interest is derived from the Company's 10% partner share of the earnings of Beijing United and 30% equity partner interest in Shanghai United. The Company also holds a 40% interest in Natural Formula Asia Limited accounted for using the equity method, netted in other assets. Significant intercompany balances and transactions are eliminated.

REVENUE RECOGNITION

      Sales and most commissions are recognized upon product shipment. Costs associated with shipping, handling, installation, after-sale servicing and warranty are not significant and are recognized in cost of sales as they are incurred.

      Revenues related to services provided by HCS are recognized in the period services are provided. Costs associated with such services are recognized in the period incurred.

INVENTORIES

      Inventory purchased to fill executed sales contracts and purchase orders that remain undelivered at year-end (merchandise inventory), service parts and inventory of peripheral components are stated at the lower of cost or market using the specific identification method. In addition, two wholly foreign owned subsidiaries maintain merchandise inventory based on expected sales targets.

      Certain items are purchased for demonstration purposes and subsequent sale (demonstration inventory). Management monitors the salability of such demonstration inventory and reduces the carrying amount to net realizable value when there is any impairment in value.

      Inventory items held by HCS are stated at the lower of cost or market using the average cost method.

PROPERTY AND EQUIPMENT

      Property and equipment, including such assets held by HCS, are stated at historical cost. The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. Depreciation is computed on the straight line method over the estimated useful lives of the related assets. Useful lives for office equipment, vehicles and furniture and fixtures range from 5 to 7 years. Leasehold improvements are amortized by the straight-line method over the shorter of the estimated useful lives of the improvements or the lease term. Certain medical equipment is depreciated over three years.

      The Company assesses the impairment of long-lived assets including intangible assets in accordance with Statement of Financial Standards No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS. SFAS No. 144 establishes one accounting model to be used for long-lived assets to be disposed of by sale and broadens the presentation requirements of discontinued operations to include more disposal transactions. The adoption of this statement did not have a material impact on the Company's results of operation and financial position.

INCOME TAXES

      The Company's U.S. entities are on a June 30 tax fiscal year and beginning in 2001, they filed a consolidated U.S. federal tax return. The U.S. provision for income taxes is computed for each entity in the U.S. consolidated group at the statutory rate based upon each entity's income or loss, giving effect to permanent differences. The Company's foreign subsidiaries file separate income tax returns on a December 31 fiscal year.

      Provisions for income taxes are based upon earnings reported for financial statement purposes and may differ from amounts currently payable or receivable because certain amounts may be recognized for financial reporting purposes in different periods than they are for income tax purposes. Deferred income taxes result from temporary differences between the financial statement amounts of assets and liabilities and their respective tax bases. A valuation allowance reduces the deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

CASH EQUIVALENTS

      The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

FAIR VALUE OF FINANCIAL INSTRUMENTS

      The Company considers the recorded value of its financial instruments, which consist of cash and cash equivalents, trade receivables, commissions receivable and accounts payable, to approximate the fair value of the respective assets and liabilities at December 31, 2002 and 2001.

EARNINGS PER SHARE

      The Company follows Statement of Financial Accounting Standards No. 128, `Earnings per Share' (Statement 128) whereby basic earnings per share excludes any dilutive effects of options, warrants and convertible securities and diluted earnings per share includes such effects. The Company does not include the effects of stock option, warrants and convertible securities for periods when it reports a net loss as such effects would be antidilutive.

STOCK BASED COMPENSATION

      The Company accounts for stock-based compensation to employees under Accounting Principles board ("APB") No. 25 - "Accounting for Stock Issued to Employees", and complies with the disclosure requirements for SFAS No. 123 - "Accounting for Stock-Based Compensation" and SFAS No. 148 - "Accounting for Stock-Based Compensation - Transition and Disclosure."

DIVIDENDS

      The Company has not paid cash dividends to the stockholders of our common stock and any cash dividends that may be paid in the future will depend upon the financial requirements of the Company and other relevant factors. On June 19, 2002 the Company declared a 10% stock dividend to holders of record on July 15, 2002.

RECLASSIFICATIONS

      Certain balances in the 2001 and 2000 financial statements have been reclassified to conform to the 2002 presentation.


NOTE 2.  INVENTORIES

                                                       December 31,
                                                  -----------------------
      Inventories consist of the following:           2002        2001
                                                  -----------  ----------
      Merchandise inventory                        $7,609,000  $4,805,000
      Healthcare services inventory                   240,000     234,000
      Demonstration inventory, net                    840,000     597,000
      Parts and peripherals                         1,657,000   1,729,000
                                                  -----------  ----------
                                                  $10,346,000  $7,365,000
                                                  ===========  ==========

NOTE 3.  PROPERTY AND EQUIPMENT, NET

                                                         December 31,
      Property and equipment, net consists of      ------------------------
      the following:                                  2002          2001
                                                   ----------    ----------
      Furniture and equipment                      $5,408,000    $4,594,000
      Vehicles                                        109,000       109,000
      Leasehold improvements                        5,594,000     3,610,000
                                                   ----------    ----------
                                                   11,111,000     8,313,000
      Less: accumulated depreciation and
        amortization                               (3,983,000)   (3,562,000)
                                                   ----------    ----------
                                                   $7,128,000    $4,751,000
                                                   ==========    ==========


NOTE 4.  DEBT

SHORT TERM

      The Company has a $1,750,000 credit facility with First National Bank of Maryland for short-term working capital needs, standby letters of credit, and spot and forward foreign exchange transactions. Balances outstanding under the facilities are payable on demand, fully secured and collateralized by government securities acceptable to the Bank having an aggregate fair market value of not less than $1,945,000. As of December 31, 2002, letters of credit issued by the bank amounted to approximately $362,000 and $1,346,000 were outstanding under the line of credit facility. Borrowings under the credit facility bear interest at 1% over three month London Interbank Offered Rate ("LIBOR").

      The Company's hospital has recently completed short term financing arrangements in China with Hongkong Shanghai Banking Corp. ("HSBC") for up to $600,000 in revolving loans or standby credit. Terms of the agreement are customary, with the interest rate being 1.75% over the 3 month Singapore Interbank Money Market Offer Rate ("SIBOR"). The hospital has agreed to utilize HSBC for a certain portion of its credit card settlement business. As of December 31, 2002 this line of credit had $600,000 outstanding.

LONG TERM

      The Company has signed an agreement with a major supplier whereby the supplier has agreed to provide long term (one and one-half years on transactions to date) payment terms on our purchases of medical equipment from the supplier. The arrangement carries an interest component of five percent. Due to this vendor financing the Company has recorded long-term loan payable of $3,609,000 as of December 31, 2002.

      The following table sets forth our debt obligations as of December 31, 2002:

                     TOTAL        2003        2004       2005      2006     2007    THEREAFTER
                   ----------  ----------  ----------  --------  --------  -------  ----------
Line of credit     $1,946,000  $1,946,000  $        0   $     0  $     0   $     0    $    0
Vendor financing    3,609,000           0   3,609,000         0        0         0         0


NOTE 5.  STOCKHOLDERS' EQUITY

COMMON STOCK

      The Class B common stock and the common stock are substantially identical on a share-for-share basis, except that the holders of Class B common stock have six votes per share on each matter considered by stockholders and the holders of common stock have one vote per share on each matter considered by stockholders. Each share of Class B common stock will convert at any time at the option of the original holder thereof into one share of common stock and is automatically converted into one share of common stock upon (i) the death of the original holder thereof, or, if such stocks are subject to a stockholders agreement or voting trust granting the power to vote such shares to another original holder of Class B common stock, then upon the death of such original holder, or (ii) the sale or transfer to any person other than specified transferees.

      The Company issued a 10% stock dividend to stockholders of record (except Class B common stock) as of the close of business on June 19, 2002. A similar 10% dividend was previously issued to stockholders of record as of the close of business on September 13, 2000.

STOCK OPTION PLAN

      The Company's 1994 Stock Option Plan (the "Plan") provided for the grant, at the discretion of the board of directors, of (i) options that were intended to qualify as incentive stock options ("Incentive Stock Options") within the meaning of Section 422A of the Internal Revenue Code to certain employees, consultants and directors, and (ii) options not intended to so qualify (Nonqualified Stock Options) to employees, consultants and directors. At the Company's 2001 annual meeting the stockholders approved an 800,000 increase in the amount of stock authorized for issuance. No further options may be granted under the Plan, which terminated effective April 27, 2004.

      The Plan is administered by the Board of Directors, which determined the terms of options, including the exercise price, the number of shares subject to the options and the terms and conditions of exercise. No option granted under the Plan is transferable by the optionee other than by will or the laws of descent and distribution and each option is exercisable during the lifetime of the optionee only by such optionee.

      The exercise price of options granted under the Plan must be at least equal to the fair market value of such shares on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting rights of our outstanding capital stock, the exercise price of any Incentive Stock Option may be not less than 110% of the fair market value on the date of grant. With respect to any Incentive Stock Option granted to a participant who owns stock possessing more than 10% of the total combined voting power of all classes of our outstanding capital stock, the maximum term is five years.

      The following is a summary of stock option activity during the years ended December 31, 2002, 2001 and 2000:

                                         Weighted             Weighted            Weighted
                                         Average              Average             Average
                                         Exercise             Exercise            Exercise
                                 2002     Price      2001       Price     2000     Price
                               --------  --------  ---------  ---------  -------  ---------
Options outstanding,
beginning of year:             838,404     $2.54    840,084      $2.49   185,272     $3.00
   Granted                     128,508      2.60    112,240       2.34   685,992      2.41
   Exercised                   (37,300)     2.18          0       0       (4,000)     2.28
   Canceled                       (196)     2.08   (113,920)      2.05   (27,180)     2.31
                               --------            ---------             -------
Options outstanding, end of
  year                         929,416      2.35    838,404       2.54   840,084      2.49

      Options exercisable at December 31, 2002 and 2001, were 886,752 and 736,128, respectively, with a weighted average exercise prices of $2.34 and $2.55, respectively. The weighted average exercise price of options outstanding is $2.35 and $2.54 and the weighted average remaining contractual life of such options is 7.68 and 8.6 years respectively as of December 31, 2002 and 2001.

      The Company accounts for stock-based compensation to employees under Accounting Principles board ("APB") No. 25 - "Accounting for Stock Issued to Employees", and complies with the disclosure requirements for SFAS No. 123 - "Accounting for Stock-Based Compensation" and SFAS No. 148 - "Accounting for Stock-Based Compensation - Transition and Disclosure." Had compensation cost for these plans been determined consistent with SFAS No. 123, the Company's net earnings and earnings per share ("EPS") would have been reduced to the following pro-forma amounts (in thousands, except per share data):

                                                2002      2001      2000
                                              --------  --------  --------
      Net earnings, as reported                 $259      $384      $641
      Deduct: total stock-based employee
      compensation expense determined under
      fair value method for all awards, net
      of related tax effects                     (24)     (158)     (514)
                                              --------  --------  --------
      Net earnings, pro-forma                   $235      $226      $127
                                              ========  ========  ========
      Pro forma earnings per share:
      EPS, basic     As reported                 $.07      $.10      $.17
      EPS, basic     Pro forma                   $.06      $.06      $.03
      EPS, diluted   As reported                 $.07      $.10      $.17
      EPS, diluted   Pro forma                   $.06      $.06      $.03

      The fair value of each option is estimated at the date of grant using a modified Black-Scholes option pricing model, with the following weighted-average assumptions for 2002, 2001 and 2000: dividend yield 0.00%; expected volatility of 62.3%; risk-free interest rate of 3.00%; and expected life of 7.0 years.

SHARES OF COMMON STOCK RESERVED

      As of December 31, 2002 the Company has reserved 1,930,000 shares of common stock for issuance upon exercise of stock options and Class B common stock convertibility.


NOTE 6.  EARNINGS PER SHARE

      Share and EPS information has been retroactively adjusted to give effect to stock splits, each in the form of a 100% stock dividend. The stock splits were announced by the Company on August 6, 2003 with a record date of August 18, 2003 and on December 29, 2003 with a record date of January 10, 2004.

      The following is a reconciliation of the numerators and denominators of the basic and diluted Earnings per Share ("EPS") computations for net income and other related disclosures:

                                         For the year ended December 31, 2002
                                       -----------------------------------------
                                          Income        Shares        Per-Share
                                       (Numerator)   (Denominator)     Amount
                                       -----------   -------------    ----------
   Net income/Basic EPS                 $259,000      3,699,052         $  .07
   Effect of dilutive securities:
       warrants and options                  ---         97,288          (0.00)
                                       -----------   -------------    ----------
   Net income/Diluted EPS               $259,000      3,796,340         $  .07
                                       ===========   =============    ==========

                                         For the year ended December 31, 2001
                                       -----------------------------------------
                                          Income        Shares        Per-Share
                                       (Numerator)   (Denominator)      Amount
                                       -----------   -------------    ----------
   Net income/Basic EPS                 $384,000      3,667,204         $  .10
   Effect of dilutive securities:
       warrants and options                             283,432          (0.00)
                                       -----------   -------------    ----------
   Net income/Diluted EPS               $384,000      3,950,636         $  .10
                                       ===========   =============    ==========

                                         For the year ended December 31, 2000
                                       -----------------------------------------
                                          Income        Shares        Per-Share
                                       (Numerator)   (Denominator)     Amount
                                       -----------   -------------    ----------
   Net income/Basic EPS                 $641,000      3,665,132         $  .17
   Effect of dilutive securities:
       warrants and options                             119,976          (0.00)
                                       -----------   -------------    ----------
   Net income/Diluted EPS               $641,000      3,785,108         $  .17
                                       ===========   =============    ==========

      Options to purchase 929,416, 838,404, and 840,084 shares of common stock between $6.87 and $33.05 were outstanding during most of 2002, 2001 and 2000 respectively. See Note 5.


NOTE 7.  INCOME TAXES

      The Company's provision for (benefit from) income taxes consists of the following for the year ended December 31:

                                            2002          2001          2000
                                         ----------     ---------     ---------
   Current:
      Federal                                   $0            $0            $0
      Foreign                              545,000       249,000       220,000

      State                                      0        34,000             0
                                         ----------     ---------     ---------
                                           545,000       283,000       220,000
   Deferred:
      Federal                             (681,000)     (190,000)            0
      State                               (104,000)      (42,000)            0
      Foreign                                    0      (128,000)      (81,000)
                                         ----------     ---------     ---------
                                          (785,000)     (360,000)      (81,000)
                                         ----------     ---------     ---------
                                         $(240,000)     $(77,000)     $139,000
                                         ==========     =========     =========

      Significant components of the Company's deferred tax liabilities and assets are as follows as of December 31:

                                                          2002          2001
                                                       ----------   ------------
       Deferred tax liabilities:
           Unremitted earnings on Foreign subsidiaries         $0   $(1,054,000)

       Deferred tax assets:
           Allowance for doubtful accounts                286,000       233,000
           Sales commissions                              114,000        54,000
           Net operating loss carryforwards               949,000     1,991,000
           Foreign tax credit                                   0       210,000
           Other                                           (1,000)      244,000
                                                       ----------   ------------
           Subtotal                                     1,348,000     1,678,000
           Less valuation allowance                      (456,000)   (1,446,000)
                                                       ----------   ------------
       Net deferred tax asset                            $892,000      $232,000
                                                       ==========   ============

      The Company's effective income tax rate varied from the statutory federal income tax rate for the year ended December 31 as follows:

                                                 2002       2001         2000
                                              ---------   ----------  ----------
   Statutory federal income tax rate              34.0%       34.0%       34.0%
   Adjustments:
      State income taxes, net of federal
        benefit                                    4.0         4.0         3.5
      Foreign tax rate differential            3,036.0      (188.0)      (31.5)
      Use of net operating losses             (5,289.0)      (42.0)      (20.7)
      Change in valuation allowance           (3,474.0)      (75.0)       34.0
      Other, including permanent differences   4,426.0       242.0        (1.5)
                                              ---------   ----------  ----------
                                              (1,263.0)%     (25.0)%      17.8%
                                              =========   ==========  ==========

      Due to the Company's global restructuring plan, it expects to be able to make use of a portion of its U.S. federal net operating losses, and accordingly, recorded $660,000 in 2002 and $232,000 in 2001 reduction in its deferred tax valuation allowance on previously fully reserved tax losses. The Company expects the tax benefits from these net operating losses will be realized in 2003 or 2004. The remaining net deferred tax assets have been fully reserved.

      The Company has U.S. Federal net operating losses of approximately $2.3 million that expire in 2014 through 2022. The Company also has foreign losses from China of approximately $1,677,000 that expire in 2003 and 2007.


NOTE 8.  COMMITMENTS

LEASES

      The Company leases office space, warehouse space, and space for both Beijing United and Shanghai United under operating leases. Future minimum payments under these noncancelable operating leases consist of the following:

             Year ending December 31:
                     2003                                   $1,454,000
                     2004                                    1,137,000
                     2005                                      994,000
                     2006                                      993,000
                     2007                                      993,000
                     Thereafter                              6,653,000
                                                           -----------
                     Net minimum rental commitments        $12,224,000
                                                           ===========

      The above leases require the Company to pay certain pass through operating expenses and rental increases based on inflation. Rental expense was approximately $1,499,000, $1,026,000, and $953,000 for the years ended
December 31, 2002, 2001 and 2000, respectively.


NOTE 9.  CONCENTRATIONS OF CREDIT RISK

      Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, trade receivables and commission receivables. Substantially all of the Company's cash and cash equivalents at December 31, 2002 and 2001 were held by two U.S. financial institutions. All of the Company's sales during the years were to end-users located in China or Hong Kong. Most of the Company's sales are accompanied by down payments of either cash or letters of credit with one Chinese financial institution. Sales on extended payment terms usually have down payments in the form of a letter of credit and additional payments are secured through several methods. The Company generally does not grant extended payment terms for greater than 20% of a contract value unless there are exceptional circumstances. Before extended payment terms are provided, the Company performs a thorough review of the local operation, secures a guarantee from higher authorities than the end-user, and performs other steps as needed. All of the Company's medical services provided by Beijing United were performed in China for patients residing in China. Substantially all of the payments received for such services were denominated in local currency; however, the Company is authorized to accept payment in other currencies.

      The Company conducts its marketing and sales and provides its services exclusively to buyers located in China, including Hong Kong. The medical services and products provided by Beijing United and the marketing of such services are performed exclusively for/to patients in China. The Company's results of operations and its ability to obtain financing could be adversely affected if there was a deterioration in trade relations between the United States and China.

      Of the Company's net assets at December 31, 2002 and 2001, approximately $16,760,000 and $15,660,000, respectively, of such assets are located in China, consisting principally of cash, receivables, inventories, property improvements, equipment, and certain liabilities. See Note 10 also.


NOTE 10.  SIGNIFICANT CUSTOMERS/SUPPLIERS

      Substantially all China purchases of the Company's U.S.-Dollar sales of products, regardless of the end-user, are made through Chinese foreign trade corporations ("FTCs"). Although the purchasing decision is made by the end-user, which may be an individual or a group having the required approvals from their administrative organizations, the Company enters into formal purchase contracts with FTCs. The FTCs make purchases on behalf of the end-users and are authorized by the Chinese government to conduct import business. FTCs are chartered and regulated by the government and are formed to facilitate foreign trade. The Company markets its products directly to end-users, but in consummating a sale the Company must also interact with the particular FTC representing the end-user. By virtue of the Company's direct contractual relationship with the FTC, rather than the end user, the Company is to some extent dependent on the continuing existence of and contractual compliance by the FTC until a particular transaction has been completed. In 2002 the Company recorded sales to Instrimpex FTC of $8,821,000; this is the only customer over 10% of total sales.

      Purchases from three suppliers were each over 10% of total cost of goods. These were Siemens ($11,233,000), Becton-Dickenson ($11,145,000) and L'Oreal ($7,168,000) for the year ended December 31, 2002. Purchases over 10% for the year ended December 31, 2001 were Siemens, ($9,330,000), Becton-Dickenson ($4,949,000) and Tyco ($5,356,000). In 2000 only Siemens, ($9,616,000) was over
10% of cost of goods. The Company has entered into a security arrangement to ensure the payment of Siemens accounts payable.


NOTE 11.  SEGMENT REPORTING

      As a result of the growth the chief decision making officer requested to split the former Healthcare Products Distribution segment into Medical Capital Equipment and Healthcare Products Distribution. The Company now has three reportable segments: Medical Capital Equipment, Healthcare Products Distribution and Healthcare Services. The Company evaluates performance and allocates resources based on profit or loss from operations before income taxes, not including gains or losses on our investment portfolio. For the year ended December 31, 2000 the three segment disclosure was impracticable to compute and therefore has been shown as originally reported.

      The following segment information has been provided per Statement of Financial Accounting Standards No. 131, `Disclosures about Segments of an Enterprise and Related Information':

For the year ended December 31, 2002:

                               Medical      Healthcare
                               Capital      Products        Healthcare
                              Equipment    Distribution      Services         Total
                            -----------    ------------     -----------    -----------
Assets                      $21,354,000    $10,616,000     $11,156,000     $43,126,000

Sales and service revenue   $28,708,000    $28,946,000     $12,963,000     $70,617,000
Gross Profit                  7,822,000      3,856,000             n/a             n/a
Gross Profit %                       27%            13%            n/a             n/a
Income (loss) from
  operations                   $198,000      $(639,000)       $536,000         $95,000
Other (expense) net                                                           (126,000)
Minority interest                                                               50,000
                                                                           -----------
Income before income taxes                                                     $19,000
                                                                           ===========

For the year ended December 31, 2001:

                               Medical     Healthcare
                               Capital      Products        Healthcare
                              Equipment    Distribution      Services         Total
                            -----------    ------------     -----------    -----------
Assets                      $17,511,000     $8,987,000      $6,871,000     $33,369,000

Sales and service revenue   $25,819,000    $21,520,000      $8,779,000     $56,118,000
Gross Profit                  7,451,000      2,842,000             n/a             n/a
Gross Profit %                       29%            13%            n/a             n/a
Income (loss) from
  operations                   $439,000    $(1,316,000)       $476,000       $(401,000)
Other income, net                                                              726,000
Minority interest                                                              (18,000)
                                                                           -----------
Income before income taxes                                                    $307,000
                                                                           ===========

For the year ended December 31, 2000:

                                             Healthcare      Healthcare
                                              Products        Services        Total
                                           ------------     -----------    -----------
Assets                                     $30,847,000      $5,651,000     $36,498,000

Sales and service revenue                  $39,049,000      $6,015,000     $45,064,000
Gross profit                                 9,529,000             n/a             n/a
Gross profit %                                      24%            n/a             n/a
(Loss) income from operations                  (66,000)        218,000         152,000
Other income, net                                                              664,000
Minority interest                                                              (36,000)
                                                                           -----------
Income before income taxes                                                    $780,000
                                                                           ===========

      Intersegment transactions were eliminated for the years ended December 31, 2002, 2001 and 2000.

NOTE 12.  SELECTED QUARTERLY DATA (UNAUDITED)

(thousands except per share data)

                                           First    Second     Third    Fourth
For the year ended December 31, 2002:     Quarter   Quarter   Quarter   Quarter
                                          -------   -------   -------   -------
Revenues                                  $15,578   $14,968   $17,801   $22,270
Gross profit from operations                4,656     4,973     6,361     7,078
(Loss) income before income taxes            (305)     (612)      400       536
Net (loss) income                            (192)     (411)      176       686
Basic (loss) earnings per share of
common stock                                 (.05)     (.11)      .05       .19
Diluted (loss) earnings per share of
common stock                                 (.05)     (.11)      .04       .19
Cash dividends per share of common stock      .00       .00       .00       .00

                                            First    Second     Third    Fourth
For the year ended December 31, 2001:      Quarter   Quarter   Quarter   Quarter
                                           -------   -------   -------   -------
Revenues                                   $10,606   $13,201   $13,447   $18,864
Gross profit from operations                 3,657     4,215     4,407     5,413
Income (loss) before income taxes              129      (140)      178       139
Net income (loss)                               25      (225)      109       475
Basic earnings (loss) per share of
common stock                                   .01      (.06)      .03       .13
Diluted earnings (loss) per share of
common stock                                   .01      (.06)      .03       .12
Cash dividends per share of common stock       .00       .00       .00       .00

                           CHINDEX INTERNATIONAL, INC.
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                                   (UNAUDITED)

                                                      December 31,   March 31,
                                                          2003          2003
                                                      -----------   -----------
                                     ASSETS
Current assets:
   Cash and cash equivalents                           $4,952,000    $5,956,000
   Trade accounts receivable, less allowance for
   doubtful accounts of $1,462,000 and $1,001,000,
   respectively                                        14,205,000    15,030,000
   Inventories, net                                     9,567,000    10,886,000
   Income taxes receivable                                      0       133,000
   Deferred income taxes                                1,742,000       892,000
   Other current assets                                 2,218,000     1,523,000
                                                      -----------   -----------
           Total current assets                        32,684,000    34,420,000
Property and equipment, net                             8,869,000     7,285,000
Other assets                                              570,000       635,000
                                                      -----------   -----------
           Total assets                               $42,123,000   $42,340,000
                                                      ===========   ===========

            LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable and accrued expenses              $21,756,000   $22,865,000
   Accrued contract training                              804,000       930,000
   Short term loan payable                              6,499,000       696,000
   Income taxes payable                                   112,000             0
                                                      -----------   -----------
           Total current liabilities                   29,171,000    24,491,000
Long term loan payable                                    154,000     3,734,000
                                                      -----------   -----------
           Total liabilities                           29,325,000    28,225,000
Minority interest                                          10,000        71,000
Stockholders' equity:
   Preferred stock, $.01 par value, authorized
   500,000 none issued                                          0             0
   Common stock, $.01 par value, 6,800,000 shares
   authorized, including 800,000 designated Class B:
      Common stock - 3,043,152  and 2,933,232
      shares issued and outstanding at December 31
      and March 31, respectively                           30,000        29,000
      Class B stock - 775,000 shares issued and
      outstanding at December 31 and March 31,
      respectively                                          8,000         8,000
   Additional capital                                  17,602,000    17,356,000
   Accumulated other comprehensive income                   9,000         9,000
   Accumulated deficit                                 (4,861,000)   (3,358,000)
                                                      -----------   -----------
           Total stockholders' equity                  12,788,000    14,044,000
           Total liabilities, minority interest and   -----------   -----------
           stockholders' equity                       $42,123,000   $42,340,000
                                                      ===========   ===========

      The accompanying notes are an integral part of the financial statements. Share information retroactively adjusted to give effect to the stock splits, each in the form of a 100% stock dividend, announced by the Company on August 6, 2003 and December 29, 2003.

                           CHINDEX INTERNATIONAL, INC.
               CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                       Three months ended           Nine months ended
                                    ------------------------   -------------------------
                                     March 31,     March 31,   December 31,  December 31,
                                       2003          2002          2003          2002
                                    -----------  -----------   -----------   -----------
Total sales and service revenue     $21,849,000  $15,578,000   $63,159,000   $55,039,000

Cost and expenses
   Cost of goods and services sold   15,147,000   10,922,000    42,831,000    36,627,000
   Salaries and payroll taxes         3,977,000    3,043,000    12,541,000    10,420,000
   Travel and entertainment             419,000      437,000     2,060,000     2,164,000
   Other                              2,084,000    1,469,000     7,522,000     5,440,000
                                    -----------  -----------   -----------   -----------
Income (loss) from operations           222,000     (293,000)   (1,795,000)      388,000
Minority interest                             0            0             0        50,000
Other (expenses) and income
   Interest expense                     (51,000)      (4,000)     (186,000)      (50,000)
   Interest income                       14,000       15,000        39,000        44,000
   Miscellaneous income (expense)
   -net                                 (29,000)     (23,000)       90,000      (108,000)
                                    -----------  -----------   -----------   -----------
Income (loss) before income taxes       156,000     (305,000)   (1,852,000)      324,000
(Provision for) benefit from
  income taxes                          (80,000)     113,000       349,000       127,000
                                    -----------  -----------   -----------   -----------
Net income (loss)                      $ 76,000    $(192,000)  $(1,503,000)    $ 451,000
                                    ===========  ===========   ===========   ===========
Net income (loss) per common
  share - basic                          $ 0.02       $(0.05)      $ (0.40)       $ 0.12
                                    ===========  ===========   ===========   ===========
Weighted average shares
  outstanding - basic                 3,708,232    3,672,460     3,735,861     3,707,402
                                    ===========  ===========   ===========   ===========
Net income (loss) per common
  share - diluted                        $ 0.02       $(0.05)      $ (0.40)       $ 0.12
                                    ===========  ===========   ===========   ===========
Weighted average shares
outstanding - diluted                 3,715,908    3,672,460     3,735,861     3,757,781
                                    ===========  ===========   ===========   ===========

The accompanying notes are an integral part of the financial statements. Share information retroactively adjusted to give effect to the stock splits, each in the form of a 100% stock dividend. The stock splits were announced by the Company on August 6, 2003 with a record date of August 18, 2003 and on December 29, 2003 with a record date of January 10, 2004.

                           CHINDEX INTERNATIONAL, INC.
                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                              Three months ended         Nine months ended
                                                   March 31,                December 31,
                                           ----------------------    ------------------------
                                              2003        2002          2003         2002
                                           ---------   ----------    -----------   ----------
OPERATING ACTIVITIES
Net income (loss)                            $76,000    $(192,000)   $(1,503,000)    $451,000
Adjustments to reconcile net income
(loss) to net cash provided by (used in)
operating activities:
   Depreciation                              280,000      241,000        961,000      772,000
   Inventory write-down                       31,000       43,000         99,000      101,000
   Provision for doubtful accounts           118,000            0        461,000      280,000
   Deferred tax benefits                           0            0       (850,000)    (660,000)
   Minority interest                               0            0              0      (50,000)

Changes in operating assets and liabilities:
   Trade receivables                       1,047,000      467,000        364,000   (4,010,000)
   Inventories                              (571,000)    (979,000)     1,220,000   (2,146,000)
   Income taxes, net                        (122,000)    (196,000)       245,000      348,000
   Other current assets                      270,000       44,000       (694,000)     147,000
   Other assets                               26,000       67,000         64,000       71,000
   Accounts payable and other
     liabilities                             388,000     (898,000)    (1,235,000)   4,871,000
Net cash provided by (used in)            ----------   ----------     ----------   ----------
  operating activities                     1,543,000   (1,403,000)      (868,000)     175,000

INVESTING ACTIVITIES
   Purchases of property and equipment      (437,000)    (323,000)    (2,545,000)  (3,067,000)
   Investment in equity joint venture              0            0              0       (2,000)
Net cash used in investing activities     ----------   ----------     ----------   ----------
                                            (437,000)    (323,000)    (2,545,000)  (3,069,000)

FINANCING ACTIVITIES
   (Payment) proceeds of short term
   loan payable                           (1,250,000)     502,000      2,223,000    4,855,000
   Exercise of stock options                       0       56,000        247,000       25,000
   Funds (paid to) received from
   minority investor                               0            0        (61,000)     120,000
Net cash provided by financing            ----------   ----------     ----------   ----------
  activities                              (1,250,000)     558,000      2,409,000    5,000,000

Effect of foreign exchange rate
changes on cash and cash equivalents               0       22,000              0       (3,000)
Net (decrease) increase in cash and       ----------   ----------     ----------   ----------
  cash equivalents                          (144,000)  (1,146,000)    (1,004,000)   2,103,000
Cash and cash equivalents at beginning
  of period                                6,100,000    5,459,000      5,956,000    4,313,000
Cash and cash equivalents at end of       ----------   ----------     ----------   ----------
  period                                  $5,956,000   $4,313,000     $4,952,000   $6,416,000
                                          ==========   ==========     ==========   ==========

The accompanying notes are an integral part of the financial statements.

                           CHINDEX INTERNATIONAL, INC.
               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                   (UNAUDITED)

                                          Common Stock-                               Accumulated
                       Common Stock          Class B                                    Other
                     ------------------  ----------------  Additional   Accumulated  Comprehensive
                      Shares    Amount   Shares   Amount     Capital      Deficit    (Loss)/Income     Total
                     --------  --------  -------  -------  -----------  -----------  -------------  -----------
Balance at
  January 1, 2002    2,895,932  $29,000  775,000  $8,000   $17,275,000   $3,693,000)   ($8,000)     $13,611,000
---------------------------------------------------------------------------------------------------------------
Net income                                                                  259,000                     259,000
Foreign
currency
  translation
  adjustment                                                                             17,000          17,000
Comprehensive
  income                                                                                                276,000
Options
exercised               37,300        0                         81,000                                   81,000
                     ------------------------------------------------------------------------------------------
Balance at
  December 31, 2002  2,932,232  $29,000  775,000  $8,000   $17,356,000  ($3,434,000)     $9,000     $13,968,000
---------------------------------------------------------------------------------------------------------------
Net income                                                                   76,000                      76,000
Foreign currency
  translation
  adjustment                                                                                  0               0
Comprehensive
  income                                                                                                 76,000
                     ------------------------------------------------------------------------------------------
Balance at
  March 31, 2003
  (unaudited)        2,932,232  $29,000  775,000  $8,000   $17,356,000  ($3,358,000)     $9,000     $14,044,000
---------------------------------------------------------------------------------------------------------------
Net loss                                                                 (1,503,000)                 (1,503,000)
Foreign
currency
  translation
  adjustment                                                                                  0               0
Comprehensive
loss                                                                                                 (1,503,000)
Options
exercised              178,524    1,000                        246,000                                  247,000
---------------------------------------------------------------------------------------------------------------
Balance at
  December 31, 2003
  (unaudited)        3,043,152  $30,000  775,000  $8,000   $17,602,000  ($4,861,000)     $9,000     $12,788,000
---------------------------------------------------------------------------------------------------------------

                           CHINDEX INTERNATIONAL, INC.
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 1.  BASIS OF PRESENTATION

      The accompanying unaudited consolidated condensed financial statements of Chindex International, Inc. (the "Company") have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine-month period ended December 31, 2003 and the three-month period ended March 31, 2003 are not necessarily indicative of the results that may be expected for the year.

      On March 31, 2003, the Company's Board of Directors approved a change in its fiscal year end from December 31 to March 31. The transition period began January 1, 2003 and ended March 31, 2003. The Company's new fiscal year began April 1, 2003 and ended March 31, 2004. With this change, the Company's new fiscal year now coincides with its material business cycle.

      The share information has been restated after giving retroactive effect to the stock split, in the form of a stock dividend, announced by the Company on August 6, 2003 and having a record date of August 18, 2003 and a second stock split announced by the Company on December 29 and having a record date of January 10, 2004.

NOTE 2.  INVENTORIES
                                                  December 31,    March 31,
                                                      2003           2003
                                                  ------------   -----------
Merchandise inventory                              $6,609,000     $7,933,000
Healthcare services inventory                         235,000        221,000
Demonstration inventory, net                          951,000        968,000
Parts and peripheral inventory                      1,772,000      1,764,000
                                                  ------------   -----------
                                                   $9,567,000    $10,886,000
                                                  ============   ===========


NOTE 3.  PROPERTY AND EQUIPMENT
                                                  December 31,    March 31,
                                                      2003           2003
                                                  ------------   -----------
Furniture and equipment                            $7,346,000     $5,588,000
Vehicles                                              109,000        109,000
Leasehold improvements                              6,639,000      5,851,000
                                                   14,094,000     11,548,000
Less: accumulated depreciation and amortization    (5,225,000)    (4,263,000)
                                                  ------------   -----------
                                                   $8,869,000     $7,285,000
                                                  ============   ===========

NOTE 4.  NET INCOME (LOSS) PER SHARE

      Share and EPS information have been retroactively adjusted to give effect to stock splits, each in the form of a 100% stock dividend. The stock splits were announced by the Company on August 6, 2003 with a record date of August 18, 2003 and on December 29, 2003 with a record date of January 10, 2004.

      The following table sets forth the computation of basic and diluted Earnings Per Share, or EPS, or Loss Per Share, or LPS, for the periods indicated:

                                      For the three months ended March 31, 2003
                                      -----------------------------------------
                                       Net Income       Shares        Per-Share
                                      (Numerator)   (Denominator)      Amount
                                      -----------   -------------    ----------
Net income/Basic LPS                     $76,000     3,708,232         $0.02
Effect of dilutive securities:
   Warrants and options                                  7,676         (0.00)
                                                    -------------
Net income/Diluted LPS                   $76,000     3,715,908         $0.02
                                      ===========   =============    ==========

                                      For the three months ended March 31, 2002
                                      -----------------------------------------
                                        Net Loss       Shares       Per-Share
                                      (Numerator)   (Denominator)     Amount
                                      -----------   -------------    ----------
Net loss/Basic EPS                     $(192,000)    3,672,460        $(0.05)
Effect of dilutive securities:
   warrants and options                                  *
                                                    -------------
Net loss/Diluted EPS                   $(192,000)    3,672,460        $(0.05)
                                      ===========   =============    ==========

                                              For the nine months ended
                                                  December 31, 2003
                                      -----------------------------------------
                                        Net Loss       Shares       Per-Share
                                      (Numerator)   (Denominator)     Amount
                                      -----------   -------------    ----------
Net loss/Basic LPS                   $(1,503,000)    3,735,861        $(0.40)
Effect of dilutive securities:
   warrants and options                                  *
                                                    -------------
Net loss/Diluted LPS                 $(1,503,000)    3,735,861        $(0.40)
                                      ===========   =============    ==========

                                              For the nine months ended
                                                  December 31, 2002
                                      -----------------------------------------
                                       Net Income      Shares       Per-Share
                                      (Numerator)   (Denominator)     Amount
                                      -----------   -------------    ----------
Net income/Basic EPS                    $451,000     3,707,402         $0.12
Effect of dilutive securities:
   warrants and options                                 50,379         (0.00)
                                                    -------------
Net income/Diluted EPS                  $451,000     3,757,781         $0.12
                                      ===========   =============    ==========

* excluded because effect would be anti-dilutive

      STOCK-BASED COMPENSATION: The Company accounts for stock options under the provisions of Accounting Principles board Opinion ("APB") No. 25, under which no compensation expense is recognized when the stock options are granted to colleagues and directors at fair market value as of the grant date. The Company's 1994 Stock Option Plan (the "Plan") provided for the grant, at the discretion of the Board of Directors, of (i) options that were intended to qualify as incentive stock options ("Incentive Stock Options") within the meaning of Section 422A of the Internal Revenue Code to certain employees, consultants and directors, and (ii) options not intended to so qualify ("Nonqualified Stock Options") to employees, consultants and directors. No further options may be granted under the Plan, which terminated effective April 27, 2004. There were 20,000 options granted in the nine months ended December 31, 2003 and 124,000 options granted in the three months ended March 31, 2003.

      Had compensation cost for the plan been determined as required under SFAS No. 123, "Accounting for Stock-Based Compensation," amended by SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure," our pro forma net (loss) income and pro forma (loss) earnings per share would have been as follows:

                                                            Nine months ended
                           Three months ended March 31,        December 31,
                           ---------------------------   -----------------------
                               2003          2002            2003        2002
                           ------------   ------------   -----------  ----------
Net income (loss)
   As reported                $76,000     $(192,000)     $(1,503,000)   $451,000
   Pro Forma                  $41,000     $(197,000)     $(1,510,000)   $433,000
Basic income (loss) per
  share
   As reported                  $0.02        $(0.05)          $(0.40)      $0.12
   Pro Forma                    $0.01        $(0.05)          $(0.40)      $0.12
Diluted income (loss) per
  share
   As reported                  $0.02        $(0.05)          $(0.40)      $0.12
   Pro Forma                    $0.01        $(0.05)          $(0.40)      $0.12


NOTE 5.  RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

      In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." Among other provisions, this Statement eliminates the requirement that gains and losses from extinguishment of debt be classified as extraordinary items. SFAS No. 145 became effective for the Company on January 1, 2003. Upon adoption of SFAS No. 145, the Company now reclassifies losses on extinguishments of debt that were classified as extraordinary items in prior periods when such prior periods are presented.

      In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, rather than when a company commits to an exit plan as was previously required. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The new standard will result in the Company recognizing liabilities for any future restructuring activities at the time the liability is incurred rather than the past method of recognizing the liability upon the announcement of the plan and communication to colleagues.

      In November 2002, the FASB issued FASB Interpretation No. ("FIN") 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 elaborates on the disclosures to be made by a guarantor about our obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The recognition and measurement provisions of FIN 45 are effective for all guarantees issued or modified after December 31, 2002. The Company currently does not have any guarantees requiring disclosure under FIN 45.

      In January 2003, the FASB issued FIN 46, "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51." FIN 46 addresses consolidation by business enterprises of certain variable interest entities that are currently not consolidated. FIN 46 is effective for variable interests created after January 31, 2003 and to variable interest entities in which an enterprise obtains an interest after that date. For variable interest entities in which the Company holds a variable interest that it acquired before February 1, 2003, the Interpretation is applicable as of the end of the first interim period after March 31, 2004. The Company is currently analyzing the impact of FIN 46 on its condensed consolidated financial statements.

NOTE 6.  SEGMENT INFORMATION

      The Company has three reportable segments: Medical Capital Equipment, Healthcare Products Distribution and Healthcare Services. The Company evaluates performance and allocates resources based on profit or loss from operations before income taxes, not including gains or losses on our investment portfolio.

 ------------------------------------------------------------------------------
|                          |  Medical  | Healthcare  |             |           |
|                          | Capital   |  Products   | Healthcare  |           |
|As of March 31, 2003:     |Equipment  |Distribution |  Services   |   Total   |
|------------------------------------------------------------------------------|
|Assets                    |$19,521,000| $12,571,000 |$10,248,000  |$42,340,000|
|------------------------------------------------------------------------------|
|For the three months ended March 31, 2003:                                    |
|------------------------------------------------------------------------------|
|Sales and service revenue | $7,716,000| $10,663,000 | $3,470,000  |$21,849,000|
|------------------------------------------------------------------------------|
|Gross Profit              |  2,474,000|   1,097,000 |        n/a  |        n/a|
|------------------------------------------------------------------------------|
|Gross Profit %            |        32%|         10% |        n/a  |        n/a|
|------------------------------------------------------------------------------|
|Income (loss) from        |           |             |             |           |
|operations                |   $521,000|  $(121,000) | $(178,000)  |   $222,000|
|------------------------------------------------------------------------------|
|Other expense, net                                                |   (66,000)|
|------------------------------------------------------------------------------|
|Minority interest                                                 |          0|
|------------------------------------------------------------------------------|
|Income before taxes                                               |   $156,000|
 ------------------------------------------------------------------------------

 ------------------------------------------------------------------------------
|                          |  Medical  | Healthcare  |             |           |
|                          | Capital   |  Products   | Healthcare  |           |
|As of March 31, 2002:     |Equipment  |Distribution |  Services   |   Total   |
|------------------------------------------------------------------------------|
|Assets                    |$14,771,000| $10,535,000 | $7,553,000  |$32,859,000|
|------------------------------------------------------------------------------|
|For the three months endedMarch 31, 2002:                                     |
|------------------------------------------------------------------------------|
|Sales and service revenue | $6,653,000|  $6,126,000 | $2,799,000  |$15,578,000|
|------------------------------------------------------------------------------|
|Gross Profit              |  1,439,000|     767,000 |        n/a  |        n/a|
|------------------------------------------------------------------------------|
|Gross Profit %            |        22%|         12% |        n/a  |        n/a|
|------------------------------------------------------------------------------|
|(Loss) income from        |           |             |             |           |
|operations                | $(174,000)|  $(161,000) |    $42,000  | $(293,000)|
|------------------------------------------------------------------------------|
|Other expense, net                                                    (12,000)|
|------------------------------------------------------------------------------|
|Minority interest                                                            0|
|------------------------------------------------------------------------------|
|Loss before taxes                                                   $(305,000)|
 ------------------------------------------------------------------------------

 -----------------------------------------------------------------------------
|                         |   Medical   | Healthcare |            |            |
|                         |  Capital    |  Products  | Healthcare |            |
|As of December 31, 2003: | Equipment   |Distribution|  Services  |   Total    |
|------------------------------------------------------------------------------|
|Assets                   |$17,382,000  | $9,526,000 |$15,215,000 | $42,123,000|
|------------------------------------------------------------------------------|
|For the nine months ended December 31, 2003:                                  |
|------------------------------------------------------------------------------|
|Sales and service revenue|$23,991,000  |$27,690,000 |$11,478,000 | $63,159,000|
|------------------------------------------------------------------------------|
|Gross Profit             |  6,374,000  |  3,614,000 |        n/a |         n/a|
|------------------------------------------------------------------------------|
|Gross Profit %           |        27%  |        13% |        n/a |         n/a|
|------------------------------------------------------------------------------|
|Loss from operations     | $(690,000)  | $(456,000) | $(649,000) |$(1,795,000)|
|------------------------------------------------------------------------------|
|Other expense, net                                               |    (57,000)|
|------------------------------------------------------------------------------|
|Minority interest                                                |           0|
|------------------------------------------------------------------------------|
|Loss before taxes                                                |$(1,852,000)|
 ------------------------------------------------------------------------------

 ------------------------------------------------------------------------------
|                         |  Medical   | Healthcare  |            |            |
|                         |  Capital   |  Products   | Healthcare |            |
|As of December 31, 2002: | Equipment  |Distribution |  Services  |   Total    |
|------------------------------------------------------------------------------|
|Assets                   |$21,354,000 | $10,616,000 |$11,156,000 | $43,126,000|
|------------------------------------------------------------------------------|
|For the nine months ended December 31, 2002:                                  |
|------------------------------------------------------------------------------|
|Sales and service revenue|$22,055,000 | $22,820,000 |$10,164,000 | $55,039,000|
|------------------------------------------------------------------------------|
|Gross Profit             |  6,383,000 |   3,089,000 |        n/a |         n/a|
|------------------------------------------------------------------------------|
|Gross Profit %           |        29% |         14% |        n/a |         n/a|
|------------------------------------------------------------------------------|
|Income (loss) from       |            |             |            |            |
|operations               |   $372,000 |  $(478,000) |   $494,000 |    $388,000|
|------------------------------------------------------------------------------|
|Other expense, net                                               |   (114,000)|
|------------------------------------------------------------------------------|
|Minority interest                                                |      50,000|
|------------------------------------------------------------------------------|
|Income before taxes                                              |    $324,000|
 ------------------------------------------------------------------------------

Inter-segment transactions were eliminated for the three months ended March 31, 2003 and 2002 and the nine months ended December 31, 2003 and 2002.

                                     [LOGO]

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table sets forth the expenses, other than underwriting discounts and commissions, in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant.

Securities and Exchange Commission registration fee............     $2,993.29
NASD filing fee................................................         --
Nasdaq listing fees............................................          *
Legal fees and expenses........................................          *
Accounting fees and expenses...................................          *
Transfer agent fees............................................          *
Printing and engraving expenses................................          *
Miscellaneous..................................................          *
                                                                 ---------------
   Total.......................................................     $    *
                                                                 ===============
-----------------
*    To be supplied by amendment.


ITEM 14. INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.

      Section 145 of the General Corporation Law of Delaware provides that directors, officers, employees or agents of Delaware corporations are entitled, under certain circumstances, to be indemnified against expenses (including attorneys' fees) and other liabilities actually and reasonably incurred by them in connection with any suit brought against them in their capacity as a director, officer, employee or agent, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 145 also provides that directors, officers, employees and agents may also be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by them in connection with a derivative suit bought against them in their capacity as a director, officer, employee or agent, as the case may be, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

      Article VII of the registrant's amended and restated bylaws (Exhibit 3.2) requires the registrant to indemnify any person who may be indemnified by a Delaware corporation pursuant to Section 145 of the DGCL in each situation where the registrant is permitted to indemnify such persons.

      Section E(5) of the Securities Purchase Agreement (Exhibit 10.19) provides for indemnification of the selling security holders named herein by the registrant for certain liabilities, including certain liabilities under the Securities Act of 1933, under certain circumstances.

      The registrant maintains a directors and officers liability insurance policy with Carolina Casualty Insurance Company. The policy insures the directors and officers of the registrant against loss arising from certain claims made against such directors or officers by reason of certain wrongful acts. The policy provides for an aggregate limit of liability of $5,000,000.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

      The following is a description of the sale of unregistered securities for the last three years:

      (a) On March 31 and April 1, 2004, the registrant issued an aggregate of 600,000 shares of its common stock and five-year warrants to purchase an additional 120,000 shares of its common stock at $12.00 per share to 18 accredited investors, resulting in aggregate gross proceeds to the registrant $5.4 million. In the transaction, the registrant paid to a placement agent a cash fee of $0.3 million and issued the placement agent the warrant referred to in item (b) below. The registrant issued these securities in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933 as transactions not involving a public offering and Rule 506 thereunder.

      (b) On April 1, 2004, the registrant issued a warrant to purchase an aggregate of 36,000 shares of its common stock for services rendered as a placement agent (referred to in item (a) above). The registrant issued these securities in reliance on the exemption provided by
            Section 4(2) of the Securities Act of 1933 as transactions not involving a public offering and Rule 506 thereunder.

      (c) On or about May 4, 2004, the registrant will issue an aggregate of 900,000 shares of its common stock and five-year warrants to purchase an additional 180,000 shares of its common stock at $12.00 per share to 18 accredited investors, resulting in aggregate gross proceeds to the registrant $8.1 million. In the transaction, the registrant will pay to a placement agent a cash fee of $0.5 million and issue the placement agent the warrant referred to in item (d) below. The registrant will issue these securities in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933 as transactions not involving a public offering and Rule 506 thereunder.

      (d) On or about May 4, 2004, the registrant will issue a warrant to purchase an aggregate of 54,000 shares of its common stock for services rendered as a placement agent (referred to in item (c) above). The registrant will issue these warrants in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933 as transactions not involving a public offering and Rule 506 thereunder.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

      (a)   EXHIBITS

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
  3.1 Certificate of incorporation of the registrant (Incorporated by reference to Annex B to the registrant's proxy statement on Schedule 14A, as filed with the Securities and Exchange Commission on or about June 7, 2002).
  3.2 Bylaws of the registrant. (Incorporated by reference to Annex C to the registrant's proxy statement on Schedule 14A, as filed with the Securities and Exchange Commission on or about June 7, 2002).
  4.1*     Form of specimen certificate representing the registrant's common stock.
  4.2*     Form of specimen certificate representing Class B common stock.
  4.3** Form of Common Stock Purchase Warrant received by investors in connection with the transactions contemplated by the securities purchase agreement dated as of March 29, 2004 among the registrant and each of the purchasers thereunder.
  4.4** Form of Common Stock Purchase Warrant received by placement agent in connection with the transactions contemplated by the securities purchase agreement dated as of March 29, 2004 among the registrant and each of the purchasers thereunder.
  5.1*     Opinion of Hughes Hubbard & Reed LLP.
 10.1 The registrant's 1994 stock option plan, as amended as of July 17, 2001. (Incorporated by reference to Exhibit 10.1 to the registrant's quarterly report on Form 10-Q for the six months ended
           June 30, 2001.)
 10.2 Lease Agreement dated as of March 1994 between the registrant and Central Properties Limited Partnership, relating to the registrant's Bethesda, Maryland facility. (Incorporated by reference to Exhibit
           10.4 to the registrant's registration
           statement (No. 33-78446) on Form SB-2).
 10.3 First Amendment to Lease dated as of June 26, 1996 between the registrant and Central Properties Limited Partnership, relating to additional space at the Company's Bethesda, Maryland facility. (Incorporated by reference to Exhibit 10.5 to the registrant's annual report on Form 10-KSB for the fiscal year ended December 31, 1997.)
 10.4 Lease Agreement dated November 8, 1995 between the School of Posts and Telecommunications and the registrant. (Incorporated by reference to Exhibit 10.14 to the registrant's annual report on Form 10-KSB for the fiscal year ended December 31, 1995.)
 10.5 Amendments Numbers One, Two and Three to the Lease Agreement between the School of Posts and Telecommunications and the registrant dated November 8, 1995, each such amendment dated November 26, 1996. (Incorporated by reference to Exhibit 10.13 to the registrant's annual report on Form 10-KSB for the fiscal year ended December 31, 1997.)
 10.6 Lease Agreement dated May 10, 1998, between the School of Posts and Telecommunications and the registrant relating to the lease of additional space. (Incorporated by reference to Exhibit 10.13 to the registrant's annual report on Form 10-KSB for the fiscal year ended December 31, 1998.)
 10.7 Contractual Joint Venture Contract dated September 27, 1995 between the Chinese Academy of Medical Sciences Union Medical & Pharmaceutical Group Beijing Union Medical & Pharmaceutical General Corporation and the registrant. (Incorporated by reference to Exhibit
           10.16 to the registrant's annual report on Form 10-KSB for the fiscal year ended December 31, 1995.)

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
 10.8 First Investment Loan Manager Demand Promissory Note dated July 10, 1997 between First National Bank of Maryland and Chindex, Inc. (Incorporated by reference to Exhibit 10.16 to the registrant's annual report on Form 10-KSB for the fiscal year ended December 31, 1997.)
 10.9 Distribution Agreement dated October 11, 2001 between Siemens AG and the registrant. (Incorporated by reference to Exhibit 10.18 to the registrant's quarterly report on Form 10-Q for the nine months ended September 30, 2001.)
 10.10 Second amendment to lease dated as of November 24, 2000 between the registrant and Central Properties Limited Partnership, relating to the extension of the lease term for the registrant's Bethesda, Maryland offices. (Incorporated by reference to Exhibit 10.19 to the registrant's annual report on Form 10-K for the fiscal year ended December 31, 2001.)
 10.11 Employment Agreement dated as of September 1, 2001 between the registrant and Roberta Lipson. (Incorporated by reference to Exhibit
           10.20 to the registrant's annual report on Form 10-K for
           the fiscal year ended December 31, 2001.)
 10.12 Employment Agreement dated as of September 1, 2001 between the registrant and Elyse Beth Silverberg. (Incorporated by reference to
           Exhibit 10.21 to the registrant's annual report on Form 10-K for the fiscal year ended December 31, 2001.)
 10.13 Employment Agreement dated as of September 1, 2001 between the registrant and Lawrence Pemble. (Incorporated by reference to Exhibit
           10.22 to the registrant's annual report on Form 10-K for
           the fiscal year ended December 31, 2001.)
 10.14 Employment Agreement dated as of September 1, 2001 between the registrant and Robert C. Goodwin, Jr. (Incorporated by reference to Exhibit 10.23 to the registrant's annual report on Form 10-K for the fiscal year ended December 31, 2001.)
 10.15 Contractual Joint Venture Contract dated February 9, 2002 between Shanghai Changning District Central Hospital and the registrant. (Incorporated by reference to Exhibit 10.24 to the registrant's annual report on Form 10-K for the fiscal year ended December 31, 2001.)
 10.16 Lease Agreement between Shanghai Changning District Hospital and the registrant related to the lease of the building for Shanghai United Family Hospital. (Incorporated by reference to Exhibit 10.25 to the registrant's annual report on Form 10-K for the fiscal year ended December 31, 2001.)
+10.17 Lease Agreement between China Arts & Crafts Import & Export Corporation and Chindex (Beijing) Consulting Incorporated related to the lease of the building for the registrant's main office in Beijing. (Incorporated by reference to Exhibit 10.17 to the registrant's quarterly report on Form 10-Q for the six months ended June 30, 2002.)
 10.18 Agreement between Siemens AG and the Company for long term payment of vendor invoices. (Incorporated by reference to Exhibit 10.18 to the registrant's quarterly report on Form 10-Q for the nine months ended September 30, 2002.)
10.19** Form of Securities Purchase Agreement dated as of March 29, 2004 among the registrant and each of the purchasers thereunder.
 21.1 List of subsidiaries (Incorporated by reference to Exhibit 21.1 to the registrant's annual report on Form 10-K for the fiscal year ended December 31, 2002.)
 23.1**    Consent of Ernst & Young LLP
 23.2      Consent of Hughes Hubbard & Reed LLP (included in their opinion filed as Exhibit 5.1)
 24.1      Power of Attorney (see page II-7)
---------------
*     To be filed by amendment.
**    Filed herewith.
***   Confidential treatment has been granted as to a portion of this exhibit.
+     English translation of summary from Chinese original.

      (b)   FINANCIAL STATEMENT SCHEDULES

      Schedule II -- Valuation and Qualifying Accounts - no other schedules are required.

ITEM 17. UNDERTAKINGS.

      The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as requested by the underwriters to permit prompt delivery to each purchaser.

      The undersigned registrant hereby undertakes that:

      (1) to file, during any period in which offers or sales; are being made, a post- effective amendment to this registration statement:

            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) above do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be, included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on the 23rd day of April, 2004.


                                          CHINDEX INTERNATIONAL, INC.


                                          By:
                                             ---------------------------------
                                              Roberta Lipson
                                              Chairperson of the board,
                                                president and chief executive
                                                officer


                                POWER OF ATTORNEY

      The undersigned directors and officers of Chindex International, Inc. hereby constitute and appoint Lawrence Pemble and Robert C. Goodwin, Jr. and each of them, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorneys-in-fact, or any of them, or their substitutes, shall lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

     SIGNATURES                            TITLE                      DATE

                              Chairperson of the board of        April 23, 2004
                              directors, president and chief
   /S/ROBERTA LIPSON          executive officer (principal
----------------------------  executive officer)
   Roberta Lipson

  /S/ELYSE BETH SILVERBERG    Executive vice president,          April 23, 2004
----------------------------  secretary and director
  Elyse Beth Silverberg

                              Executive vice president --        April 23, 2004
   /S/LAWRENCE PEMBLE         finance and director (principal
----------------------------  financial officer)
    Lawrence Pemble

                              Executive vice president of        April 23, 2004
  /S/ROBERT C. GOODWIN, JR.   operations, general counsel and
----------------------------  director
  Robert C. Goodwin, Jr.

                              Senior vice president --           April 23, 2004
   /S/RONALD ZILKOWSKI        finance and controller
----------------------------  (principal accounting officer)
    Ronald Zilkowski


  /S/JULIUS U. OESTREICHER
----------------------------   Director                          April 23, 2004
   Julius Y. Oestreicher

  /S/CAROL R. KAUFMAN
----------------------------   Director                          April 23, 2004
     Carol R. Kaufman

                                   Schedule II
                        Valuation and Qualifying Accounts

 -----------------------------------------------------------------------------
|                           |  BALANCE  |         |ADDITIONS|          |BALANCE|
|Description                | BEGINNING |Additions|  NOT    |          | END OF|
|(amounts in thousands)     | OF YEAR   |EXPENSED |EXPENSED |DEDUCTIONS|  YEAR |
|                           | --------  |-------- |---------|----------| ------|
|------------------------------------------------------------------------------|
|For the year ended         |           |         |         |          |       |
|  December 31, 2002:       |           |         |         |          |       |
|----------------------------------------------------------------------------- |
|Allowance for doubtful     |           |         |         |          |       |
|  receivables              |    $604   |   $279  |         |          |  $883 |
|----------------------------------------------------------------------------- |
|Deferred tax               |   1,446   |         |         |    990   |   456 |
|                           | -------   |         |         | ------   |-------|
|----------------------------------------------------------------------------- |
|  Total allowances deducted|           |         |         |          |       |
|    from assets            |  $2,050   |   $279  |     $0  |   $990   |$1,339 |
|----------------------------------------------------------------------------- |
|For the year ended         |           |         |         |          |       |
|  December 31, 2001:       |           |         |         |          |       |
|----------------------------------------------------------------------------- |
|Allowance for doubtful     |           |         |         |          |       |
|  receivables              |    $604   |         |         |          | $604  |
|----------------------------------------------------------------------------- |
|Deferred tax               |   3,081   |         |         |  1,635   |1,446  |
|                           | -------   |         |         | ------   |-----  |
|----------------------------------------------------------------------------- |
|  Total allowances deducted|           |         |         |          |       |
|    from assets            |  $3,685   |     $0  |     $0  | $1,635   |$2,050 |
|----------------------------------------------------------------------------- |
|For the year ended         |           |         |         |          |       |
|  December 31, 2000:       |           |         |         |          |       |
|----------------------------------------------------------------------------- |
|Allowance for doubtful     |           |         |         |          |       |
|  receivables              |    $604   |         |         |          |  $604 |
|----------------------------------------------------------------------------- |
|Deferred tax               |   2,816   |         |    265  |          | 3,081 |
|                           | -------   |         | ------  |          |------ |
|----------------------------------------------------------------------------- |
|  Total allowances deducted|           |         |         |          |       |
|    from assets            |  $3,420   |     $0  |   $265  |     $0   |$3,685 |
 -----------------------------------------------------------------------------